Exhibit T3C

EMECO PTY LIMITED

as the Issuer

and

THE ENTITIES LISTED ON SCHEDULE I HERETO

as Note Guarantors

and

THE BANK OF NEW YORK MELLON

as Trustee

Indenture

Dated as of [●], 2017

US$[●] 9.250% Senior Secured Notes due 2022

i

ARTICLE X

Note Guarantees

Section 10.01	The Note Guarantees	111
Section 10.02	Guarantee Unconditional	111
Section 10.03	Discharge; Reinstatement	112
Section 10.04	Waiver by Each Note Guarantor	112
Section 10.05	Subrogation and Contribution	112
Section 10.06	Stay of Acceleration	113
Section 10.07	Limitation on Amount of Note Guarantees	112
Section 10.08	Ranking of Note Guarantees	113
Section 10.09	Delivery of Note Guarantees	113
Section 10.10	No Waiver	113
Section 10.11	Modification	113
Section 10.12	Release of the Note Guarantees	113

ARTICLE XI

Security

Section 11.01	Security for the Obligations of the Issuer	114
Section 11.02	Cooperation with the Security Trustee	116
Section 11.03	Rights of Holders as Beneficiaries under the Amended Security Trust Deed	116
Section 11.04	Authorization of Actions To Be Taken	118
Section 11.05	Release of Collateral	118
Section 11.06	Powers Exercisable by Receiver or Trustee	119
Section 11.07	Amended Security Trust Deed Controls	119
Section 11.08	Recording and Opinions	119
Section 11.09	Certificates of the Issuer	120

ARTICLE XII

Miscellaneous

Section 12.01	Notices	120
Section 12.02	Certificate and Opinion as to Conditions Precedent	122
Section 12.03	Statements Required in Certificate or Opinion	123
Section 12.04	Communication by Holders with Other Holders	123
Section 12.05	Payment Date Other Than a Business Day	123
Section 12.06	Governing Law, Consent to Jurisdiction; Waiver of Jury Trial, Waiver of Immunities	123
Section 12.07	No Adverse Interpretation of Other Agreements	124
Section 12.08	Successors	124
Section 12.09	Duplicate Originals	125
Section 12.10	Separability	125

Section 12.11	Table of Contents and Headings	125
Section 12.12	No Personal Liability of Directors, Officers or Employees	125
Section 12.13	Force Majeure	125
Section 12.14	USA Patriot Act	125
Section 12.15	Anti-Money Laundering and Terrorism	125
Section 12.16	FATCA	126

EXHIBITS

SCHEDULE I	List of Initial Note Guarantors
SCHEDULE II	List of Acceding Note Guarantors
EXHIBIT A	Form of Note
EXHIBIT B	Form of Transfer Notice
EXHIBIT C	Form of Authorization Certificate
EXHIBIT D	Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S During the Restricted Period
EXHIBIT E	Form of Certificate to be Delivered in Connection with Transfers to QIBs
EXHIBIT F	Form Of Certificate to be Delivered in Connection with Transfers to Unrestricted Global Notes
EXHIBIT G	Form of Guarantee Agreement
EXHIBIT H	Form of Certificate to be Delivered in Connection with Transfers Upon and Following Expiration of the Restricted Period
EXHIBIT I	List of Transaction Security

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CROSS-REFERENCE TABLE

Between the Trust Indenture Act of 1939, as amended, and the Indenture

Trust Indenture Act Section	Indenture Section(s)
310(a)(1)	7.11
(a)(2)	7.11
(a)(5)	7.11
(b)	7.01, 7.07
311(a)	7.12
(b)	7.12
312(a)	2.06
(b)	12.04
(c)	12.04
313	7.13, 11.09
314(a)	6.08
(b)	11.08
(c)(1)	12.02
(c)(2)	12.02
(c)(3)	12.02
(d)	11.09
(e)	12.03
315(a)	7.01, 7.02
(b)	6.08, 12.01
(c)	7.01
(d)	7.01
(e)	6.13
316(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	9.02
(b)	6.06, 6.07
(c)	6.16
317(a)(1)	6.09
(a)(2)	6.10
(b)	4.01
318(a)	1.03

NOTE: This Cross-Reference Table shall not, for any purpose, be deemed to be a part of this Indenture.

INDENTURE, dated as of [●], 2017, among (i) Emeco Pty Limited (ACN 12 227 728), a company incorporated under the laws of the Commonwealth of Australia (the “Issuer”), (ii) Emeco Holdings Limited (ACN 112 188 815), a company incorporated under the laws of the Commonwealth of Australia (the “Parent Guarantor”), (iii) the entities listed on Schedule I hereto as the initial Note Guarantors (together with the Parent Guarantor, the “Initial Note Guarantors”, and each, an “Initial Note Guarantor”) and (iv) The Bank of New York Mellon, as the Trustee (in such capacity, the “Trustee”).

RECITALS

WHEREAS, the Issuer has duly authorized the execution and delivery of this Indenture to provide for the issuance of US$[●] in aggregate principal amount of the Issuer’s 9.250% Senior Secured Notes due 2022 (the “Initial Notes”), and, if and when issued, any additional notes having the same terms and conditions as the Initial Notes that may be issued on any later issue date subject to the conditions and compliance with the covenants set forth herein (the “Additional Notes”, and, together with the Initial Notes, the “Notes”).

WHEREAS, all things necessary to make this Indenture a valid agreement of the Issuer, in accordance with its terms, have been done, and the Issuer has done all things necessary to make the Notes issued on the Issue Date, when executed by the Issuer and authenticated and delivered by or on behalf of the Trustee and duly issued by the Issuer, the valid obligations of the Issuer as hereinafter provided.

WHEREAS, each Initial Note Guarantor has duly authorized the execution and delivery of this Indenture as guarantor of the Notes, and all things necessary to make this Indenture a valid agreement of each Initial Note Guarantor, in accordance with its terms, have been done, and each Initial Note Guarantor has done all things necessary to make the Note Guarantees with respect to the Notes issued on the Issue Date, when the Notes are executed and delivered by the Issuer and authenticated and delivered by or on behalf of the Trustee and duly issued by the Issuer, the valid obligations of such Initial Note Guarantor as hereinafter provided.

THIS INDENTURE WITNESSETH

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, the parties hereto covenant and agree, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

“Acceding Note Guarantor” means the entities listed on Schedule II hereto.

“Additional Amounts” has the meaning assigned to such term in Section 4.17(b).

“Additional Notes” has the meaning assigned to such term in the Recitals of this Indenture.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, however, that, for purposes of Section 4.04, Section 4.11 and Section 4.12 only, beneficial ownership of Equity Interests representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) or of rights or warrants to purchase such Equity Interests (whether or not currently exercisable) will be deemed control, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Transaction” has the meaning assigned to such term in Section 4.12.

“Agent” means any Registrar, Paying and Transfer Agent or Authenticating Agent.

“Agent Members” has the meaning assigned to such term in Section 2.07(a).

“Amended Security Trust Deed” means the Existing Security Trust Deed as amended on or around the Issue Date and from time to time, with the initial amendment deed amending the Security Trust Deed.

“Andy’s” means Andy’s Earthmovers (Asia Pacific) Pty Ltd (ACN 146 240 511).

“ANZ” means Australia and New Zealand Banking Group Limited (ACN 005 357 522).

“ANZ/CAT Notes” means the means the US$[●] of Notes that are issued on the Issue Date and held by the Parent Guarantor in treasury and which may be transferred to ANZ and/or CAT to satisfy the Parent Guarantor’s obligations to ANZ and CAT under the HG Receivables Agreement or clause 8.26 of the Restructuring Support Agreement.

“Applicable Base Rate” means the yield to maturity at the time of computation of U.S. Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days (but not more than five Business Days) prior to the redemption date (or, if such statistical release is not so published or available, any publicly available source of similar market date selected by the Issuer in good faith)) most nearly equal to the period from the redemption date to March 31, 2020, provided, however, that if the period from the redemption date to March 31, 2020 is not equal to the constant maturity of a U.S. Treasury security for which a weekly average yield is given, the Applicable Base Rate shall be obtained by a linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of U.S. Treasury securities for which such yields are given, except that if the period from the redemption date to March 31, 2020 is less than one year, the weekly average yield on actually traded U.S. Treasury securities adjusted to a constant maturity of one year shall be used.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the Note; or

(2) the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the Note at March 31, 2020 (such redemption price being set forth in the table appearing in Section 3.02(a) and being calculated exclusive of accrued and unpaid interest and Additional Amounts) plus (ii) all required interest payments due on the Note through March 31, 2020 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Applicable Base Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of the Note, if greater.

For the avoidance of doubt, calculation of the Applicable Premium shall not be a duty or obligation of the Trustee or any Paying and Transfer Agent.

“Asset Disposition” means (i) any direct or indirect sale, lease, transfer, issuance or other disposition, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”) and (ii) any Event of Loss, in each case in one transaction or a series of related transactions, by the Parent Guarantor or any Restricted Subsidiary to any Person, of:

(1) any Equity Interest of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Parent Guarantor or a Restricted Subsidiary);

(2) all or substantially all the assets of any division or line of business of the Parent Guarantor or any Restricted Subsidiary; or

(3) any other assets of the Parent Guarantor or any Restricted Subsidiary;

other than, in the case of clauses (1), (2) and (3) above,

(A)	a disposition by a Restricted Subsidiary to the Parent Guarantor or by the Parent Guarantor or a Restricted Subsidiary to a Restricted Subsidiary;

(B)	a disposition (x) that constitutes a Restricted Payment that is not prohibited by Section 4.04 and (y) of all or substantially all the assets of the Issuer or Parent Guarantor in accordance with Section 5.01;

(C)	a disposition of assets or Equity Interest with a Fair Market Value of, or an Event of Loss in respect of which the Event of Loss Proceeds are, less than US$1.0 million;

(D)	in the ordinary course of business, dispositions of damaged, obsolete or worn-out assets no longer used or useful in the business as then being conducted;

(E)	in the ordinary course of business, trade-ins or exchanges of equipment or other fixed assets for other equipment or fixed assets of equivalent Fair Market Value;

(F)	the sale, lease, rental, transfer, conveyance or other disposition of inventory, products or services, other than fleet and equipment, in the ordinary course of business;

(G)	the disposition of ANZ/CAT Notes contemplated by Section 4.22 of this Indenture;

(H)	the sale, transfer or conveyance of any Equity Interests or other ownership interest in or assets or property, including Indebtedness, of an Unrestricted Subsidiary or any Person that is not a Subsidiary;

(I)	dispositions of accounts receivable or notes receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(J)	a disposition of cash or Temporary Cash Investments;

(K)	the creation of a Lien in accordance with this Indenture;

(L)	the rental, lease, assignment or sublease of any fleet and equipment in the ordinary course of business;

(M)	licenses and sublicenses of software or intellectual property in the ordinary course of business;

(N)	the foreclosure, condemnation or any similar action with respect to any property or other assets or a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims; and

(O)	dispositions of assets other than fleet and equipment in an aggregate amount since the Issue Date of A$5 million.

“Associate” has the meaning given to it in Section 128F(9) of the Income Tax Assessment Act of 1936 of Australia.

“ASX” means the ASX Limited (ABN 98 008 624 691) or the market it operates, as the context requires.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in such transaction) of the obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Australian Accounting Standards” means the financial reporting standards applicable to private and public entities in Australia established by the Australian Accounting Standards Board which are in effect on the Issue Date.

“Australian Dollar Equivalent” means with respect to any monetary amount in a currency other than Australian dollars, at any time for determination thereof, the amount of Australian dollars obtained by converting such foreign currency involved in such computation into Australian dollars at the exchange rate for the purchase of Australian dollars with the applicable foreign currency as published by the Reserve Bank of Australia for the date that is two Business Days prior to such determination.

“Australian Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the Commonwealth of Australia (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the Commonwealth of Australia is pledged and which are not callable at the option of the issuer of such instrument.

“Authenticating Agent” means a Person engaged by the Trustee and authorized by the Trustee to authenticate the Notes in the stead of the Trustee.

“Authorization Certificate” has the meaning assigned to such term in Section 2.02(a).

“Authorized Officer” means, with respect to the Issuer or a Note Guarantor, as applicable, any one person, officer or director (or attorneys appointed by such officer or director), who, in each case, is authorized to represent the Issuer or a Note Guarantor, as the case may be, as designated in an Authorization Certificate furnished to the Trustee.

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2) the sum of all such payments.

A Person shall be deemed the “beneficial owner” of, and shall be deemed to have “beneficial ownership” of any Notes which such Person or any of its Affiliates would be deemed to “beneficially own” within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act if the references to “within 60 days” in Rule 13d-3(d)(1)(i) were omitted, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Board of Directors” means, as to any Person, the board of directors, or other similar body or Person performing a similar function or any duly authorized committee thereof.

“Board Resolution” means any duly adopted resolution of the Board of Directors (or by a committee of the Board of Directors appointed by the Board of Directors for such purpose) taking or approving an action which it is authorized by its organizational documents and applicable law to take or approve (whether such resolution is duly adopted by (i) a meeting duly called and held and, if so required, at which a quorum of disinterested members was present and acting throughout, or (ii) the written consent of the Board of Directors (or by a committee of the Board of Directors appointed by the Board of Directors for such purpose)).

“Business Day” means each day which is not a Legal Holiday.

“Capital Expenditure” means, as to any Person, all expenditures (including by the expenditure of cash or Temporary Cash Investments or the Incurrence of Indebtedness) by the Parent Guarantor or any Restricted Subsidiary during any period that are required to be capitalized under Australian Accounting Standards.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a finance lease for financial reporting purposes in accordance with Australian Accounting Standards, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with Australian Accounting Standards; the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of Section 4.05, a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock or shares;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash” means, as of the last date of any Fiscal Year, the sum of (x) all amounts that are or would be shown in the line item entitled “Cash and cash equivalents” (or any equivalent line item) on the Parent Guarantor’s consolidated statement of financial position as of such date prepared in accordance with Australian Accounting Standards or, if a consolidated statement of financial position is not available as of such date, such other comparable financial information or data then available to the Parent Guarantor minus (y) all cash and cash equivalents included in such amount that (i) are Restricted, (ii) during the reinvestment period contemplated by Section 4.11(b), constitute the proceeds of any Asset Disposition, (iii) constitute the proceeds of an Asset Disposition following the completion of a Proceeds Offer if the Issuer has purchased all Notes tendered in such Proceeds Offer and any such proceeds remain, (iv) constitute the proceeds from the Incurrence of any Permitted Indebtedness or any Equity Offering or (v) represent the amount of interest payable on the Notes within 60 days of the end of the relevant Fiscal Year.

“CAT” means Caterpillar Financial Australia Limited (ACN 006 714 585).

“Certificated Notes” means the Notes, in certificated, registered form, executed and delivered by the Issuer and authenticated and delivered by or on behalf of the Trustee in exchange for the Global Notes, upon the occurrence of the events set forth in the second sentence of Section 2.04(e).

“Change of Control” means the occurrence of any of the following events:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent Guarantor and its Restricted Subsidiaries taken as a whole to any Person (including any “person” as that term is used in Section 13(d) of the Exchange Act) other than any such sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets to an Affiliate for the purposes of reincorporating the Parent Guarantor in Australia provided that such transaction complies with Section 5.01;

(2) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Parent Guarantor;

(3) the adoption of a plan relating to the winding-up, liquidation or dissolution of the Parent Guarantor or the Issuer;

(4) the merger or consolidation of the Parent Guarantor with or into another Person or the merger of another Person with or into the Parent Guarantor, or the sale of all or substantially all the assets of the Parent Guarantor (determined on a consolidated basis) to another Person other than any such transaction involving a merger or consolidation where (A) the outstanding Voting Stock of the Parent Guarantor is converted into or exchanged for Voting Stock of the surviving or transferee corporation and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total Voting Stock of the surviving or transferee corporation; or

(5) the Parent Guarantor ceases to own beneficially or of record, directly or indirectly, all of the Capital Stock of the Issuer.

“Change of Control Offer” has the meaning assigned to such term in Section 4.10.

“Change of Control Payment Amount” has the meaning assigned to such term in Section 4.10.

“Clearstream” means Clearstream Banking, société anonyme, incorporated under the laws of the Grand Duchy of Luxembourg and any successor securities clearing agency.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means the property and assets initially securing the Notes or any Note Guarantee (and any other property and assets that secure the Notes or any Note Guarantee) that become Collateral pursuant to the Security Documents.

“Commodity Agreement” means any commodity futures contract, commodity option or other similar agreement or arrangement with respect to commodity prices.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the most recently ended four consecutive fiscal quarters for which financial statements are available and have been provided to the Trustee to (y) Consolidated Interest Expense for such four fiscal quarter period; provided, however, that:

(1) if the Parent Guarantor or any Restricted Subsidiary has Incurred any Indebtedness (other than Indebtedness Incurred in the ordinary course of business for working capital purposes pursuant to a revolving credit facility) since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

(2) if the Parent Guarantor or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period;

(3) if since the beginning of such period the Parent Guarantor or any Restricted Subsidiary shall have made any Asset Disposition ((x) including, for purposes of this clause (3),

discontinued operations as determined in accordance with Australian Accounting Standards and (y) excluding any Asset Disposition that is a sale of fleet and equipment in the ordinary course of business), EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Parent Guarantor or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Parent Guarantor and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Equity Interest of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Parent Guarantor and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4) if since the beginning of such period the Issuer or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period;

(5) pro forma calculations under clauses (3) and (4) above may include any pro forma expense and cost reductions (i) that would be permitted pursuant to Article XI of Regulation S-X promulgated by the SEC or (ii) have been realized or for which steps taken necessary for realization have been taken; provided, however, that such adjustments are set forth in an officer’s certificate signed by the Parent Guarantor’s chief financial officer that states (A) the amount of such adjustment or adjustments and (B) that such adjustment or adjustments are based on the reasonable and good faith belief of such officer at the time of the execution;

(6) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Parent Guarantor or any Restricted Subsidiary since the beginning of such period) shall have made any asset disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Parent Guarantor or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such asset disposition, Investment or acquisition had occurred on the first day of such period; and

(7) all calculations of “Consolidated Coverage Ratio” (including all calculations of the constituent values comprising such ratio) shall be on a pro forma basis to reflect the Transactions until the Transactions are fully reflected in the financial statements of the Parent Guarantor.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated

Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Parent Guarantor. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness is incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent that such Indebtedness was incurred solely for working capital purposes. Any Person that is a Restricted Subsidiary on the date of determination will be deemed to have been a Restricted Subsidiary at all times during such period.

“Consolidated Interest Expense” means, for any period, the net interest expense of the Parent Guarantor and its consolidated Restricted Subsidiaries in accordance with Australian Accounting Standards for such period, plus, to the extent not included in such net interest expense, and to the extent incurred by the Parent Guarantor or its Restricted Subsidiaries, without duplication:

(1) interest expense attributable to Capital Lease Obligations;

(2) non-recoverable withholding taxes applicable to interest payable in respect of Indebtedness of the Parent and its Restricted Subsidiaries

(3) amortization of debt discount and debt issuance cost;

(4) capitalized interest;

(5) non-cash interest expense;

(6) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(7) net payments pursuant to Hedging Obligations (or minus net payments received) to the extent, and only to the extent, in respect of interest rate protection in respect of Indebtedness;

(8) dividends accrued in respect of all Disqualified Stock of the Parent Guarantor and all Preferred Stock of any Restricted Subsidiary, in each case, held by Persons other than the Parent Guarantor or a Restricted Subsidiary (other than dividends payable solely in Equity Interest (other than Disqualified Stock) of the Parent Guarantor); provided, however, that such dividends will be multiplied by a fraction, the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the Parent Guarantor of such Preferred Stock (expressed as a decimal) for such period (as estimated by a responsible financial or accounting Officer of the Parent Guarantor in good faith);

(9) interest incurred in connection with Investments in discontinued operations;

(10) imputed interest with respect to Attributable Debt;

(11) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Parent Guarantor or any Restricted Subsidiary; and

(12) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Parent Guarantor) in connection with Indebtedness Incurred by such plan or trust.

“Consolidated Net Income” means, for any period, the net income of the Parent Guarantor and its consolidated Subsidiaries in accordance with Australian Accounting Standards for such period; provided, however, that there shall not be included in such Consolidated Net Income:

(1) any net income of any Person (other than the Parent Guarantor) if such Person is not a Restricted Subsidiary, except that:

(a)	subject to the exclusion contained in clause (4) below, the Parent Guarantor’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Parent Guarantor or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

(b)	the Parent Guarantor’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

(2) any net income (or loss) of any Person acquired by the Parent Guarantor or a Subsidiary in a pooling of interests transaction (or any transaction accounted for in a manner similar to a pooling of interests) for any period prior to the date of such acquisition;

(3) solely for the purpose of Section 4.04(a)(3)(A), any net income of any Restricted Subsidiary that is not a Note Guarantor or the Issuer to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally and irrevocably waived, except that:

(a)

subject to the exclusion contained in clause (4) below, the Parent Guarantor’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that actually was distributed by such Restricted Subsidiary during such period to the Parent Guarantor or another

Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

(b)	the Parent Guarantor’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(4) the effect of any non-cash impairment charge affecting goodwill or intangibles or any reversal of such impairment charge;

(5) any gains or losses from the effect of mark-to-market adjustments relating to Hedging Obligations until realized in cash;

(6) the cumulative effect of a change in accounting principles;

(7) any net after-tax gain (or loss) attributable to the early extinguishment or conversion of Indebtedness;

(8) any extraordinary gains or losses; and

(9) any extraordinary gains resulting from the Transactions (including any cancellation of debt income),

in each case, for such period. Notwithstanding the foregoing, for the purposes of Section 4.04 only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Parent Guarantor or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under Section 4.04(a)(3)(D).

“Consolidated Total Assets” means, as of any date of determination, (x) for the purposes of the definition of “Asset Disposition,” the total assets of the Parent Guarantor and its Restricted Subsidiaries on a consolidated basis measured in accordance with Australian Accounting Standards as of the last date of the most recently ended Fiscal Year for which consolidated financial statements of the Parent Guarantor are available and have been provided to the Trustee and (y) for all other purposes, the total assets of the Parent Guarantor and its Restricted Subsidiaries on a consolidated basis measured in accordance with Australian Accounting Standards as of the last date of the most recently ended fiscal quarter for which consolidated financial statements of the Parent Guarantor are available and have been provided to the Trustee; provided, however, that, in each case, such calculation shall be made with such pro forma adjustments as are appropriate and consistent with the pro forma adjustments set forth in the definition of “Consolidated Coverage Ratio” (including to reflect the Transactions).

“Contractual Currency” has the meaning assigned to such term in Section 4.20.

“Controller” has the meaning given to it in Section 9 of the Australian Corporations Act 2001 (Cth).

“Corporate Trust Office” means the office of the Trustee at which the corporate trust business of the Trustee is principally administered, which at the date of this Indenture is located at The Bank of New York Mellon, 101 Barclay Street, Floor 21 West, New York, New York 10286, United States of America, Attn: Corporate Trust Administration.

“Co-Trustee” has the meaning assigned to such term in Section 7.10.

“Credit Facility” means the debt facilities for borrowings of up to A$65.0 million under the facility agreement to be entered into on or about the Issue Date among the Issuer, the Note Guarantors and the arranger, agent and lenders named therein, as amended, restated, replaced (whether upon or after termination or otherwise, and whether with the original lenders or otherwise), Refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to terms, conditions, covenants and other provisions, including any extension of the maturity thereof) from time to time by one or more credit facilities, in each case where and to the extent such amendment, restatement, replacement, Refinancing, supplement, modification or change is expressly permitted under the Amended Security Trust Deed.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement with respect to currency exchange rates or values.

“Custodian” means a custodian of the Global Notes for DTC under a custody agreement or any similar successor agreement, which will initially be The Bank of New York Mellon.

“Debt Facilities” means one or more debt facilities (including the Credit Facility) or commercial paper facilities, in each case, with banks or other institutional lenders, providing for revolving loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, including any related guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, replaced (whether upon or after termination or otherwise, and whether with the original lenders or otherwise), Refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, including any extension of the maturity thereof or increase in the amount of available borrowings thereunder.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Depositary” means the depositary of each Global Note, which will initially be DTC.

“Disqualified Stock” means, with respect to any Person, any Equity Interest which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1) matures or is mandatorily redeemable (other than redeemable only for Equity Interest of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the date that is 91 days after the Stated Maturity of the Notes; provided, however, that any Equity Interest that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Equity Interest upon the occurrence of an “asset disposition” or “change of control” occurring prior to the date that is 91 days after the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

(1) the “asset disposition” or “change of control” provisions applicable to such Equity Interest are not more favorable in any material respect to the holders of such Equity Interest than the terms applicable to the Notes and described under Section 4.11 and Section 4.10, respectively; and

(2) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to this Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person in accordance with Australian Accounting Standards.

“DTC” means The Depository Trust Company and its successors.

“EBITDA” for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income, without duplication:

(1) all income tax expense of the Parent Guarantor and its consolidated Restricted Subsidiaries;

(2) Consolidated Interest Expense;

(3) depreciation and amortization expense of the Parent Guarantor and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid item that was paid in cash in a prior period);

(4) any inventory write-up in connection with purchase accounting in respect of acquisitions; and

(5) all other non-cash charges of the Parent Guarantor and its consolidated Restricted Subsidiaries, including any non-cash charges arising from any Interest Rate Agreement or Currency Agreement or otherwise with respect to fluctuations in currency values or with respect to the issuance, exercise, cancellation or appreciation of options and other grants in connection with Equity Interest, but excluding, in each case, any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period, less all non-cash items of income of the Parent Guarantor and its consolidated Restricted Subsidiaries (other than accruals of revenue by the Parent Guarantor and its consolidated Restricted Subsidiaries in the ordinary course of business) to the extent increasing Consolidated Net Income, in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income.

“Equity Interest” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any capital contribution to the common equity of the Parent Guarantor or a public or private sale of Equity Interest (other than Disqualified Stock) of the Parent Guarantor to any Person other than to a Restricted Subsidiary of the Parent Guarantor; provided, however, that the aggregate gross cash proceeds received by the Parent Guarantor or any Restricted Subsidiary from such transaction will be no less than US$10.0 million. Notwithstanding the foregoing, neither the Rights Offering nor the issuance of common equity of the Parent Guarantor contemplated by Section 4.22 of this Indenture shall be an “Equity Offering.”

“Euroclear” means Euroclear Bank S.A./N.V. and any successor securities clearing agency.

“Event of Default” has the meaning assigned to such term in Section 6.01.

“Event of Loss” means, with respect to any property or asset (tangible or intangible, real or personal) constituting Collateral, any of the following events:

(1) any loss, destruction or damage of such property or asset;

(2) any institution of any proceeding for the condemnation or seizure of such property or asset or for the exercise of any right of eminent domain;

(3) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or

(4) any settlement in lieu of clauses (2) or (3) above.

“Event of Loss Proceeds” means the aggregate cash proceeds received by or held on behalf of the Parent Guarantor or any of its Restricted Subsidiaries, or the Trustee or the Security Trustee, jointly or severally, from any Person, including any governmental authority, with respect to or in connection with an Event of Loss, including insurance proceeds, condemnation awards or damages awarded by any judgment, net of the direct cost in recovery of such Event of Loss Proceeds (including legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result thereof) and any taxes paid or payable as a result thereof.

“Excess Cash” means, as of the last date of any Fiscal Year, the amount of Cash in excess of:

(1) in the case of each Fiscal Year ending in 2017 and 2018, A$50.0 million; or

(2) in the case of all subsequent Fiscal Years, A$35.0 million.

“Excess Cash Offer” has the meaning assigned to such term in Section 4.14.

“Excess Proceeds” has the meaning assigned to such term in Section 4.11(c).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Existing Andy’s Arrangements” means the (i) HG Receivables Agreement, (ii) obligations of the Parent Guarantor and the Issuer pursuant to clause 8.26 of the Restructuring Support Agreement and (iii) obligations of the Parent Guarantor and its Restricted Subsidiaries under the invoice finance facility made available to Andy’s Earthmovers (Asia Pacific) Pty Ltd (ACN 146 240 511) pursuant to the letter offer from Hermes Capital Australia Pty Ltd (ACN 142 238 435) dated May 11, 2016.

“Existing Security Trust Deed” means the security trust deed, originally dated January 18, 2005 as amended on May 22, 2012 and as further amended on May 14, 2014 among the Security Trustee and the Issuer, and the other parties named therein and who accede from time to time.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Unless otherwise provided in this Indenture, Fair Market Value will be determined in good faith (i) in the case of amounts less than US$10.0 million, by a responsible financial or accounting Officer of the Parent Guarantor, and (ii) in the case of amounts equal to or greater than US$10.0 million, by the Board of Directors of the Parent Guarantor, whose determination will be conclusive and evidenced by a Board Resolution of such Board of Directors; provided, however, that for purposes of Section 4.04(a)(3)(B) if the Fair Market Value of the marketable securities or other property in question is so determined to be in excess of US$20.0 million, such determination must be confirmed by an Independent Qualified Party.

“FATCA” means Sections 1471 through 1474 of the Code (or any amended or successor version) and any current or future regulations or official interpretations thereof.

“FATCA Withholding Tax” means any withholding or deduction pursuant to an agreement described in Section 1471(b) of the Code or otherwise imposed pursuant to FATCA.

“Final Maturity Date” means the date falling on the fifth anniversary of the Issue Date.

“Fiscal Year” means a fiscal year ending June 30.

“Global Notes” has the meaning assigned to such term in Section 2.04(c).

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee Agreement” means a supplemental indenture substantially in the form as in Exhibit G, pursuant to which a Note Guarantor guarantees the Issuer’s obligations with respect to the Notes and this Indenture on the terms provided for in this Indenture.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“HG Receivables Agreement” means the agreement dated on or about the Issue Date between, among others, the Issuer, Andy’s and ANZ as in effect on the Issue Date concerning a receivable due to Andy’s from Hillgrove Copper Pty Ltd..

“Holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Holder Instruction” has the meaning assigned to such term in Section 11.03.

“Incur” means issue, assume, create, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term

“Incurred,” and the term “Incurrence” when used as a noun shall each have a correlative meaning. Solely for purposes of determining compliance with Section 4.03, the accrual of cash interest, the obligation to pay commitment fees, the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or the making of a mandatory offer to purchase such Indebtedness, the accrual of interest or preferred stock dividends, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock and unrealized losses or charges in respect of Hedging Obligations will not be deemed to be an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication, whether or not contingent):

(1) the principal in respect of (A) indebtedness of such Person for borrowed money and (B) indebtedness evidenced by Notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accrued expenses or accounts payable or other liability to trade creditors arising and paid in the ordinary course of business);

(4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bank guarantees, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit, bank guarantees, bankers’ acceptance or similar credit transaction securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit, bank guarantees, bankers’ acceptances or similar credit transactions are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit, bank guarantees, bankers’ acceptances or similar credit transactions);

(5) all Disqualified Stock issued by such Person valued at the greater of its voluntary and involuntary liquidation preference and its maximum fixed repurchase price plus accrued dividends;

(6) any Preferred Stock issued by (a) such Person, if such Person is a Restricted Subsidiary or (b) any Restricted Subsidiary of such Person, valued at the greater of its voluntary and involuntary liquidation preference and its maximum fixed repurchase price plus accrued dividends;

(7) all obligations of the type referred to in clauses (1) through (6) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(8) all obligations of the type referred to in clauses (1) through (7) above of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or assets and the amount of the obligation so secured; and

(9) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

Notwithstanding the foregoing, in connection with the purchase by the Parent Guarantor or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“Indenture” means this indenture (including all Exhibits hereto) as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof and the Trust Indenture Act.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Issuer.

“Initial Lien” has the meaning assigned to such term in Section 4.05.

“Initial Note Guarantors” has the meaning assigned to such term in the first paragraph of this Indenture.

“Interest Payment Date” means (i) January 31 and July 31 of each year, commencing July 31, 2017 and (ii) the Final Maturity Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Interest Record Date” means the dates specified as the interest record dates in the form of the Notes attached hereto as Exhibit A.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Equity Interest, Indebtedness or other similar instruments issued by, such Person. If the Parent Guarantor or any Restricted Subsidiary issues, sells or otherwise disposes of any Equity Interest of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Parent Guarantor or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by the Parent Guarantor or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Parent Guarantor or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment,” Section 4.04 and Section 4.15:

(1) “Investment” shall include the portion (proportionate to the Parent Guarantor’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Parent Guarantor at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Parent Guarantor shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Parent Guarantor’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Parent Guarantor’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

“Investment Grade” means a rating of “AAA,” “AA,” “A” or “BBB,” as modified by a “+” or “-” indication, or an equivalent rating representing one of the four highest rating categories, by S&P or any of its successors or assigns or a rating of “Aaa,” or “Aa,” “A” or “Baa,” as modified by a “1,” “2” or “3” indication, or an equivalent rating representing one of the four highest rating categories, by Moody’s, or any of its successors or assigns or the equivalent ratings of any internationally recognized rating agency or agencies, as the case may be, which shall have been designated by the Issuer as having been substituted for S&P or Moody’s or both, as the case may be.

“Issue Date” means [March 31], 2017.

“Issuer” has the meaning assigned to such term in the first paragraph of this Indenture.

“Junior Secured Debt” means any Obligations of the Issuer or a Note Guarantor that are:

(i) Incurred pursuant to Section 4.03(a)(1) (other than any such Indebtedness that constitutes Payment Priority Obligations, Pari Passu Debt or Unsecured Debt) or Section 4.03(a)(14) (other than any such Indebtedness that constitutes Pari Passu Debt or Unsecured Debt);

(ii) which are (and any related Liens are) subject to and bound by the Amended Security Trust Deed; and

(iii) which are designated by the Issuer as “Junior Secured Debt” under the Amended Security Trust Deed.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York or the States of New South Wales and Western Australia, Commonwealth of Australia.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien (statutory or otherwise), hypothecation, security interest, preference, priority, encumbrance or charge of any kind, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or lease in the nature thereof), any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Majority” the Holders of more than 50% of the aggregate outstanding amount of the Notes.

“Moody’s” means Moody’s Investors Service, Inc., and its successors, or any subsidiary thereof.

“Net Available Cash” from an Asset Disposition means (i) Event of Loss Proceeds and (ii) cash payments received from such Asset Disposition (other than Event of Loss Proceeds), including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form, in each case net of:

(1) all legal, accounting, title, recording tax and other fees, costs, expenses and commissions incurred, and all Federal, state, provincial, foreign and local taxes paid or payable or required to be accrued as a liability under Australian Accounting Standards, as a consequence of such Asset Disposition;

(2) all payments made on any secured Indebtedness required by its terms or the terms of any security agreement with respect thereto or by applicable law to be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

(4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with Australian Accounting Standards, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Parent Guarantor or any Restricted Subsidiary after such Asset Disposition; and

(5) any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Parent Guarantor or any Restricted Subsidiary.

“Net Cash Proceeds,” with respect to any issuance or sale of Equity Interest or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ or other investment banking fees, listing fees, discounts or commissions and brokerage, consultant and other fees, costs and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary other than a Note Guarantor.

“Non-Recourse Debt” means Indebtedness of a Person:

(1) as to which neither the Parent Guarantor nor any of its Restricted Subsidiaries (a) provides any Guarantee, keepwell arrangement or credit support of any kind;

(2) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

(3) the explicit terms of which provide there is no recourse against any of the assets of the Parent Guarantor or its Restricted Subsidiaries.

“Non-U.S. Person” means a Person that is not a U.S. person, as defined in Regulation S.

“Note Guarantee” means a Guarantee by a Note Guarantor of the Issuer’s obligations with respect to the Notes and this Indenture pursuant to this Indenture, including any Guarantee Agreement.

“Note Guarantor” means each Initial Note Guarantor and each other Restricted Subsidiary of the Parent Guarantor that thereafter guarantees the Issuer’s obligations under the Notes and this Indenture pursuant to the terms of this Indenture; provided, however, that “Note Guarantor” does not include any Person whose Note Guarantee has been released in accordance with this Indenture and the Notes.

“Noteholder FATCA Information” means with respect to any Holder or holder of an interest in a Note, information sufficient to eliminate the imposition of, or determine the amount of, U.S. withholding tax under FATCA.

“Noteholder Tax Identification Information” means a properly completed and signed tax certifications (generally, in the case of U.S. Federal Income Tax, IRS Form W-9 (or applicable successor form) in the case of a person that is a “United States Person” within the meaning of Section 7701(a)(30) of the Code or the appropriate IRS Form W-8 (or applicable successor form) in the case of a person that is not a “United States Person” within the meaning of Section 7701(a)(30) of the Code).

“Noteholders’ Scheme” means the compromise or arrangement under Part 5.1 of the Corporations Act 2001 (Cth) of Australia between the Issuer and the holders of the existing notes issued by the Issuer as set out in the Scheme.

“Notes” has the meaning assigned to such term in the Recitals of this Indenture.

“Notes Obligations” means Obligations under the Notes.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

“Offer to Purchase” means any of a Change of Control Offer, an Excess Cash Offer or a Proceeds Offer.

“Officer” means the Chief Executive Officer, Chief Financial Officer, any director, any Senior Vice President or Vice President, the Treasurer, the General Counsel or the Secretary of the Issuer.

“Officers’ Certificate” means a certificate signed by two Officers.

“Offshore Associate” means an Associate: (x) (i) which is a non-resident of the Commonwealth of Australia and does not receive a payment in respect of a Note that the Associate acquired in carrying on a business in Australia at or through a permanent establishment of the Associate in Australia; or (ii) which is a resident of the Commonwealth of Australia and receives a payment in respect of a Note that is acquired in carrying on a business in a country outside Australia at or through a permanent establishment of the Associate in that country; and (y) which does not become a Holder and receive payment in the capacity of a clearing house, paying agent, custodian, funds manager or responsible entity of a registered scheme.

“Opinion of Counsel” means a written opinion from legal counsel which opinion is acceptable to the Trustee; provided, however, that legal counsel shall be entitled to rely on an Officers’ Certificate as to matters of fact. The counsel may be counsel to the Parent Guarantor or any Subsidiary of the Parent Guarantor.

“Orionstone” means Orionstone Holdings Pty Ltd (ACN 603 473 623).

“outstanding” when used with respect to the Notes means, as of the date of determination, all Notes theretofore authenticated and delivered under this Indenture, except:

(1) Notes theretofore cancelled by the Trustee or accepted by the Trustee for cancellation;

(2) Notes for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying and Transfer Agent in trust for the Holders of such Notes; provided, however, that, if such Notes are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefor reasonably satisfactory to the Trustee has been made; and

(3) Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture.

A Note does not cease to be outstanding because the Issuer or any Affiliate of the Issuer holds the Note; provided, however, that in determining whether the Holders of the requisite amount of outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver under this Indenture, Notes owned by the Issuer or any Affiliate of the Issuer or beneficially held for the Issuer or an Affiliate of the Issuer shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such request, demand, authorization, direction, notice, consent or waiver, only Notes for which the Trustee has received an Officers’ Certificate from the Issuer or an Affiliate of the Issuer evidencing such ownership or beneficial holding shall be so disregarded. Notes so owned or beneficially held that have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the reasonable satisfaction of the Trustee the pledgee’s right to act with respect to such Notes and that the pledgee is not the Issuer or an Affiliate of the Issuer.

“Parent Guarantor” has the meaning assigned to such term in the first paragraph of this Indenture.

“Pari Passu Debt” means any Obligations of the Issuer or a Note Guarantor that are:

(i) Incurred pursuant to Section 4.03(a)(1) (other than any such Indebtedness that constitutes Payment Priority Obligations, Junior Secured Debt or Unsecured Debt), Section 4.03(a)(7) (other than any such Indebtedness that constitutes Payment Priority Obligations or Unsecured Debt) or Section 4.03(a)(14) (other than any such Indebtedness that constitutes Junior Secured Debt or Unsecured Debt);

(ii) which are (and any related Liens are) subject to and bound by Amended Security Trust Deed; and

(iii) which are designated by the Issuer as “Pari Passu Debt” under the Amended Security Trust Deed.

“Passed Instructions” has the meaning assigned to such term in Section 11.03.

“Paying and Transfer Agent” means any paying and transfer agent with respect to the Notes and, if other than a Person who is also acting as the Trustee for the purpose of paying amounts due in respect of the Notes, appointed in accordance with Section 4.01(e).

“Payment Date” has the meaning assigned to such term in Section 4.01(a).

“Payment Priority Obligations” means any Obligations of the Issuer or a Note Guarantor that are:

(i)	Incurred pursuant to (x) Section 4.03(a)(1) (other than any such Indebtedness that constitutes Pari Passu Debt, Junior Secured Debt or Unsecured Debt) or (y) Section 4.03(a)(7) (other than any such Indebtedness that constitutes Pari Passu Debt, Junior Secured Debt or Unsecured Debt) either:

a.	solely in respect of any Interest Rate Agreements or Currency Agreements that hedge Indebtedness incurred under this Indenture and which are designated by the Issuer as “Super Senior Hedging Secured Money” under the Amended Security Trust Deed; or

b.	which are designated by the Issuer as “Credit Facility Secured Money” under the Amended Security Trust Deed; and

(ii)	which are (and any related Liens are) subject to and bound by the Amended Security Trust Deed.

“Permitted Collateral Liens” means:

(1) Liens on the Collateral to secure Payment Priority Obligations, Pari Passu Debt or Junior Secured Debt; and

(2) Liens on Collateral consisting of up to A$250,000 of cash and deposit accounts in which such cash is deposited to secure Indebtedness outstanding under transaction banking arrangements; and

(3) Liens on the Collateral that are described under the definition of “Permitted Liens” in one or more clauses (1), (2), (3), (4), (5), (6), (7), (8), (9) (to the extent in relation to each of clauses (8) and (9) that the acquired assets become Collateral and any Liens on such assets at the time they are acquired are not released), (11), (12), (13) (to the extent such Liens secure a Refinancing (or successive Refinancing) as a whole, or in part of any Indebtedness secured by a Lien referred to in clauses (8) and (9)), (14), (15), (16), (17), (18), (19), (20), (21), (24) and (25) of the definition of Permitted Liens.

“Permitted Indebtedness” has the meaning assigned to such term in Section 4.03.

“Permitted Investment” means:

(1) an Investment in the Parent Guarantor or a Restricted Subsidiary;

(2) an Investment in another Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3) an Investment in another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Parent Guarantor or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(4) an Investment in cash and Temporary Cash Investments;

(5) an Investment in receivables owing to the Parent Guarantor or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Parent Guarantor or any such Restricted Subsidiary deems reasonable under the circumstances;

(6) commission, payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(7) loans or advances to employees made in the ordinary course of business consistent with past practices of the Parent Guarantor or such Restricted Subsidiary in an aggregate principal amount not to exceed US$250,000 at any one time outstanding;

(8) Investments received in compromise or settlement of debts created in the ordinary course of business and owing to the Parent Guarantor or any Restricted Subsidiary, in compromise or settlement of litigation, arbitration or other disputes with Persons who are not Affiliates, or in satisfaction of judgments;

(9) an Investment in any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to Section 4.11;

(10) an Investment in any Person where such Investment was acquired by the Parent Guarantor or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Parent Guarantor or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Parent Guarantor or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(11) an Investment in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Parent Guarantor or any Restricted Subsidiary;

(12) Investments consisting of Hedging Obligations Incurred in the ordinary course of business (and not for speculative purposes);

(13) Investments made solely in exchange for the issuance of Equity Interest (other than Disqualified Stock) of the Parent Guarantor;

(14) Guarantees of Indebtedness of the Issuer or a Restricted Subsidiary otherwise permitted to be Incurred under Section 4.03;

(15) an Investment in any Person to the extent such Investment exists on the Issue Date and is described in an Officer’s Certificate delivered to the Trustee on or about the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date and so described, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

(16) Investments held by any Person (other than an Affiliate of the Parent Guarantor) that becomes a Restricted Subsidiary of the Parent Guarantor; provided, however, that such Investments were not acquired in contemplation of the acquisition of such Person;

(17) deposits paid in the ordinary course of business;

(18) Investments consisting of take-or-pay obligations contained in supply agreements relating to products or services of a type that the Parent Guarantor or its Restricted Subsidiaries use, lease, rent or sell in the ordinary course of business;

(19) leases to, or rental arrangements with, customers in the ordinary course of business; or

(20) additional Investments (including Investments in joint ventures and/or Unrestricted Subsidiaries), when taken together with all other Investments made pursuant to this clause (20) and outstanding on the date such Investment is made, do not exceed:

(a) US$15.0 million; or

(b) if at any time after 30 June 2018 the Total Leverage Ratio is less than 3.5 to 1.0, the greater of US$25.0 million and 3.5% of Total Assets.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments and other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings; provided, however, that any reserve or other appropriate provision as is required in conformity with Australian Accounting Standards has been made therefor;

(4) Liens or deposits to secure the performance of statutory or regulatory obligations or of surety, appeal, indemnity or performance bonds, warranty and contractual requirements, bank guarantees or equivalent instruments or to secure the performance of tenders, bills or contracts or other obligations of a like nature or letters of credit, in each case issued pursuant to the request of and for the account of such Persons in the ordinary course of its business; provided, however, that such bond, guarantee, instrument, letters of credit or obligation do not constitute Indebtedness;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness Incurred under Section 4.03(a)(11) to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any other property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(7) for 180 days after the Issue Date only, Liens on cash or cash accounts securing Indebtedness outstanding as of the Issue Date of the Issuer, an Initial Note Guarantor or an Acceding Note Guarantor referred to in Section 4.03(a)(8); provided, however, that the aggregate amount of Indebtedness secured by any such Lien shall not exceed A$13.0 million and provided that where the Indebtedness is denominated in a currency other than Australian dollars, the amount of such Indebtedness will be the Australian Dollar Equivalent determined as of the date of incurrence of such Indebtedness;

(8) Liens on property or Equity Interest of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that such Liens are not created or incurred in connection with or in contemplation of such acquisition and that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(9) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that such Liens are not created or incurred in connection with or in contemplation of such acquisition and that the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(10) Liens securing Indebtedness or other obligations of a Note Guarantor owing to the Issuer or a Note Guarantor;

(11) leases and subleases of real property that do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(12) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(13) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (8) or (9); provided, however, that:

(A)	such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(B)	the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (7), (8) or (9) at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(14) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(15) customary Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of banker’s acceptances issues or credit for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(16) customary Liens granted to the Trustee to secure its compensation and indemnities pursuant to this Indenture;

(17) any customary cross charge between members of a joint venture over joint venture assets securing obligations to contribute to that joint venture or repay other joint venturers who contribute to the joint venture in default of the charger doing so;

(18) Liens encumbering customary initial deposits in the ordinary course of business;

(19) Liens created for the benefit of (or to secure) the Notes or the Note Guarantees (other than Additional Notes);

(20) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;

(21) Liens that are contractual rights of netting or set-off (i) entered into in the ordinary course of banking or business arrangements for the purpose of netting or setting off debit or credit balances (but only if (x) the arrangement does not permit credit balances of the Parent Guarantor or a Restricted Subsidiary to be netted or set-off against debit balances of an Unrestricted Subsidiary and (y) not given in connection with the Incurrence of Indebtedness); (ii) relating to pooled deposit or sweep accounts of the Parent Guarantor or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent Guarantor and its Restricted Subsidiaries; or (iii) relating to purchase orders and other agreements entered into with customers of the Parent Guarantor or any of its Restricted Subsidiaries in the ordinary course of business;

(22) (x) Liens on property or assets securing Indebtedness used or to be used to defease or satisfy and discharge the Notes; provided, however, that such defeasance or satisfaction and discharge is not prohibited by this Indenture and (y) Liens on cash and Temporary Cash Investments arising in connection with the defeasance, discharge or redemption of Indebtedness;

(23) any interest or title of a lessor in the property subject to any operating lease (other than any property that is the subject of a Sale/Leaseback Transaction);

(24) a Lien provided by one of the following transactions if the transaction does not secure payment or performance of an obligation: (a) a transfer of an account or chattel paper, (b) a commercial consignment, or (c) any lease of goods (whether or not a PPS Lease), in each case where the terms “account,” “chattel paper,” “commercial consignment” and “PPS Lease” have the respective meanings given in the PPSA; and

(25) other Liens securing obligations that do not exceed US$5.0 million at any one time outstanding.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“PPSA” means the Personal Property Securities Act 2009 (Cth) of Australia.

“Preferred Stock,” as applied to the Equity Interest of any Person, means Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interest of any other class of such Person.

“Principal Office” has the meaning assigned to such term in Section 4.02(a).

“Principal Paying and Transfer Agent” has the meaning assigned to such term in Section 4.02(a).

“Proceeds Offer” has the meaning assigned to such term in Section 4.11(c).

“Pro Forma Information” means pro forma income statement and balance sheet information of the Parent Guarantor and its Subsidiaries (which need not comply with Article 11 of Regulation S-X under the U.S. Securities and Exchange Act of 1934) for (x) the Transactions and (y) any other material acquisitions, dispositions, joint venture or recapitalizations that have occurred since the beginning of the most recently completed Fiscal Year or semiannual period, as the case may be.

“Purchase Money Indebtedness” means Indebtedness (including Capital Lease Obligations) (1) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (2) Incurred to finance the acquisition by the Parent Guarantor or a Restricted Subsidiary of such asset, including additions and improvements, in the ordinary course of business; provided, however, that any Lien arising in connection with any such Indebtedness shall be limited to the specific asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; provided further, that such Indebtedness is Incurred within 180 days after such acquisition of such assets.

“QIB” has the meaning assigned to such term in Section 2.04(c).

“Rating Agency” means each of Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Parent Guarantor (as certified by a Board Resolution of the Board of Directors of the Parent Guarantor) which shall be substituted for Moody’s or S&P or both, as the case may be.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Parent Guarantor or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with this Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;

(4) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes or a Note Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or such Note Guarantee, as the case may be, at least to the same extent as the Indebtedness being Refinanced; and

(5) such Refinancing Indebtedness is incurred by either (a) the Restricted Subsidiary that is the obligor on the Indebtedness being Refinanced or (b) the Issuer or a Note Guarantor.

“Register” has the meaning assigned to such term in Section 2.06.

“Registrar” has the meaning assigned to such term in Section 2.06.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Global Note” has the meaning assigned to such term in Section 2.04(c)(iii).

“Regulation S Securities Act Legend” has the meaning set forth in Section 2.04(d)(ii).

“Related Business” means any business in which the Parent Guarantor or any of its Restricted Subsidiaries was engaged on the Issue Date and any business or activity related, ancillary or complementary to such business.

“Relevant Tax Jurisdiction” has the meaning assigned to such term in Section 4.17(a)(i).

“Replacement Assets” means (1) (a) any properties or assets used or useful in a Related Business that are not classified as current assets under Australian Accounting Standards or (b) any other capital expenditure, (2) all or substantially all the assets of a Related Business or (3) a majority of the Voting Stock of any Person engaged in a Related Business that will become, on the date of acquisition thereof, a Restricted Subsidiary.

“Responsible Officer,” when used with respect to the Trustee, means any officer of the Trustee in the Corporate Trust Office or, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject, and in each case, having direct responsibility for the administration of this Indenture.

“Restricted”, when referring to cash or cash equivalents of the Parent Guarantor and its Restricted Subsidiaries, such cash or cash equivalents that (i) appear (or would be required to appear) as “restricted” on the consolidated balance sheet of the Parent Guarantor (unless such appearance is related to nonconsensual Liens permitted hereunder or Liens in favor of the Collateral Agent for the benefit of the beneficiaries under the Amended Security Trust Deed) or (ii) are subject to any Lien in favor of any Person other than (A) the Collateral Agent for the benefit of such beneficiaries, (B) nonconsensual Liens permitted hereunder or (C) any Lien arising by virtue of any statutory, contractual or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary or financial institution).

“Restricted Certificated Note” has the meaning assigned to such term in Section 2.04(d).

“Restricted Global Notes” has the meaning assigned to such term in Section 2.04(c)(ii).

“Restricted Payment” with respect to any Person means:

(1) the declaration or payment of any dividends or any other distributions (whether made in cash, securities or other property) of any sort in respect of its Equity Interest (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Equity Interest in their capacity as such (other than (A) dividends or distributions payable solely in Equity Interest (other than Disqualified Stock) of the Parent Guarantor, or (B) dividends or distributions payable to the Parent Guarantor or a Restricted Subsidiary);

(2) the purchase, repurchase, redemption, call for redemption, defeasance or other acquisition or retirement for value of any Equity Interest of the Parent Guarantor held by any Person (other than by the Parent Guarantor or a Restricted Subsidiary) or of any Equity Interest of a Restricted Subsidiary held by any Affiliate of the Issuer (other than by the Parent Guarantor or a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Equity Interest (other than into Equity Interest of the Parent Guarantor that are not Disqualified Stock);

(3) the purchase, repurchase, redemption, call for redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Issuer or any Note Guarantor (other than (A) from the Parent Guarantor or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, call for redemption, defeasance or other acquisition or retirement of Subordinated Obligations in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, call for redemption, defeasance or other acquisition or retirement); or

(4) the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Period” means (1) the period of 40 consecutive days beginning on and including the later of (a) the date on which the Initial Notes are first offered to Persons other than distributors (as defined in Regulation S) in reliance on Regulation S and (b) the Issue Date and (2) in the case of the Additional Notes, the period of 40 consecutive days beginning on and including the later of (a) the date on which such Notes are first offered to Persons other than distributors (as defined in Regulation S) in reliance on Regulation S and (b) the date on which the Additional Notes are first issued under this Indenture.

“Restricted Securities Act Legend” has the meaning set forth in Section 2.04(d)(i).

“Restricted Subsidiary” means any Subsidiary of the Parent Guarantor that is not an Unrestricted Subsidiary.

“Restructuring Support Agreement” means the agreement by that name entered into between, among others, the Parent Guarantor, the Issuer, Andy’s, Orionstone and certain of their respective creditors on or about September 23, 2016, as amended on November 2, 2016 and as amended and restated on December 30, 2016.

“Rights Offering” means the rights offering conducted by the Parent Guarantor described in the Scheme Document.

“Rule 144A” means Rule 144A under the Securities Act.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Parent Guarantor or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Parent Guarantor or a Restricted Subsidiary whereby the Parent Guarantor or a Restricted Subsidiary transfers such property to a Person and the Issuer or a Restricted Subsidiary leases it from such Person.

“S&P” means Standard & Poor’s Ratings Group, and its successors.

“Scheme Document” means the explanatory statement pursuant to section 412 of the Australian Corporations Act 2001 (Cth) in connection with the Noteholders’ Scheme.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Act Legend” has the meaning assigned to such term in Section 2.04(d)(ii).

“Security Documents” means the Transaction Security and the Amended Security Trust Deed.

“Security Trustee” means Global Loan Agency Services Australia Nominees Pty Ltd, acting in its capacity as security trustee under the Security Documents, or any successor thereto.

“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of the Parent Guarantor within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“STD Instruction” has the meaning assigned to such term in Section 11.03.

“Subordinated Obligation” means any Indebtedness of the Issuer (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or Indebtedness of a Note Guarantor (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to its Note Guarantee.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, limited liability company, trust or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person (or a combination hereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Successor Issuer” has the meaning assigned to such term in Section 5.01(b)(i).

“Successor Note Guarantor” has the meaning assigned to such term in Section 5.01(c)(1).

“Successor Parent Guarantor” has the meaning assigned to such term in Section 5.01(a)(1).

“Tax Act” means the Income Tax Assessment Act 1936 (Cth) and the Income Tax Assessment Act 1997 (Cth), jointly as applicable.

“Taxes” has the meaning assigned to such term in Section 4.17(a).

“Tax Consolidated Group” means the income tax consolidated group for the purposes of Part 3-90 of the Tax Act of which Emeco Holdings Limited is the head company at the date of this Indenture.

“Tax Sharing Agreement” means the tax sharing agreement contemplated by Section 4.26.

“Tax Funding Agreement” means the tax funding agreement contemplated by Section 4.26.

“Tax Jurisdiction” has the meaning assigned to such term in Section 4.17(a).

“Tax Redemption Date” has the meaning assigned to such term in Section 3.01(a).

“Temporary Cash Investments” means any of the following:

(1) U.S. dollars, Australian dollars, Canadian dollars;

(2) direct obligations (or certificates representing an interest in such obligations) issued by, or unconditionally guaranteed by, the Commonwealth of Australia, Canada, the government of a member state of the European Union (including any agency or instrumentality thereof) that is rated “AA” or higher by S&P and “Aa2” or higher by Moody’s or of the United States of America (including any agency or instrumentality thereof), as the case may be, the payment of which is backed by the full faith and credit of Australia, the relevant member state of the European Union or the United States of America, as the case may be, and which are not callable or redeemable at the Issuer’s option, in each case maturing within one year (unless such securities are deposited to defease or satisfy and discharge any Indebtedness, in which case the maturity of such securities may be longer than one year);

(3) overnight bank deposits, time deposit accounts, certificates of deposit, banker’s acceptances and money market deposits with maturities (and similar instruments) of 12 months or less from the date of acquisition issued by a bank or trust company which is organized under, or authorized to operate as a bank or trust company under, the laws of the Commonwealth of Australia, Canada, a member state of the European Union that is rated “AA” or higher by S&P and “Aa2” or higher by Moody’s or of the United States of America or any state thereof (provided, however, that such bank or trust company has capital, surplus and undivided profits aggregating in excess of US$500 million (or the foreign currency equivalent thereof as of the date of such investment) and whose long-term debt is rated “A-3” or higher by Moody’s or “A—” or higher by S&P or the equivalent rating category of another internationally recognized rating agency) or any branch of any such bank operating in any country in which the Parent Guarantor or a Restricted Subsidiary is operating a Related Business;

(4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (2) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute cash equivalents of the kinds described in clauses (1) through (4) of this definition.

“Total Leverage Ratio” means, as of any date for which reports are provided to the Trustee pursuant to Section 4.16(a)(i) or Section 4.16(a)(ii), the ratio of (x) the aggregate amount of Indebtedness of the Parent Guarantor and its Restricted Subsidiaries outstanding as of such date (calculated on a consolidated basis) to (y) the aggregate amount of EBITDA for the most recently ended four consecutive fiscal quarters.

“Transaction Security” means the security agreements, pledge agreements and collateral assignments granted by the Issuer and/or the Note Guarantors in favor of the Security Trustee, and any other instrument or document executed and delivered pursuant to this Indenture or otherwise or any of the foregoing as the same may be amended, supplemented or otherwise modified from time to time, creating the security interest in the Collateral as contemplated by this Indenture. The “Transaction Security” as of the date of this Indenture is set out in Exhibit I.

“Transactions” means the following transactions:

(a) the acquisition of Andy’s by the Parent Guarantor (and the related issuance of ordinary shares of the Parent Guarantor);

(b) the acquisition of Orionstone by the Parent Guarantor (and the related issuance of ordinary shares of the Parent Guarantor);

(c) the scheme of arrangement described in the Scheme Document;

(d) the issuance of the Notes;

(e) the entry into the Credit Facility; and

(f) the Rights Offering.

“Trustee” means The Bank of New York Mellon until a successor replaces it and, thereafter, means the successor.

“Trust Indenture Act” has the meaning assigned to such term in Section 1.03.

“Unrestricted Global Note” has the meaning assigned to such term in Section 2.04(c).

“Unrestricted Subsidiary” means:

(1) for so long as such Subsidiary complies with the conditions set out in Section 4.15 and have total assets (other than investments in other Unrestricted Subsidiaries) and total revenue (on an unconsolidated basis) of less than A$1.0 million as of and for the most recently completed Fiscal Year:

(a) Emeco (UK) Ltd;

(b) Emeco International Europe BV;

(c) Emeco BV;

(d) Emeco Europe BV; and

(e) PT Prima Traktor IndoNusa,

provided, that if any such Subsidiary ceases to comply with the conditions set out in Section 4.15 or has total assets (other than investments in other Unrestricted Subsidiaries) or total revenue (on an unconsolidated basis) of more than A$1.0 million as of and for the most recently completed Fiscal Year (as applicable), (x) such Subsidiary shall immediately be deemed to be a “Restricted Subsidiary” and (y) the Parent Guarantor shall cause such Subsidiary to become a Note Guarantor and enter into or accede to (as applicable) the Security Documents within 30 days of the date that the Parent Guarantor delivers the report required by Section 4.16(a)(i);

(2) any Subsidiary of the Parent Guarantor which at the time of determination shall have been designated an Unrestricted Subsidiary by the Board of Directors of the Parent Guarantor in the manner provided in Section 4.15; and

(3) any Subsidiary of an Unrestricted Subsidiary.

“Unsecured Debt” means any Obligations of the Issuer or a Note Guarantor that are:

(i) Incurred pursuant to Section 4.03(a)(1) (other than any such Indebtedness that constitutes Payment Priority Obligations, Pari Passu Debt or Junior Secured Debt), Section 4.03(a)(7) (other than any such Indebtedness that constitutes Payment Priority Obligations or Pari Passu Debt) or Section 4.03(a)(14) (other than any such Indebtedness that constitutes Pari Passu Debt or Unsecured Debt);

(ii) which are (and any related Liens are) subject to and bound by the Amended Security Trust Deed; and

(iii) which are designated by the Issuer as “Unsecured Debt” under the Amended Security Trust Deed.

“Unused Amount” has the meaning assigned to such term in Section 4.08.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the option of the issuer thereof.

“U.S. Person” has the meaning assigned to such term in Regulation S.

“Voting Stock” of a Person means all classes of Equity Interest of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Equity Interest of which are owned by the Parent Guarantor or one or more other Wholly Owned Subsidiaries (other than directors’ qualifying shares and shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law, provided, however, that such Restricted Subsidiary is directly or indirectly controlled by the Parent Guarantor).

Section 1.02 Rules of Construction. Unless the context otherwise requires or except as otherwise expressly provided,

(a) an accounting term not otherwise defined has the meaning assigned to it in accordance with Australian Accounting Standards;

(b) “or” is not exclusive;

(c) “including” means including without limitation;

(d) words in the singular include the plural and words in the plural include the singular;

(e) provisions apply to successive events and transactions;

(f) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Section, Article or other subdivision;

(g) all references to any Person include the successors and permitted assigns of that Person;

(h) all references to “Sections,” “Articles,” “clauses,” “Schedules” or “Exhibits” refer to Sections Articles, clauses, Schedules or Exhibits of or to this Indenture unless otherwise indicated;

(i) references to agreements or instruments, or to statutes or regulations, are to such agreements or instruments, or statutes or regulations, as amended, modified or supplemented from time to time (or to successor statutes and regulations);

(j) unless otherwise provided, in the event that a transaction meets the criteria of more than one category of permitted transactions or listed exceptions, the Issuer may classify such transactions as it, in its sole discretion, determines; and

(k) Except as described under Section 4.03, whenever it is necessary to determine whether the Issuer has complied with this Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

Section 1.03 Incorporation by Reference of Trust Indenture Act. If any provision of this Indenture limits, qualifies or conflicts with the duties that would be imposed by any of Sections 310 to 317 of the Trust Indenture Act of 1939, as amended (together with any successor statute, and the rules and regulations promulgated by the SEC thereunder, the “Trust Indenture Act”) through operation of Section 318(c) thereof on any Person if this Indenture were qualified under the Trust Indenture Act, such imposed duties shall control.

All Trust Indenture Act terms used in this Indenture that are defined by the Trust Indenture Act, defined in the Trust Indenture Act by reference to another statute or defined by rules or regulations of the SEC have the meanings assigned to them by such definitions.

ARTICLE II

ISSUE, EXECUTION, FORM AND REGISTRATION OF NOTES

Section 2.01 Authentication and Delivery of Notes. On the Issue Date, the Trustee shall authenticate and deliver US$[●] of Notes, accompanied by an Officers’ Certificate directing such authentication and containing a statement that all conditions precedent to the issuance of such notes have been complied with. From time to time thereafter, Notes may be executed and delivered by the Issuer to the Trustee for authentication, accompanied by an Opinion of Counsel and an Officers’ Certificate directing such authentication and specifying the amount of Notes to be authenticated, the applicable rate at which interest will accrue on such Notes, the date on which the original issuance of such Notes is to be authenticated, the date from which interest will begin to accrue, the date or dates on which interest on such Notes will be payable and the date on which the principal of such Notes will be payable, other terms relating to such Notes and a statement that all conditions precedent to the issuance of such notes have been complied with. The Trustee shall thereupon authenticate and deliver such Notes to or upon the written order of the Issuer (as set forth in such Officers’ Certificate).

The Trustee may appoint one or more Authenticating Agents reasonably acceptable to the Issuer to authenticate Notes. Unless limited by the terms of such appointment, an Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such Authenticating Agent. An Authenticating Agent has the same rights as an Agent to deal with Holders, the Issuer or an Affiliate of the Issuer.

Section 2.02 Execution of Notes and Indenture. (a) The Notes shall be executed by or on behalf of the Issuer by the signature of an Authorized Officer of the Issuer. Such signature may be the manual or facsimile signature of such Authorized Officer. With the delivery of this Indenture, the Issuer is furnishing, and from time to time thereafter in connection with each issuance of Additional Notes and each Guarantee Agreement entered into pursuant to Section 4.09, the Issuer may furnish to the Trustee a certificate substantially in the form of Exhibit C (an “Authorization Certificate”), which is hereby incorporated in and expressly made a part of this Indenture, identifying and certifying the incumbency and specimen (or facsimile) signatures of the Authorized Officers. Until the Trustee and the Authenticating Agent receive a subsequent Authorization Certificate, the Trustee and the Authenticating Agent shall be entitled to conclusively rely on the last Authorization Certificate delivered to them for purposes of determining the Authorized Officers. Typographical and other minor errors or defects in any signature shall not affect the validity or enforceability of this Indenture, any Guarantee Agreement or any Note which has been duly authenticated and delivered by or on behalf of the Trustee.

(b) In case the Authorized Officers who shall have signed any of the Notes or any Guarantee Agreement, as applicable, shall cease to be such Authorized Officers before the Note or Guarantee Agreement shall be authenticated and delivered by or on behalf of the Trustee or any Note disposed of by or on behalf of the Issuer, such Note or Guarantee Agreement, as applicable, nevertheless may be authenticated and delivered or (in the case of a Note) disposed of as though the Persons who signed such Note or Guarantee Agreement, as applicable, had not ceased to be such Authorized Officers; and any Note may be signed on behalf of the Issuer and any Guarantee Agreement may be signed on behalf of the Note Guarantors by such Persons as, at the actual date of the execution of such Note or Guarantee Agreement, as applicable, shall be Authorized Officers, although at the date of the execution and delivery of this Indenture any such Persons were not Authorized Officers.

Section 2.03 Certificate of Authentication. Only such Notes as shall bear thereon a certificate of authentication substantially as set forth in the forms of the Notes in Exhibit A hereto, which are hereby incorporated in and expressly made a part of this Indenture, executed by the Trustee by manual signature of one of its authorized signatories, shall be entitled to the benefits of this Indenture or be valid or obligatory for any purpose. Such certification by the Trustee upon any Note executed by or on behalf of the Issuer shall be conclusive evidence that the Note so authenticated has been duly authenticated and delivered hereunder and that the Holder thereof is entitled to the benefits of this Indenture.

Section 2.04 Form, Denomination and Date of Notes; Payments. (a) The Notes and the certificates of authentication shall be substantially in the form set forth in Exhibit A hereto. On the Issue Date, the Notes shall be issued in the form provided in Section 2.04(c).

The Notes may be issued with appropriate insertions, omissions, substitutions and variations, and may have imprinted or otherwise reproduced thereon such legend or legends, not inconsistent with the provisions of this Indenture, as may be required to comply with any law or with any rules or regulations pursuant thereto, with the rules of any securities market or automated quotation system to which the Issuer or any Note Guarantor is subject, or to conform to general usage.

(b) Each Note shall be dated the date of its authentication. Each Note shall bear interest from the date of issuance thereof or from the most recent Interest Payment Date to which interest has been paid or duly provided for and shall be payable on the dates specified on the face of the form of Note set forth as Exhibit A hereto. Interest on the Notes shall be calculated on the basis of a 360-day year comprised of twelve 30-day months.

(c) Notes offered and sold:

(i) in reliance on Section 3(a)(10) of the Securities Act shall be issued initially in the form of one or more unrestricted Global Notes (each, an “Unrestricted Global Note”) in definitive, fully registered form without interest coupons, in a denomination of US$1,000 or any greater integral multiple of US$1, substantially in the form of Exhibit A hereto;

(ii) within the United States to “qualified institutional buyers” as defined in and pursuant to Rule 144A (each, a “QIB”) shall be issued initially in the form of one or more restricted Global Notes (each, a “Restricted Global Note”), in definitive, fully registered form without interest coupons, in a denomination of US$1,000 or any greater integral multiple of US$1 in the case of Notes, substantially in the form of Exhibit A hereto; and

(iii) outside the United States in offshore transactions in reliance on Regulation S under the Securities Act shall be issued initially in the form of one or more Regulation S Global Notes (each, a “Regulation S Global Note”) (collectively with the Unrestricted Global Notes and the Restricted Global Notes, the “Global Notes”), in definitive, fully registered form without interest coupons, in a denomination of US$1,000 or any greater integral multiple of US$1 in the case of Notes, substantially in the form of Exhibit A hereto.

The aggregate principal amount of the Unrestricted Global Notes, the Restricted Global Notes and the Regulation S Global Notes may from time to time be increased or decreased by adjustments made on the records of the Depositary or the Custodian or its nominee, as hereinafter provided. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

(d) Each Restricted Global Note, each restricted Certificated Note issued in exchange for interests in the Restricted Global Note (each, a “Restricted Certificated Note”) and each Regulation S Global Note during the Restricted Period (and each Certificated Note issued in exchange for interests in the Regulation S Global Note during such Restricted Period) shall bear the following legends as set forth below, unless such Note has been sold pursuant to a registration statement that has been declared effective under the Securities Act and provided, however, that upon and following the expiration of the Restricted Period, such legend included on the Regulation S Global Note (and each Certificated Note issued in exchange for interests in the Regulation S Global Note during such Restricted Period) shall have no effect and may be removed by the Trustee upon direction of the Issuer or the Note Guarantors or, with the written approval of the Issuer or the Note Guarantor, a Holder of any interest in the Regulation S Global Note (or Holder of such Certificated Note):

(i) each Restricted Global Note shall bear the following legend (the “Restricted Securities Act Legend”) on the face thereof:

“NEITHER THIS GLOBAL NOTE NOR ANY BENEFICIAL INTEREST HEREIN HAS BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) TO THE COMPANY, (2) TO A

PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER OR BUYERS IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (3) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (4) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (5) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.

THE HOLDER HEREOF, BY PURCHASING THIS SECURITY, REPRESENTS AND AGREES FOR THE BENEFIT OF THE COMPANY, THE NOTE GUARANTORS AND THE TRUSTEE THAT IT IS (1) A QUALIFIED INSTITUTIONAL BUYER OR (2) NOT A U.S. PERSON AND IS OUTSIDE THE UNITED STATES WITHIN THE MEANING OF (OR AN ACCOUNT SATISFYING THE REQUIREMENTS OF PARAGRAPH (K)(2) OF RULE 902 UNDER) REGULATION S UNDER THE SECURITIES ACT. IN ANY CASE THE HOLDER HEREOF WILL NOT, DIRECTLY OR INDIRECTLY, ENGAGE IN ANY HEDGING TRANSACTION WITH REGARD TO THIS SECURITY EXCEPT AS PERMITTED BY THE SECURITIES ACT. ANY PURPORTED TRANSFER MADE IN VIOLATION OF THE FOREGOING WILL BE VOID AB INITIO AND OF NO FORCE AND EFFECT.”

(ii) each Regulation S Global Note shall bear the following legend (the “Regulation S Securities Act Legend,” and together with the Restricted Securities Act Legend, each a “Securities Act Legend”) on the face thereof:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD OR DELIVERED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON, UNLESS SUCH NOTES ARE REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF IS AVAILABLE. THE FOREGOING SHALL NOT APPLY FOLLOWING THE EXPIRATION OF FORTY DAYS FROM THE LATER OF (I) THE DATE ON WHICH THESE NOTES WERE FIRST OFFERED AND (II) THE DATE OF ISSUANCE OF THESE NOTES.”

(iii) each Global Note (i) shall be delivered by or on behalf of the Trustee to DTC acting as the Depositary or, pursuant to DTC’s instructions, shall be delivered by or on behalf of the Trustee on behalf of DTC to and deposited with the Custodian on behalf of DTC acting as the Depositary, and in either case shall be registered in the name of Cede & Co., or such other name as DTC acting as the Depositary shall specify, and (ii) shall also bear a legend substantially to the following effect:

“UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS SECURITY IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE. ANY PURPORTED TRANSFER MADE IN VIOLATION OF THE FOREGOING WILL BE VOID AB INITIO AND OF NO FORCE AND EFFECT.”

Global Notes may be deposited with such other Depositary that is a “clearing agency” registered under the Exchange Act as the Issuer may from time to time designate in writing to the Trustee, and shall bear such legend as may be appropriate.

(e) If at any time the Depositary notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Notes or if at any time the Depositary shall no longer be a “clearing agency” registered under the Exchange Act, the Issuer shall appoint a successor Depositary with respect to such Global Notes. If (i) a successor Depositary for such Global Notes is not appointed by the Issuer within 90 days after the Issuer receives such notice or becomes aware of such ineligibility, or (ii) an Event of Default has occurred and is continuing with respect to the Notes and any Holder of Notes requests that Certificated Notes be issued, or (iii) the Issuer, at its option, elects to cause the issuance of Certificated Notes under this Indenture, the Issuer will execute, and the Trustee, upon receipt by the Trustee of an Officers’ Certificate of the Issuer directing the authentication and delivery thereof, will authenticate and deliver, Certificated Notes (which may bear the Securities Act Legend) in any authorized denominations in an aggregate principal amount equal to the aggregate principal amount of such Global Notes in exchange for such Global Notes. Persons exchanging interests in the Global Notes for Certificated Notes will be required to provide to the Registrar, through the relevant clearing system, written instructions and other information required by the Issuer and the Registrar to complete, execute and deliver such Certificated Notes.

(f) Global Notes shall in all respects be entitled to the same benefits under this Indenture as Certificated Notes authenticated and delivered hereunder.

(g) The Person in whose name any Note is registered at the close of business on any Interest Record Date next preceding any Interest Payment Date shall be entitled to receive the interest, if any, payable on such Interest Payment Date notwithstanding any transfer or exchange of such Note subsequent to the Interest Record Date and prior to such Interest Payment Date.

Section 2.05 [RESERVED].

Section 2.06 Registration, Transfer and Exchange. The Notes are issuable only in registered form. The Issuer will keep at the office or agency to be maintained for the purpose as provided in Section 4.02 (the “Registrar”), a register (the “Register”) in which, subject to such reasonable regulations as it may prescribe, it will register, and will register the transfers of, Notes as provided in this Article 2. The Issuer will enter into an appropriate agency agreement with any Registrar not a party to this Indenture, which shall incorporate the terms of the Trust Indenture Act as applicable. The agreement shall implement the provisions of this Indenture that relate to such Registrar. The Issuer shall notify the Trustee of the name and address of any such Registrar. If the Issuer fails to maintain a Registrar, the Trustee shall act as such and shall be entitled to appropriate compensation and indemnification therefor pursuant to Section 7.06. The Trustee is hereby appointed as the initial Registrar. The name and address of the registered holder of each Note and the amount of each Note will be recorded in the Register. Such Register shall be in written form in the English language or in any other form capable of being converted into such form within a reasonable time. Such Register shall be open for inspection by or on behalf of the Trustee during normal business hours upon prior written request. The Registrar shall provide a copy of the updated Register every quarter to the Issuer.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders and shall otherwise comply with Section 312(a) of the Trust Indenture Act. If the Trustee is not the Registrar, or to the extent otherwise required under the Trust Indenture Act, the Issuer or a Note Guarantor shall furnish to the Trustee, in writing no later than the Interest Record Date for each Interest Payment Date and at such other times as the Trustee may request in writing within 30 days after the receipt of such request, a list in such form and as of such Interest Record Date as the Trustee may reasonably require of the names and addresses of Holders, including the aggregate principal amount of Notes held by each Holder, provided, however, that the Issuer or a Note Guarantor shall not be obligated to furnish or cause to furnish any such list on Interest Record Dates at any time that the list will not differ in any respect from the most recent list furnished to the Trustee by the Issuer or a Note Guarantor.

Upon due presentation for registration of transfer of any Note, the Issuer shall execute and the Trustee shall, if the applicable requirements of this Indenture are met, subject to Sections 2.08(e) and (f), authenticate and deliver in the name of the transferee or transferees a new Note or Notes in authorized denominations for a like aggregate principal amount.

A Holder may register the transfer of a Note only by written application to the Registrar stating the name of the proposed transferee and otherwise complying with the terms of this

Indenture. No such registration of transfer shall be effected until, and such transferee shall succeed to the rights of a Holder only upon, final acceptance and registration of the transfer by the Registrar in the Register. Prior to the registration of any transfer by a Holder as provided herein, the Issuer, the Trustee and any agent of any of them shall treat the Person in whose name the Note is registered as the absolute owner thereof for all purposes whether or not the Note shall be overdue, and neither the Issuer, the Trustee, nor any such agent shall be affected by notice to the contrary. Furthermore, any Holder of a Global Note shall, by acceptance of such Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by the Depositary, Euroclear and Clearstream and that ownership of a beneficial interest in the Note shall be required to be reflected in a book entry. At the option of such Holder, Notes may be exchanged for other Notes of any authorized denomination and of a like aggregate principal amount, upon surrender of the Notes to be exchanged to the Registrar. When Notes are presented to the Registrar with a request to register the transfer or to exchange them for an equal principal amount of Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if the requirements for such transactions set forth herein are met. To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Notes at the Registrar’s request.

Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Issuer or the Registrar) be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the Holder thereof or his attorney duly authorized in writing in a form satisfactory to the Issuer and the Registrar.

The Issuer may require payment of a sum sufficient to cover any tax, assessment or other governmental charge that may be imposed in connection with any exchange or registration of transfer of Notes (other than any such transfer taxes or other similar governmental charge payable upon exchanges). No service or other additional charge to any Holder shall be made for any such transaction.

Neither the Issuer nor the Registrar shall be required to exchange or register a transfer of (1) any Notes for a period of 15 days immediately preceding the first mailing of notice of redemption of Notes to be redeemed or (2) any Notes called or being called for redemption or tendered for repurchase (and not withdrawn) in connection with an Offer to Purchase, in whole or in part, except the unredeemed or unpurchased portion of any Note being redeemed or repurchased in part.

All Notes issued upon any registration of transfer or exchange of Notes shall be valid obligations of the Issuer, evidencing the same debt and entitled to the same benefits under this Indenture, as the Notes surrendered upon such registration of transfer or exchange.

Claims against the Issuer for the payment of principal of, premium, if any, or interest on the Notes will become void unless presentation for payment is made as required in this Indenture within a period of six years from the date such principal, premium or interest became due.

Section 2.07 Book-entry Provisions for Global Notes. (a) Each Unrestricted Global Note shall (i) be registered in the name of the Depositary or a nominee of the Depositary and

(ii) be delivered to the Custodian on behalf of the Depositary. Each Restricted Global Note initially shall (i) be registered in the name of the Depositary or a nominee of the Depositary, (ii) be delivered to the Custodian on behalf of the Depositary and (iii) bear the Securities Act Legend. Each Regulation S Global Note initially shall (i) be registered in the name of a nominee for the Depositary, (ii) be delivered to the Custodian on behalf of the Depositary and (iii) bear the applicable Securities Act Legend; provided, however, that upon and following the expiration of the Restricted Period, such Securities Act Legend shall have no effect and may be removed by the Trustee upon the direction of the Issuer, or of the Note Guarantors or, with the written approval of the Issuer or the Note Guarantors, a Holder of any interest in a Regulation S Global Note; provided further, that, in each case, the Trustee shall be entitled to receive an Opinion of Counsel confirming that the removal of the Securities Act Legend is permitted under this Indenture. Upon and following the expiration of the Restricted Period, interests in the Regulation S Global Notes may be held by any member of, or participants in, the Depositary, including Euroclear and Clearstream (collectively, the “Agent Members”).

Agent Members shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Custodian, or under the Global Notes, and the Depositary may be treated by the Issuer, the Trustee and any agent of any of them as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of any of them, from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a Holder of any Global Note.

(b) Except as provided in Section 2.08, transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to the Depositary, its successors or their respective nominees. Interests of beneficial owners in a Global Note may be transferred, and transfers increasing or decreasing the aggregate principal amount of Global Notes may be conducted only in accordance with the rules and procedures of the Depositary and, to the extent relevant, the provisions of Section 2.08. In addition, Certificated Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in any Global Note, respectively, only under the circumstances set forth in Section 2.04(e).

(c) Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

(d) In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 2.07(b), the Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuer shall execute, and the Trustee shall authenticate and deliver, to each beneficial owner identified by the Depositary in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Certificated Notes of authorized denominations.

(e) Any Certificated Note delivered in exchange for an interest in a Restricted Global Note pursuant to Section 2.07(b) or Section 2.07(d) shall, except as otherwise provided by Section 2.08(d), bear the Securities Act Legend in accordance with Section 2.08(d).

(f) The registered holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(g) So long as the Global Notes remain outstanding and are held by or on behalf of the Custodian or the Depositary in the relevant clearing system(s), the rules and practice of such clearing system(s) shall apply to the Notes.

Section 2.08 Special Transfer Provisions. Unless and until the Securities Act Legend is removed from a Certificated Note or Global Note pursuant to Section 2.08(d) below, the following additional provisions shall apply to the proposed transfer, exchange or replacement of Certificated Notes or, to the extent relevant to the Trustee, the Paying and Transfer Agent, the Registrar or the Depositary, any beneficial interest in a Global Note:

(a) Transfers to Qualified Institutional Buyers. The following provisions shall apply with respect to the registration of any proposed transfer of a Note (or interest in a Global Note), other than an Unrestricted Global Note or interest therein, to a QIB:

(i) The Registrar shall register the transfer of any Certificated Note containing the Securities Act Legend if (x) the requested transfer is after the time period referred to in Rule 144 under the Securities Act as in effect with respect to such transfer or (y) such transfer is being made by a proposed transferor who has checked the box provided for on the form of Note stating, or has otherwise advised the Issuer and the Registrar in writing, that the sale has been made in compliance with the provisions of Rule 144A to a transferee who has signed the transfer notice provided for on the form of Note or in substantially the form of Exhibit B.

(ii) If the Note to be transferred is a Certificated Note containing the Securities Act Legend and the proposed transferee is an Agent Member holding such interest on behalf of a QIB, upon receipt by the Registrar of (x) the documents referred to in Section 2.08(a)(i) above (if such transfer is pursuant to clause (y) of Section 2.08(a)(i) above) and (y) instructions given in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date of such transfer and an increase in the principal amount of the Restricted Global Note in an amount equal to the principal amount of the Certificated Note to be transferred and the Paying and Transfer Agent shall cancel the Certificated Note so transferred.

(iii) Subject to the rules and procedures of the Depositary, if the proposed interest to be transferred is an interest in the Restricted Global Note, (x) such transfer may be effected only through the book-entry system maintained by the Depositary in compliance with the applicable provisions of the Securities Act Legend and (y) the transferee is required to hold such interest through an Agent Member.

(iv) Subject to the rules and procedures of the Depositary, (x) except as set forth in clause (v) below, during the Restricted Period, an interest in the Regulation S Global Note proposed to be transferred to a QIB transferee shall be required to be held on behalf of such transferee through Euroclear or Clearstream and (y) upon and following the expiration of the Restricted Period, transfers of interests in the Regulation S Global Note to such transferees shall not be so restricted, although interests therein shall be required to be held through Agent Members.

(v) Subject to the rules and procedures of the Depositary, with respect to transfers of an interest in a Regulation S Global Note to a QIB during the Restricted Period, upon receipt by the Registrar of (x) a certificate by the transferee or transferor, as the case may be, in substantially the form of Exhibit E hereto and (y) instructions given in accordance with the Depositary’s and Registrar’s procedures, the Registrar shall reflect on its books and records the date of such transfer and a decrease in the principal amount of the Regulation S Global Note in an amount equal to the principal amount of the beneficial interest to be transferred, and shall increase the principal amount of the Restricted Global Note in like amount.

(b) Transfers of Interests in a Regulation S Global Note to Other U.S. Persons. Subject to the rules and procedures of the Depositary, (x) during the Restricted Period, an interest in a Regulation S Global Note proposed to be transferred to any U.S. Person transferee shall be required to be held on behalf of such other U.S. Person transferee only through Euroclear or Clearstream and (y) upon and following the expiration of the Restricted Period, transfers of interests in the Regulation S Global Note to any U.S. Person shall not be so restricted, although interests therein shall be required to be held through Agent Members.

(c) Transfers to Non-U.S. Persons. The following provisions shall apply with respect to registration of transfers of a Note (or interest in a Global Note), other than an Unrestricted Global Note or interest therein, to a Non-U.S. Person:

(i) The Registrar shall register the transfer of any Certificated Note containing the Securities Act Legend to a Non-U.S. Person upon receipt by the Registrar from the transferor of a transfer notice provided for on the form of Note or in substantially the form of Exhibit B.

(ii) If the proposed transferor is an Agent Member holding a beneficial interest in the Restricted Global Note, upon receipt by the Registrar of (x) in the case of transfers during the Restricted Period, a certificate by the transferor in substantially the form of Exhibit D and in the case of transfers upon and following the expiration of the Restricted Period, a certificate by the transferor in substantially the form of Exhibit D and (y) instructions in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date of such transfer and a decrease in the principal amount of the Restricted Global Note in an amount equal to the principal amount of the beneficial interest in the Restricted Global Note to be transferred, and shall increase the Regulation S Global Note in a like amount.

(iii) If the proposed transferor is a holder of a Certificated Note and the proposed transferee is an Agent Member, upon receipt by the Registrar of the documents required by Section 2.08(c)(i) above and instructions given in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date of such transfer and an increase in the principal amount of the Regulation S Global Note, as the case may be, in an amount equal to the principal amount of the Certificated Note to be transferred, and the Paying and Transfer Agent shall cancel the Certificated Note so transferred.

(iv) Subject to the rules and procedures of the Depositary, (x) during the Restricted Period, an interest in the Regulation S Global Note shall be required to be held on behalf of a Non-U.S. Person transferee only through Euroclear or Clearstream and (y) upon and following the expiration of the Restricted Period, transfers of interests in the Regulation S Global Note shall not be so restricted, although interests therein shall be required to be held through Agent Members.

(d) Transfers to Unrestricted Global Note. If the proposed transferor of a beneficial interest in the Restricted Global Note during the Restricted Period or the Regulation S Global Note at any time wishes to transfer such interest to a proposed transferee who wishes to take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, such transfer may be effected only in accordance with this clause (d) and the Depositary’s and the Registrar’s applicable procedures. Upon receipt by the Registrar from the Paying and Transfer Agent of (A) instructions directing the Registrar to credit or cause to be credited an interest in the Unrestricted Global Note in a specified principal amount and to cause to be debited an interest in the Restricted Global Note or the Regulation S Global Note, as applicable, in such specified principal amount, and (B) a transfer notice substantially in the form of Exhibit F given by the proposed transferor of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Restricted Global Note or the Regulation S Global Note, as applicable, then the Registrar shall reduce or cause to be reduced the principal amount of the Restricted Global Note or the Regulation S Global Note, as applicable, and increase or cause to be increased the principal amount of the Unrestricted Global Note by the aggregate principal amount of the interest in the Restricted Global Note or the Regulation S Global Note, as applicable, to be exchanged or transferred.

(e) Securities Act Legend. Upon the registration of transfer, exchange or replacement of Notes bearing a Securities Act Legend, the Registrar shall deliver only Notes that bear the same Securities Act Legend unless (i) the requested transfer, exchange or replacement is after the time period referred to in Rule 144 under the Securities Act as in effect with respect to such transfer, exchange or replacement and the transferee is not an Affiliate of the Issuer and has not been an Affiliate for three months prior to such transfer, (ii) is made in connection with a transfer under sub-clause (i) of Section 2.08(c) above occurring after the expiration of the Restricted Period or under Section 2.08(d) or (iii) there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Issuer to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act. Upon the registration of transfer, exchange or replacement of Notes not bearing a Securities Act Legend, the Registrar shall deliver Notes that do not bear a Securities Act Legend.

(f) General. By its acceptance of any Note bearing a Securities Act Legend, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Securities Act Legend and agrees that it will transfer such Note only as provided in this Indenture. The Registrar shall not register a transfer of any Note unless such transfer complies with the restrictions on transfer of such Note set forth in this Indenture. Any purported transfer of any Note in violation of the restrictions set forth on such Note or in this Indenture shall be void ab initio. In connection with any transfer of Notes, each Holder agrees by its acceptance of the Notes to furnish the Registrar or the Issuer such certifications, legal opinions or other information as either of them may reasonably require to confirm that such transfer is being made pursuant to an exemption from, or a transaction not subject to, the registration requirements of the Securities Act; provided, however, that the Registrar shall not be required to determine (but may rely on a determination made by the Issuer with respect to) the sufficiency of any such certifications, legal opinions or other information.

The Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 2.07 or this Section 2.08 in accordance with its customary procedures. The Issuer shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar.

(g) The Trustee and the Registrar shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine whether it conforms on its face to the requirements set forth in this Indenture.

Section 2.09 Mutilated, Defaced, Destroyed, Stolen and Lost Notes. (a) The Issuer shall execute and deliver to the Trustee Certificated Notes in such amounts and at such times as to enable the Trustee to fulfill its responsibilities under this Indenture and the Notes.

(b) In case any Note shall become mutilated, defaced or be apparently destroyed, lost or stolen, upon the request of the registered holder thereof, the Issuer in its discretion may execute, and, upon the written request of Authorized Officers of the Issuer, the Trustee shall authenticate and deliver, a new Note bearing a number not contemporaneously outstanding, in exchange and substitution for the mutilated or defaced Note, or in lieu of and substitution for the Note so apparently destroyed, lost or stolen. In every case the applicant for a substitute Note shall furnish to the Issuer, the Note Guarantors and the Trustee, and any agent of the Issuer, the Note Guarantors or the Trustee such security and/or indemnity as may be required by each of them to indemnify and defend and to save each of them harmless and, in every case of destruction, loss or theft, evidence to their satisfaction of the apparent destruction, loss or theft of such Note and of the ownership thereof. Upon the issuance of any substitute Note, such Holder, if so requested by the Issuer, the Note Guarantors or the Trustee, or any agent thereof, will pay a sum sufficient to cover any stamp duty, tax, assessment or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the

Issuer and the Trustee or their agents) connected with the preparation and issuance of the substitute Note. The Trustee is hereby authorized, in accordance with and subject to the foregoing conditions in this clause (b), to authenticate and deliver, or cause the authentication and delivery of, from time to time, Notes in exchange for or in lieu of Notes, respectively, which become mutilated, defaced, destroyed, stolen or lost. Each Note delivered in exchange for or in lieu of any Note shall carry all the rights to principal, premium (if any), and interest (including rights to accrued and unpaid interest and Additional Amounts) which were carried by such Note.

(c) Mutilated or defaced Certificated Notes must be surrendered before replacements will be issued. In the event any such mutilated, defaced, destroyed, lost or stolen certificate has become or is about to become due and payable, the Issuer in its discretion may, instead of issuing a new certificate, pay the amount due on such Notes in accordance with their terms.

Section 2.10 Further Issues. Subject to compliance with Section 4.03 and Section 4.05, the Issuer may, from time to time, without notice to or the consent of the Holders, create, authorize and issue Additional Notes having the same terms and conditions as, respectively, the previously issued Initial Notes in all respects (except that the Additional Notes may have different issuance prices and temporary restrictions and will have different issuance dates, different dates from which interest will first accrue and, if applicable, different first Interest Payment Dates). All issued and outstanding Notes (including the Notes issued on the Issue Date and any Additional Notes) will be treated as a single class for all purposes of this Indenture, except as provided in Section 2.04(g). It is understood that any Note or Notes issued in exchange for or replacement of any previously issued Note shall not be considered an Additional Note for purposes of this Indenture.

Section 2.11 Cancellation of Notes; Disposition Thereof. All Notes surrendered for payment, redemption, registration of transfer or exchange, if surrendered to the Issuer or any agent of the Issuer or the Trustee, shall be delivered to the Trustee for cancellation or, if surrendered to the Trustee, shall be canceled by it; and no Notes shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Indenture. The Trustee shall dispose of canceled Notes held by it in accordance with its customary procedures, and (upon the written request of the Issuer) deliver a certificate of disposition to the Issuer. If the Issuer shall acquire any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the indebtedness represented by such Notes unless and until the same are delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest. If the Issuer defaults in a payment of interest on the Notes, it will pay the defaulted interest, in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes. The Issuer will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuer will fix or caused to be fixed each such special record date and payment date; provided, however, that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuer (or, upon written request of the Issuer, the Trustee in the name and at the expense of the Issuer) will mail or deliver by electronic transmission in accordance with the applicable procedures of the Depositary, or cause to be mailed or delivered by electronic transmission in accordance with the applicable procedures of the Depositary, to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13 CUSIP, ISIN or Common Code Numbers. The Issuer in issuing the Notes may use “CUSIP, ISIN or Common Code” numbers (if then generally in use), and, if so, the Trustee shall use for the Notes “CUSIP, ISIN or Common Code” numbers in notices of redemption or exchange or in Offers to Purchase as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption or exchange or in Offers to Purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption, exchange or Offers to Purchase shall not be affected by any defect in or omission of such numbers. The Issuer will promptly notify the Trustee of any change in the “CUSIP, ISIN or Common Code” numbers.

ARTICLE III

REDEMPTION

Section 3.01 Redemption for Taxation Reasons. (a) The Issuer may redeem the Notes, in whole but not in part, at its discretion at any time upon giving not less than 30 nor more than 60 days’ prior notice to the Holders of the Notes (which notice will be irrevocable and given in accordance with Section 3.03(a)), at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed by the Issuer for redemption (a “Tax Redemption Date”) and all Additional Amounts (if any) then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of Holders of record of the Notes on the relevant Interest Record Date to receive interest due on the relevant Interest Payment Date and Additional Amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of the Notes, the Issuer is or would be required to pay Additional Amounts (but, in the case of any Note Guarantors, only if such amount cannot be paid by the Issuer or another Note Guarantor who can pay such amount, through the use of reasonable measures available to it, without the obligation to pay Additional Amounts) and the Issuer or any Note Guarantor cannot avoid any such payment obligation by taking reasonable measures available, and the requirement arises as a result of:

(1) any change in, repeal of or amendment to, the laws (or any regulations, or rulings promulgated thereunder) of the applicable Relevant Tax Jurisdiction (as defined above) affecting taxation which change, repeal of or amendment becomes effective on or after the Issue Date (or, if the applicable Relevant Tax Jurisdiction has changed since the Issue Date, the date on which the then-current Relevant Tax Jurisdiction became the applicable Relevant Tax Jurisdiction under this Indenture); or

(2) any change in, repeal of or amendment to, the existing official position or the introduction of an official position regarding the application, administration or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice), which change, repeal, amendment, application or interpretation becomes effective on or after the Issue Date (or, if the applicable Relevant Tax Jurisdiction has changed since the Issue Date, the date on which the then-current Relevant Tax Jurisdiction became the applicable Relevant Tax Jurisdiction under this Indenture).

The Issuer will not give any such notice of redemption earlier than 60 days prior to the earliest date on which the Issuer or any Note Guarantor would be obligated to make such payment or withholding if a payment in respect of the Notes were then due, and at the time such notice is given, the obligation to pay Additional Amounts must remain in effect.

(b) Prior to the publication or, where relevant, delivery of any notice of redemption of the Notes pursuant to the foregoing, the Issuer will deliver the Trustee an opinion of independent tax expert, such tax expert being an internationally recognized law or accounting firm, to the effect that there has been such change, repeal or amendment which would entitle the Issuer to redeem the Notes hereunder.

Before the Issuer publishes or delivers notice of redemption of the Notes as described above, it will deliver to the Trustee an Officers’ Certificate to the effect that it or the relevant Note Guarantor cannot avoid its obligation to pay Additional Amounts by the Issuer or the relevant Note Guarantor taking reasonable measures available to it.

The Trustee shall accept such Officers’ Certificate and opinion of the tax expert as sufficient evidence of the existence and satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the Holders.

Section 3.02 Optional Redemption. (a) On and after March 31, 2020, the Issuer will be entitled at its option to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days’ notice mailed or otherwise delivered to each Holder in accordance with the applicable procedures of DTC, at the redemption prices (expressed in percentages of principal amount thereof on the redemption date) set forth below, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant Interest Record Date falling on or prior to the date of redemption to receive interest due on the relevant Interest Payment Date), if redeemed during the 12-month period commencing on March 31 in the years set forth below:

Year	Redemption Price

2020	104.625%

2021 and thereafter	100.000%

(b) Prior to March 31, 2020, the Issuer will be entitled at its option to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days’ notice delivered to each Holder by mail or in accordance with the applicable procedures of DTC at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the applicable redemption date (subject to the right of Holders on the relevant Interest Record Date to receive interest due on the relevant Interest Payment Date).

(c) Any time prior to March 31, 2020, the Issuer will be entitled at its option on one or more occasions to redeem the Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount thereof on the date of redemption) of 109.250%, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant Interest Record Date to receive interest due on the relevant Interest Payment Date), with the Net Cash Proceeds from one or more Equity Offerings by the Parent Guarantor; provided, however, that

(1) at least 65% of such aggregate principal amount of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than the Notes held by the Parent Guarantor or its Subsidiaries); and

(2) each such redemption occurs within 90 days after the date of the closing of such Equity Offering.

Section 3.03 Method and Effect of Redemption. (a) The notice of redemption will identify the Notes to be redeemed and will include or state the following:

(i) the clause of this Indenture pursuant to which the redemption shall occur;

(ii) the redemption date;

(iii) the principal amount of the Notes to be redeemed;

(iv) the redemption price, including the portion thereof representing any accrued interest;

(v) the place or places where Notes are to be surrendered for redemption and the identity of the applicable Paying and Transfer Agent;

(vi) Notes called for redemption must be so surrendered in order to collect the redemption price;

(vii) on the redemption date the redemption price will become due and payable on Notes called for redemption, and interest on Notes called for redemption will cease to accrue on and after the redemption date; and

(viii) if any Note contains a CUSIP, ISIN or Common Code number, no representation is being made as to the correctness of the CUSIP, ISIN or Common Code number either as printed on the Notes or as contained in the notice of redemption and that the Holder should rely only on the other identification numbers printed on the Notes.

(b) Once notice of redemption is sent to the Holders, Notes called for redemption become due and payable at the redemption price on the redemption date, and upon surrender of the Notes called for redemption, the Issuer shall redeem such Notes at the redemption price. On and after the redemption date, interest will cease to accrue on the Notes or portions of them called for redemption. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

(c) If the Issuer is redeeming less than all the Notes at any time, the Trustee will select Notes on a pro rata basis unless otherwise required by law or the Depositary. The Issuer will redeem Notes of US$1,000 or less, in whole and not in part. The Issuer will cause notices of redemption to be mailed by first-class mail or delivered in accordance with the applicable procedures of the Depositary at least 30 but not more than 60 days before the redemption date to each Holder to be redeemed at its registered address or in accordance with the applicable procedures of DTC. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. The Issuer will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note.

ARTICLE IV

COVENANTS

Section 4.01 Payment of Notes. (a) The Issuer will pay the principal of, any premium on (if any) and interest, and Additional Amounts, if any, on the Notes on the dates and in the manner provided in the Notes and this Indenture. Not later than 10:00 a.m. (New York City time), on the due date of any principal or interest on any Notes, the Tax Redemption Date pursuant to Section 3.01 or the redemption date pursuant to Section 3.02 (each a “Payment Date”), the Issuer will pay or cause to be paid to the account of the Paying and Transfer Agent at the Principal Office, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, in immediately available funds, an amount which shall be sufficient to pay the aggregate amount of principal, interest or premium or all of such amounts, as the case may be, becoming due in respect of the Notes on such Payment Date; provided, however, that if the Issuer or any Affiliate of the Issuer is acting as Paying and Transfer Agent, it shall, on or before each due date, segregate and hold in a separate trust fund for the benefit of the Holders a sum of money sufficient to pay such amounts until paid to such Holders or otherwise disposed of as provided in this Indenture. In each case the Issuer shall promptly notify the Trustee of its compliance with this Section 4.01. The Paying and Transfer Agent shall not be bound to make any payment until it has received, in immediately available funds, an amount sufficient to pay the full amount due to be paid to it pursuant to this Section 4.01. The Trustee (or the Paying and Transfer Agent) shall not be liable to account for interest on money paid to it by the Issuer.

(b) An installment of principal, premium or interest will be considered paid on the date due if the Paying and Transfer Agent, other than the Issuer or any Affiliate of the Issuer, holds as of 10:00 a.m. (New York City time) on that date, in immediately available funds, money designated for and sufficient to pay the installment. If the Issuer or any Affiliate of the Issuer acts as Paying and Transfer Agent, an installment of principal or interest will be considered paid on the due date only if paid to the Holders.

(c) The Paying and Transfer Agent, which will include the Issuer or any Affiliate of the Issuer if it is acting as Paying and Transfer Agent, will make payments in respect of the Notes represented by the Global Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Global Notes. With respect to Certificated Notes, the Paying and Transfer Agent will make all payments by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing (at the expense of the Issuer) a check to each Holder’s registered address; provided, however, that if the Issuer or any Affiliate of the Issuer is acting as Paying and Transfer Agent, it shall make such payment to the Holders as specified above.

(d) At least 30 days prior to each Payment Date, if the Issuer or any Note Guarantor is obligated hereunder to pay any Additional Amounts with respect to the payment to be made on such Payment Date, the Issuer shall furnish the Paying and Transfer Agent(s) with an Officers’ Certificate instructing the Paying and Transfer Agent(s) as to any circumstances in which payments of principal of, or interest or premium on, the Notes due on such date shall be subject to deduction or withholding for, or on account of, any Taxes described in Section 4.17 and the rate of any such deduction or withholding and, if any such deduction or withholding shall be required and if the Issuer or any Note Guarantor therefore becomes liable to pay Additional Amounts, if any, pursuant to Section 4.17, then (i) such Officer’s Certificate will specify the Additional Amounts, if any, due to the Holders of the Notes and (ii) the Issuer or any Note Guarantor will pay to the Paying and Transfer Agent(s) such Additional Amounts, if any, as shall be required to be paid to such Holders.

(e) Whenever the Issuer appoints a Paying and Transfer Agent other than a Person who is also acting as the Trustee for the purpose of paying amounts due in respect of the Notes, it will cause such Paying and Transfer Agent to execute and deliver to the Trustee an instrument in which such agent shall agree with the Issuer, among other things, to be bound by and observe the provisions of this Indenture (including the Notes). The Issuer shall cause each Paying and Transfer Agent other than a Person who is also acting as the Trustee to execute and deliver to the Trustee an instrument in which such Paying and Transfer Agent shall agree with the Trustee;

(i) that it will hold all sums received by it as such Paying and Transfer Agent for the payment of the principal of, or premium or interest on, the Notes (whether such sums have been paid to it by or on behalf of the Issuer or by any other obligor on the Notes or the Note Guarantee) in trust for the benefit of the Holders or of the Trustee;

(ii) that it will as soon as possible give the Trustee written notice of any failure by the Issuer (or by any other obligor on the Notes or the Note Guarantee) to make any payment of the principal of, or premium or interest on, the Notes and any other payments to be made by or on behalf of the Issuer under this Indenture, when the same shall be due and payable; and

(iii) that it will pay any such sums so held in trust by it to the Trustee upon the Trustee’s written request at any time during the continuance of a failure referred to in clause (ii) above.

Anything in this Section 4.01 to the contrary notwithstanding, the Issuer may at any time, for the purpose of obtaining a satisfaction and discharge of this Indenture or for any other reason, pay or cause to be paid to the Trustee all sums held in trust by the Issuer or any Paying and Transfer Agent hereunder, as required by this Section 4.01 and such sums shall be held by the Trustee upon the trusts herein contained. If the Paying and Transfer Agent shall pay all sums held in trust to the Trustee as required under this Section 4.01, the Paying and Transfer Agent shall have no further liability for the money so paid over to the Trustee.

Anything in this Section 4.01 to the contrary notwithstanding, the agreements to hold sums in trust as provided in this Section 4.01 are subject to the provisions of Section 8.04.

Section 4.02 Maintenance of Paying and Transfer Agent and Registrar. (a) The Issuer and each of the Note Guarantors will maintain a Paying and Transfer Agent (the “Principal Paying and Transfer Agent”) with an office (“Principal Office”) in the Borough of Manhattan, City of New York, where Global Notes or, if a Global Note has been exchanged for Certificated Notes, Certificated Notes may be surrendered for registration of transfer or exchange or for presentation for payment and where notices and demands upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer and each of the Note Guarantors hereby initially designates The Bank of New York Mellon in New York as such Principal Paying and Transfer Agent, with the Principal Office initially located at 101 Barclay Street, Floor 21 West, New York, New York 10286, United States of America, Attn: Corporate Trust Administration. The Issuer will give prompt written notice to the Trustee of any change in the Principal Paying and Transfer Agent or the location of the Principal Office. If at any time the Issuer or any Note Guarantor fails to maintain a Principal Paying and Transfer Agent or Principal Office or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served to the Trustee.

(b) The Issuer will maintain a Registrar with offices in the Borough of Manhattan, City of New York. The Issuer hereby initially designates The Bank of New York Mellon in New York as the Registrar, located at 101 Barclay Street, Floor 21 West, New York, New York 10286, United States of America, Attn: Corporate Trust Administration.

(c) The Issuer may also from time to time designate one or more other Paying and Transfer Agents with offices where the Notes may be surrendered or presented for any of such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain the Principal Paying and Transfer Agent and Principal Office. The Issuer will give prompt written notice to the Trustee of any such designation or rescission or any change in the location of the office of any Paying and Transfer Agent.

Section 4.03 Limitation on Indebtedness. (a) The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, Incur, directly or indirectly, any Indebtedness except for (any such Indebtedness Incurred pursuant to clauses (1) to (14) below being herein referred to as “Permitted Indebtedness”):

(1) Indebtedness pursuant to any Debt Facilities; provided, however, that:

(i) immediately after giving effect to any such Incurrence, (x) in the case of Incurring letters of credit, bank guarantees or other similar obligations, the aggregate principal amount of all such obligations Incurred pursuant to this clause (1) (i)(x) (with such obligations being deemed to have a principal amount equal to the maximum potential liability of the Parent Guarantor and the Restricted Subsidiaries thereunder) then outstanding does not exceed A$30.0 million and (y) the aggregate principal amount of all such Indebtedness Incurred under this clause (1)(i)(y) and then outstanding does not exceed (I) prior to March 31, 2020, A$35.0 million, or (II) on and from March 31, 2020, (a) if the Consolidated Coverage Ratio would be less than 2.0 to 1.0, A$15.0 million, or (b) if not, A$35.0 million; and

(ii) such Indebtedness constitutes Payment Priority Obligations, Pari Passu Debt, Junior Secured Debt or Unsecured Debt;

(2) Indebtedness owed to and held by the Parent Guarantor and/or any of its Restricted Subsidiaries; provided, however, that (A) any subsequent issuance or transfer of any Equity Interest which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Parent Guarantor or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) such Person is a party to the Amended Security Trust Deed as a “Intra-Group Lender” and such Indebtedness constitutes an “Intra-Group Liability” under the Amended Security Trust Deed;

(3) Preferred Stock of a Restricted Subsidiary held by the Parent Guarantor or any Restricted Subsidiary;

(4) the Notes (other than any Additional Notes) and the Note Guarantees thereof;

(5) [RESERVED];

(6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to clause (4) or this clause (6) of this Section 4.03(a), provided that such Refinancing Indebtedness constitutes Pari Passu Debt;

(7) Hedging Obligations Incurred in the ordinary course of business (and not for speculative purposes), provided that such Hedging Obligations constitute Payment Priority Obligations, Pari Passu Debt or Unsecured Debt;

(8) obligations in respect of workers’ compensation claims, payment obligations in connection with health, disability or other types of social security benefits, unemployment or other insurance or self-insurance obligations, insurance premium finance agreements, reclamation, statutory obligations, bankers’ acceptances, performance, bid, appeal, surety or similar bonds and letters of credit or completion, bank and performance guarantees or equivalent instruments or equipment leases or other similar obligations provided or Incurred by the Parent Guarantor or any Restricted Subsidiary in the ordinary course of business;

(9) Indebtedness arising from (i) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence and (ii) customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased, leased or rented in the ordinary course of business;

(10) Indebtedness consisting of any Guarantee by the Issuer or any Note Guarantor of Indebtedness of the Issuer or any Note Guarantor that was permitted to be Incurred by another provision of this Section 4.03; provided, however, that such Guarantees are subject to the Amended Security Trust Deed to the same extent as the Indebtedness which is being Guaranteed;

(11) Purchase Money Indebtedness Incurred to finance all or any part of the purchase price or cost of design, development, construction, installation or improvement of property (real or personal), plant or equipment or other fixed or capital assets used or useful in the business of the Parent Guarantor or any of its Restricted Subsidiaries or in a Related Business (in each case, whether through the direct purchase of such assets or the Equity Interest of any Person owning such assets), or repairs, additions or improvements to such assets, and any Refinancing Indebtedness Incurred to Refinance such Indebtedness, in an aggregate principal amount outstanding at any time which, when added together with the amount of Indebtedness Incurred pursuant to this Section 4.03(a)(11) and then outstanding, does not exceed the greater of (i) US$35.0 million and (ii) 5.0% of Consolidated Total Assets;

(12) Indebtedness to the extent that the net proceeds thereof are promptly deposited (and in no event more than five Business Days thereafter) to defease or to satisfy and discharge the Notes;

(13) Indebtedness arising from agreements of the Parent Guarantor or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs, Guarantees or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets of the Parent Guarantor or any business, assets or Equity Interest of a Subsidiary (other than Guarantees of Indebtedness Incurred or assumed by any Person acquiring all or any portion of such business, assets or Equity Interest for the purpose of financing such acquisition); and

(14) Indebtedness of the Parent Guarantor or any Restricted Subsidiary in an aggregate principal amount at any time outstanding which, when taken together with all other Indebtedness outstanding under this Section 4.03(a)(14), does not exceed US$5.0 million; and

(15) Indebtedness outstanding on the Issue Date pursuant to the Existing Andy’s Arrangements.

(b) For purposes of determining compliance with this Section 4.03:

(1) any Indebtedness outstanding under the Credit Facility on the Issue Date will be treated as Incurred under Section 4.03(a)(1) to the extent it meets the conditions of that section;

(2) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the Issuer, in its sole discretion, will be permitted to classify (and, other than with respect to Indebtedness incurred under Section 4.03(a)(1), may later reclassify) such item of Indebtedness (or any portion thereof) at the time of Incurrence (and in the case of a reclassification, only to the extent the reclassified item could be Incurred pursuant to the criteria at the time of such reclassification) in any manner that complies with, Section 4.03 and will only be required to include the amount and type of such Indebtedness in one of the above clauses;

(3) the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above;

(4) if obligations in respect of letters of credit, bank guarantees or equivalent instruments are Incurred pursuant to a Debt Facility and relate to other Indebtedness, then such letters of credit, bank guarantee or instrument shall be treated as Incurred pursuant under Section 4.03(a)(1) and such other Indebtedness shall not be included; and

(5) except as provided in Section 4.03(b)(4) of this paragraph, Guarantees of, or obligations in respect of letters of credit, bank guarantees or equivalent instruments relating to Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included.

(c) For purposes of determining compliance with any U.S. dollar restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent, determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars, covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Refinancing Indebtedness is Incurred.

(d) For purposes of determining compliance with any Australian dollar restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the Australian Dollar Equivalent, determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to Australian dollars, covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in Australian dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the Australian Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (1) such Australian Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the Australian Dollar Equivalent of such excess will be determined on the date such Refinancing Indebtedness is Incurred.

(e) Neither the Issuer nor any Note Guarantor will incur any Indebtedness (including Permitted Indebtedness) that is contractually subordinated in right of payment to any other Indebtedness of the Issuer or such Note Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes or the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuer or any Note Guarantor solely by virtue of being unsecured or by virtue of being secured on a junior priority basis on the same collateral.

Section 4.04 Limitation on Restricted Payments. (a) The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to make a Restricted Payment unless at the time the Parent Guarantor or such Restricted Subsidiary makes such Restricted Payment:

(1) no Default shall have occurred and be continuing (or would result therefrom);

(2) after giving effect to such transaction on a pro forma basis, the Consolidated Coverage Ratio would be at least 2.5 to 1.0; and

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date (excluding Restricted Payments permitted by Sections 4.04(b)(1), (2), (4), (5), (6) and (7) below) would not exceed the lesser of (i) the sum (without duplication) of 50% of the aggregate amount of the Excess Cash (if any) for each Fiscal Year ended since the Issue Date and for which an Excess Cash Offer has been made or (ii) the sum of (without duplication):

(A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from January 1, 2017 to the end of the most recent fiscal quarter or semi-annual period for which financial statements of the Parent Guarantor are available, taken as a single accounting period, and have been provided to the Trustee at the time of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B) 100% of the aggregate Net Cash Proceeds and the Fair Market Value of marketable securities or other property received by the Parent Guarantor subsequent to the Issue Date (other than, in each case, as a result of the issuance of ordinary shares of the Parent Guarantor in accordance with Section 4.22 of this Indenture or in the Rights Offering) (i) from the issuance or sale (other than an issuance or sale to a Subsidiary of the Parent Guarantor and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Parent Guarantor or any of its Subsidiaries for the benefit of their employees) of its Equity Interest (other than Disqualified Stock) or (ii) as a contribution to its common equity capital; plus

(C) the amount by which Indebtedness of the Parent Guarantor or any Restricted Subsidiary is reduced on the consolidated balance sheet of the Parent Guarantor and its Restricted Subsidiaries upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Parent Guarantor convertible or exchangeable for Equity Interest (other than Disqualified Stock) of the Parent Guarantor (less the amount of any cash, or the fair value of any other property, distributed by the Parent Guarantor upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Parent Guarantor or any of its Restricted Subsidiaries from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Parent Guarantor or to an employee stock ownership plan or a trust established by the Parent Guarantor or any of its Subsidiaries for the benefit of their employees); plus

(D) an amount equal to the sum of (x) the net reduction in the Investments (other than Permitted Investments) made by the Parent Guarantor or any of its Restricted Subsidiaries in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment to unaffiliated purchasers and proceeds or transfer of assets representing the return of capital (excluding dividends and distributions), in each case received by the Parent Guarantor or any Restricted Subsidiary, or the full and unconditional release of a Guarantee that is an Investment (other than a Permitted Investment) and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Parent Guarantor’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, in the case of (x) and (y) that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of such Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Parent Guarantor or any Restricted Subsidiary in such Person or Unrestricted Subsidiary; plus

(E) 100% of any cash dividends received by the Parent Guarantor or any of its Restricted Subsidiaries after the Issue Date from an Unrestricted Subsidiary of the Parent Guarantor, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Parent Guarantor for such period.

(b) The provisions of Section 4.04(a) will not prohibit:

(1) any Restricted Payment made out of the Net Cash Proceeds of a substantially concurrent sale of, or made in exchange for, Equity Interest of the Parent Guarantor (other than Disqualified Stock and other than Equity Interest issued or sold to a Subsidiary of the Parent Guarantor or an employee stock ownership plan or to a trust established by the Parent Guarantor or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent contribution to the common equity capital of the Parent Guarantor; provided, however, that the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under Section 4.04(a)(3)(B);

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Issuer or a Note Guarantor made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Refinancing Indebtedness which is permitted to be Incurred pursuant to Section 4.03;

(3) the payment of any dividend or distribution or consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the call for a redemption thereof, if at such date of declaration or call for redemption such payment would have complied with Section 4.04(a);

(4) so long as no Default has occurred and is continuing (or would result therefrom), (i) the purchase, redemption or other acquisition, cancellation or retirement for value of Equity Interest of the Parent Guarantor from employees, former employees, directors or former directors of the Parent Guarantor or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of any employment agreement, equity subscription agreement, stock option agreement or similar agreement or stock option plan and (ii) the purchase of Equity Interest of the Parent Guarantor in connection with the award of restricted stock grants to employees or directors of the Parent Guarantor or any of its Subsidiaries pursuant to the terms of any employment agreement or employee benefit plan to cover restricted shares granted pursuant to such contract or plan; provided, however, that the amount of such Restricted Payments under clauses (i) and (ii), in the aggregate, shall not exceed A$2.5 million in any calendar year provided, that, any portion of that A$2.5 million limit that is unutilized in a calendar year may be carried forward to the next calendar year;

(5) the declaration and payments of dividends or distributions on Preferred Stock of a Restricted Subsidiary or Disqualified Stock issued pursuant to Section 4.03; provided, however, that, at the time of payment of such dividend or distribution, no Default has occurred and is continuing (or would result therefrom);

(6) repurchases of Equity Interest deemed to occur upon exercise of stock options, warrants or other securities convertible into or exchangeable for Equity Interest of the Parent Guarantor to the extent such repurchased Equity Interest represent a portion of the exercise price thereof or applicable withholding taxes, if any;

(7) cash payments in lieu of the issuance of fractional shares in connection with the exercise of stock options, warrants or other securities convertible into or exchangeable for Equity Interest of the Parent Guarantor; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of this Section 4.04;

(8) if no Default has occurred and is continuing (or would result therefrom), the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Issuer or any Note Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations, plus any accrued and unpaid interest thereon, following the occurrence of a Change of Control or with the Excess Proceeds of one or more Asset Dispositions; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Issuer (or a third party to the extent permitted by this Indenture) shall have made an Offer to Purchase, as the case may be, with respect to the Notes as a result of such Change of Control or Asset Disposition, as the case may be, and shall have repurchased all Notes validly tendered and not withdrawn in connection with such Offer to Purchase, as the case may be;

(9) the payment of any dividend or distribution by a Restricted Subsidiary (i) that is a Wholly Owned Subsidiary, or (ii) that is not a Wholly Owned Subsidiary on a pro rata basis; and

(10) other Restricted Payments in an aggregate amount not to exceed A$1.5 million.

(c) The amount of any Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Parent Guarantor or the Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Section 4.05 Limitation on Liens. (a) The Parent Guarantor will not and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind upon any of their property or assets, now owned or hereafter acquired, except (1) in the case of any property or asset that does not constitute Collateral, (x) Permitted Liens or (y) Liens on property or assets that are not Permitted Liens (the “Initial Lien”) if payments due under the Notes, the Note

Guarantees and the Indenture are directly secured equally and ratably with (or in the case of Subordinated Obligations, prior or senior thereto with the same relative priority as the Notes or such Note Guarantee, as applicable, shall have with respect to such Subordinated Obligations) the obligations secured by the Initial Lien for so long as such obligations are so secured, and (2) in the case of any property or asset that constitutes Collateral, Permitted Collateral Liens.

(b) Any Lien created for the benefit of the Holders pursuant to Section 4.05(a) will provide by its terms that such Lien will be automatically and unconditionally released and discharged (1) upon the release and discharge of the Initial Lien other than as a consequence of an enforcement action with respect to the assets subject to such Lien or (2) as set forth under Section 11.05.

Section 4.06 Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions to the Parent Guarantor or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits (it being understood that the priority of any Preferred Stock Incurred in accordance with the Indenture in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Capital Stock shall not be deemed to be a restriction on the ability to make distributions on Capital Stock), (b) pay any Indebtedness owed to the Issuer or any Note Guarantor, (c) make any loans or advances to the Parent Guarantor or any of its Restricted Subsidiaries (it being understood that the subordination of loans or advances made to the Parent Guarantor or any Restricted Subsidiary to other Indebtedness Incurred by the Parent Guarantor or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances) or (d) sell, lease or transfer any of its properties or assets to the Parent Guarantor or any of its Restricted Subsidiaries it being understood that such transfers shall not include any type of transfer described in clauses (a), (b) or (c) of this paragraph, except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions pursuant to the Credit Facility and related documentation and other agreements or instruments in effect or entered into on the Issue Date;

(2) this Indenture, the Notes, the Note Guarantees and the Security Documents;

(3) any agreement or instrument of a Person acquired, directly or indirectly, by the Parent Guarantor as in effect at the time of such acquisition (to the extent such agreement or instrument was not entered into in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person other than the Person, or property and assets of the Person, so acquired;

(4) any amendments, restatements, modifications, renewals, supplements or Refinancings of those agreements referred to in clauses (1), (2) or (3) of this paragraph or this clause (4); provided, however, that the amendments, restatements, modifications, renewals, supplements or Refinancings are not materially more restrictive, taken as a whole, with respect to such encumbrances and restrictions than those contained in those agreements on the Issue Date or, in the case of the Credit Facility, on its effective date or the date such Person was acquired, whichever is applicable;

(5) applicable law, rule, regulation or order;

(6) any agreement effecting a Refinancing of Indebtedness, provided, however, that the encumbrances and restrictions contained in any such Refinancing agreement or instrument or other amendment, modification, supplement, restatement, renewal or replacement are not materially more restrictive, taken as a whole, than those contained in such predecessor agreements or instruments;

(7) any agreement entered into for the sale or disposition of all or substantially all the Equity Interest or assets of a Restricted Subsidiary pending the closing of such sale or disposition;

(8) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, limited liability company organizational documents for a joint venture and other similar agreements entered into in the ordinary course of business which limitation is applicable only to the assets that are the subject of such agreements;

(9) restrictions on cash, cash equivalents, marketable securities, investment grade securities or other deposits or net worth imposed by insurers, sureties, bonding companies, suppliers, customers or lessors under contracts or leases entered into in the ordinary course of business;

(10) with respect to any Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the Incurrence of Indebtedness permitted under Section 4.03 if, as determined by the Board of Directors, the encumbrances or restrictions (i) are customary for such type of agreement and (ii) would not, at the time agreed to, be expected to materially and adversely affect the ability to make required payments on the Notes;

(11) customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

(12) customary nonassignment provisions in any contracts or licenses or subleases to the extent such provisions restrict the transfer of such contract or license or any rights or property thereunder;

(13) on cash or other deposits or covenants to maintain net worth, total assets or liquidity and similar financial responsibility covenants under contracts with customers and suppliers in the ordinary course of business;

(14) any Liens permitted to be incurred pursuant to Section 4.05 that limit the right of the debtor to dispose of the assets subject to such Liens; and

(15) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased.

Section 4.07 Limitation on Sale/Leaseback Transactions. The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction with respect to any property unless:

(1) the Parent Guarantor or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to Section 4.03 and (B) create a Lien on such property securing such Attributable Debt;

(2) the gross proceeds received by the Parent Guarantor or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the Fair Market Value of such property; and

(3) the Parent Guarantor applies the proceeds of such transaction in compliance with Section 4.11.

Section 4.08 Limitation on Capital Expenditures.

The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Capital Expenditure other than:

(a) for the period from the Issue Date to (but excluding) March 31, 2018, Capital Expenditures in an aggregate amount up to A$77.5 million in such period;

(b) for the period from March 31, 2018 to (but excluding) March 31, 2019, Capital Expenditures in an aggregate amount up to A$87.5 million in such period; and

(c) for the period from March 31, 2019 to (but excluding) March 31, 2020 and for each twelve month period thereafter, Capital Expenditures in an aggregate amount up to A$92.5 million in such period,

provided, however, that if the aggregate amount of Capital Expenditures (other than Capital Expenditures made under clause (y) of this proviso) in any such annual period is less than the annual limit specified in clauses (a), (b) and (c) for such year (such difference, the “Unused Amount”), the Parent Guarantor and its Restricted Subsidiaries may make Capital Expenditures in the immediately following year in an aggregate amount not exceeding the sum of (x) the annual limit for that year and (y) the Unused Amount for the year immediately preceding that year. In calculating the “Unused Amount” in any year, any Capital Expenditures made shall be first applied to reduce the Unused Amount from the prior year to zero.

Section 4.09 Future Note Guarantors. (a) The Parent Guarantor will cause each of its future Restricted Subsidiaries to execute and deliver to the Trustee, immediately upon becoming a Restricted Subsidiary, a Guarantee Agreement pursuant to which such Restricted Subsidiary shall become a Note Guarantor under this Indenture unless as a result of applicable law, rule or regulation (including, without limitation, the U.S. Investment Company Act of 1940, as amended), (x) such Subsidiary cannot provide a Note Guarantee or (y) providing such a Note Guarantee would reasonably be expected to give rise to or result in any personal liability for officers or directors of such Subsidiary or its shareholders after giving effect to any limitations on such Note Guarantees under Section 10.07.

(a) Within two Business Days of the Issue Date, the Parent Guarantor shall cause each Acceding Note Guarantor to execute and deliver to the Trustee a Guarantee Agreement pursuant to which such Acceding Note Guarantor shall become a Note Guarantor under this Indenture.

(b) The Issuer shall cause any Note Guarantor that becomes a Note Guarantor after the Issue Date to execute and deliver a supplement or joinder to the Security Documents or enter into new Security Documents, and an amendment, supplement or joinder to the Amended Security Trust Deed, and take all actions required thereunder to secure its Note Guarantee with its assets.

(c) Notwithstanding the foregoing provisions of Section 4.09(a), each Note Guarantee given pursuant to Section 4.09 and each Guarantee Agreement executed and delivered in connection therewith shall be (i) limited in an amount not to exceed the maximum amount that can be guaranteed by the applicable Note Guarantor without rendering the Note Guarantee, as it relates to such Note Guarantor, voidable under applicable law relating to fraudulent conveyance or transfer, unfair preference, financial assistance, absence or inadequacy of corporate benefit or similar laws affecting the rights of creditors generally and (ii) limited or restricted by provisions of applicable law. If such Note Guarantor also provides a Guarantee of the Credit Facility, any limitation referred to in this clause (c) shall be substantially identical to the limitation (if any) included in the Credit Facility documentation.

Section 4.10 Change of Control. Upon the occurrence of a Change of Control, each Holder shall have the right to require that the Issuer repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant Interest Record Date to receive interest due on the relevant Interest Payment Date).

Within 30 days following any Change of Control, the Issuer will mail a notice to each Holder or otherwise deliver notice in accordance with applicable procedures of DTC, with a copy to the Trustee (the “Change of Control Offer”) stating:

(1) that a Change of Control has occurred and that such Holder has the right to require the Issuer to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant Interest Record Date to receive interest on the relevant Interest Payment Date falling on or prior to the purchase date);

(2) the transaction or transactions constituting such Change of Control;

(3) the expiration time for such Change of Control Offer (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed or otherwise delivered in accordance with the applicable procedures of DTC);

(4) the purchase date (which shall be no later than five Business Days after the date such Change of Control Offer expires); and

(5) the instructions, as determined by the Issuer, consistent with this Section 4.10, that a Holder must follow in order to have its Notes purchased.

Promptly following the expiration of the Change of Control Offer, the Issuer shall, to the extent lawful, accept for payment all of the Notes or portions of the Notes properly tendered pursuant to the Change of Control Offer. Promptly after such acceptance, the Issuer will, on the Change of Control purchase date:

(1) deposit by 10:00 a.m. Eastern Standard Time with the Paying and Transfer Agent an amount equal to the aggregate Change of Control payment in respect of all of the Notes or portions of the Notes properly tendered (the “Change of Control Payment Amount”); and

(2) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of the Notes or portions of the Notes being purchased by the Issuer.

The Paying and Transfer Agent shall pay to each Holder of the Notes delivered by the Issuer under clause (2) above the portion of the Change of Control Payment Amount payable to such Holder in accordance with the procedures described in Section 4.01(c), and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. The Issuer shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control purchase date.

On the Change of Control purchase date, all of the Notes purchased by the Issuer under this Section 4.10 shall be delivered by the Issuer (or by the Paying and Transfer Agent on behalf of the Issuer) to the Trustee for cancellation, and the Issuer shall pay the Change of Control Payment Amount to the Holders entitled thereto.

The Issuer will not be required to make a Change of Control Offer following a Change of Control if (a) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (b) notice of redemption has been given pursuant to this

Indenture for all outstanding Notes as described in Section 3.02, unless there is a default in payment of the applicable redemption price. A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act, including Rule 14e-1 under the Exchange Act, and any other securities laws or regulations in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.10, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.10 by virtue of its compliance with such securities laws or regulations.

The Issuer’s obligation to make a Change of Control Offer as a result of a Change of Control may be waived or modified as set forth in Section 9.02.

Section 4.11 Limitation on Sales of Assets and Subsidiary Stock. (a) The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, consummate any Asset Disposition (other than an Event of Loss) unless:

(1) the Parent Guarantor or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value (including the value of all non-cash consideration) of the shares and assets subject to such Asset Disposition (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Disposition); and

(2) at least 75% of the consideration thereof received by the Parent Guarantor or such Restricted Subsidiary is in the form of cash, Temporary Cash Investments or (so long as the Parent and its Restricted Subsidiaries remain in compliance with Section 4.08) Replacement Assets.

For the purposes of this Section 4.11, the following are deemed to be cash or Temporary Cash Investments:

(1) the assumption or discharge of Indebtedness of the Parent Guarantor (other than obligations in respect of Disqualified Stock of the Parent Guarantor) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock or Preferred Stock of a Note Guarantor) or other current liabilities as shown on the Parent Guarantor or such Restricted Subsidiary’s balance sheet or the notes thereto and the release of the Parent Guarantor or such Restricted Subsidiary from all liability on such Indebtedness or such other current liabilities in connection with such Asset Disposition; and

(2) securities, notes or other similar obligations received by the Parent Guarantor or any Restricted Subsidiary from the transferee that are converted by the Parent Guarantor or such Restricted Subsidiary into cash or Temporary Cash Investments within 180 days of their receipt to the extent of the cash or Temporary Cash Investments received in that conversion.

(b) Within 365 days of the receipt of any Net Available Cash from such Asset Disposition, the Parent Guarantor (or such Restricted Subsidiary, as the case may be) may apply such Net Available Cash, at its option:

(1) to repay (and if such Indebtedness is revolving credit facility Indebtedness, to permanently reduce commitments with respect thereto) any Payment Priority Obligation (in each case other than Indebtedness owed to the Parent Guarantor or an Affiliate of the Parent Guarantor);

(2) to repay other Pari Passu Debt of the Issuer or any Note Guarantor (other than Indebtedness owed to the Parent Guarantor or an Affiliate of the Parent Guarantor); provided, however, that the Issuer shall equally and ratably reduce obligations under the Notes pursuant to Section 3.02 or by making an offer (in accordance with the procedures below for a Proceeds Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the rights of Holders of record on the relevant record date to receive interest due on an Interest Payment Date falling on or prior to the date of purchase);

(3) so long as the Parent and its Restricted Subsidiaries remain in compliance with Section 4.08, to acquire Replacement Assets or make Capital Expenditures that improve existing fleet or equipment; provided, however, that to the extent Replacement Assets are acquired with Net Available Cash from an Asset Disposition of Collateral, such assets are pledged as Collateral to the extent required by the Security Documents for the benefit of the Holders of the Notes and the other beneficiaries described in the Security Documents; and further provided, however, that the Parent Guarantor and its Restricted Subsidiaries shall be deemed to have complied with the provisions described in this clause (3) if and to the extent that, within 365 days after the Asset Disposition that generated the Net Available Cash, the Parent Guarantor has entered into and not abandoned or rejected a binding agreement to acquire Replacement Assets, and that acquisition is thereafter completed within 180 days after the end of such 365-day period; or

(4) to make a Proceeds Offer (as defined below).

Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash may be applied to temporarily reduce revolving credit indebtedness or otherwise invested in any manner not prohibited by this Indenture.

(c) Any Net Available Cash from Asset Dispositions that is not applied in accordance with Section 4.11(b) above will constitute excess proceeds (“Excess Proceeds”). When the aggregate amount of Excess Proceeds exceeds US$20.0 million, within 30 days thereof, the Issuer will make an offer (a “Proceeds Offer”) to the Holders of the Notes (and, to the extent required by the terms of outstanding Pari Passu Debt, to all holders of such Pari Passu Debt) to purchase the maximum principal amount of Notes (and such Pari Passu Debt) that may be purchased with such Excess Proceeds pursuant to and subject to the conditions contained in this Indenture. The Issuer will purchase Notes tendered pursuant to an offer by the Issuer for the

Notes (and such Pari Passu Debt) at a purchase price of 100% of their principal amount (or, in the event such Pari Passu Debt were issued with original issue discount, 100% of the accreted value thereof), without premium, plus accrued but unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date falling on or prior to the date of purchase) (or, in respect of such Pari Passu Debt, such lesser price, if any, as may be provided for by the terms of such Pari Passu Debt) in accordance with the procedures (including prorating in the event of over-subscription) set forth in this Indenture (in relation to purchasers of the Note,) and the agreement, governing the Pari Passu Debt (in relation to the purchaser or repayments of such Pari Passu Debt). If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Issuer will select the securities to be purchased on a pro rata basis or in accordance with the Depositary’s procedures but in round denominations, which will be US$1,000 or any greater integral multiple of US$1. Upon completion of such Proceeds Offer, the amount of Excess Proceeds shall be reset at zero.

(d) The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act, including Rule 14e-1 under the Exchange Act, and any other securities laws or regulations in connection with the repurchase of the Notes as a result of a Proceeds Offer, including Rule 14e-1 under the Exchange Act. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.11, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.11 by virtue of its compliance with such securities laws or regulations.

Section 4.12 Limitation on Affiliate Transactions. (a) The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Parent Guarantor (an “Affiliate Transaction”) involving an aggregate amount in excess of US$1.0 million unless:

(1) the terms of the Affiliate Transaction are no less favorable to the Parent Guarantor or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

(2) if such Affiliate Transaction involves an aggregate amount in excess of US$5.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Parent Guarantor disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a Board Resolution of the Board of Directors of the Parent Guarantor; and

(3) if such Affiliate Transaction involves an aggregate amount in excess of US$10.0 million, or if no such disinterested directors referred to in clause (2) exist, the Board of Directors of the Parent Guarantor shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Parent Guarantor and its Restricted Subsidiaries or is not less favorable to the Parent Guarantor and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate:

(b) The provisions of Section 4.12(a) will not prohibit:

(1) transactions between or among the Parent Guarantor and/or its Restricted Subsidiaries;

(2) any Permitted Investment and any Restricted Payment permitted to be made pursuant to Section 4.04;

(3) any employment agreement, indemnification agreement, consulting, service or termination agreement or similar arrangement, or any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans, or other employee or compensation benefit plan, in each case approved by the Board of Directors of the Parent Guarantor;

(4) the payment of reasonable fees to directors or managers, as applicable, of the Parent and its Restricted Subsidiaries who are not employees of the Parent Guarantor or its Restricted Subsidiaries and the payment of customary indemnification to directors, managers, officers and employees of the Parent Guarantor and its Restricted Subsidiaries;

(5) any transaction with a Person (other than an Unrestricted Subsidiary of the Issuer) which would constitute an Affiliate Transaction solely because the Parent Guarantor or a Restricted Subsidiary owns an equity interest in or otherwise controls such Person;

(6) any grant, issuance or sale of any Equity Interest (other than Disqualified Stock) of the Parent Guarantor;

(7) any contributions to the common equity capital of the Parent Guarantor; and

(8) transactions pursuant to, or contemplated by, any agreement in effect on the Issue Date and transactions pursuant to any amendment, modification or extension to such agreement, so long as such amendment, modification or extension, taken as a whole, is not materially more disadvantageous to the Holders of the Notes than the original agreement as in effect on the Issue Date.

Section 4.13 Limitation on Line of Business. The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than a Related Business.

Section 4.14 Excess Cash Offer. (a) Within 15 days following the provision, filing or furnishment of any annual report required by Section 4.16(a)(i) for any Fiscal Year for which Excess Cash exceeded A$1.0 million, the Issuer will make an offer in an amount equal 50% of the amount of such Excess Cash (an “Excess Cash Offer”) to the Holders of the Notes to purchase the maximum principal amount of Notes that may be purchased with such Excess Cash pursuant to and subject to the conditions contained in this Indenture. The Issuer will purchase Notes tendered pursuant to an offer by the Issuer for the Notes at a purchase price of 106.75% of their principal amount, without premium, plus accrued but unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date falling on or prior to the date of purchase). If the aggregate purchase price of the securities tendered exceeds the Excess Cash allotted to their purchase, the Issuer will select the securities to be purchased on a pro rata basis or in accordance with the Depositary’s procedures but in round denominations, which will be US$1,000 or any greater integral multiple of US$1.

(b) The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act, including Rule 14e-1 under the Exchange Act, and any other securities laws or regulations in connection with the repurchase of the Notes as a result of an Excess Cash Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.14, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.14 by virtue of its compliance with such securities laws or regulations.

Section 4.15 Designation of Restricted and Unrestricted Subsidiaries. (a) The Board of Directors of the Parent Guarantor may designate any Subsidiary of the Parent Guarantor (including any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger, consolidation, amalgamation, arrangement or Investment therein), other than the Issuer, to be an Unrestricted Subsidiary only if:

(1) such Subsidiary or any of its Subsidiaries does not own any Capital Stock or Indebtedness of or have any Investment in, or own or hold any Lien on any property of, the Parent Guarantor or any other Subsidiary of the Parent Guarantor that is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary;

(2) such Subsidiary has no Indebtedness other than Non-Recourse Debt;

(3) such designation and the Investment of the Parent Guarantor in such Subsidiary complies with Section 4.04;

(4) such Subsidiary, either alone or in the aggregate with all other Unrestricted Subsidiaries, does not operate, directly or indirectly, all or substantially all of the business of the Parent Guarantor and its Subsidiaries;

(5) such Subsidiary is a Person with respect to which neither the Parent Guarantor nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(A) to subscribe for additional Capital Stock of such Person; or

(B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(6) on the date such Subsidiary is designated an Unrestricted Subsidiary, such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Parent Guarantor or any of its Restricted Subsidiaries with terms substantially less favorable to the Parent Guarantor than those that might have been obtained from Persons who are not Affiliates of the Parent Guarantor.

Any such designation by the Board of Directors of the Parent Guarantor shall be evidenced to the Trustee by filing with the Trustee a Board Resolution of the Board of Directors of the Parent Guarantor giving effect to such designation and an Officer’s Certificate certifying that such designation complies with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the requirements of an Unrestricted Subsidiary set forth in this Section 4.15(a), it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture, and any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be Incurred as of such date under Section 4.03, the Issuer will be in default of Section 4.03.

(b) The Board of Directors of the Parent Guarantor may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Parent Guarantor; provided that immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and after giving effect to such transaction on a pro forma basis, the Consolidated Coverage Ratio would be at least 2.0 to 1.0. Any such designation by the Board of Directors of the Parent Guarantor shall be evidenced to the Trustee by promptly furnishing the Trustee with a copy of the Board Resolution of the Board of Directors of the Parent Guarantor giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

Section 4.16 Reports. (a) The Parent Guarantor will provide to the Trustee and each Holder or will provide to the Trustee for forwarding at the cost of the Parent Guarantor, to each Holder upon request, without cost to such Holder:

(i) as soon as available after the end of each Fiscal Year (and, in any event, within 120 days after the close of such Fiscal Year), annual reports in English, containing:

(A) financial statements (containing a consolidated statement of financial position as of the end of such Fiscal Year and immediately preceding Fiscal Year and consolidated statements of comprehensive income, changes in equity and cash flows for such Fiscal Year and the immediately preceding Fiscal Year) with an audit report thereon by an internationally recognized independent firm of chartered accountants;

(B) a statement of the determination of the amounts of Excess Cash and Cash as of the end of the Fiscal Year (including reasonable details as to the calculation thereof); and

(C) the Pro Forma Information;

(ii) as soon as available (and, in any event, within 60 days after the close of the first six months in each Fiscal Year) interim semiannual reports in English, containing

(A) a condensed consolidated statement of financial position as of the end of each interim period covered thereby and as of the end of the immediately preceding Fiscal Year and condensed consolidated statements of comprehensive income and cash flows for each interim period covered thereby and for the comparable period of the immediately preceding Fiscal Year with a review report thereon; and

(B) the Pro Forma Information; and

(iii) whether or not the Parent Guarantor has equity listed on the ASX, any other documents filed, furnished or otherwise provided or that would be required to be provided to the ASX pursuant to the continuous reporting requirements under Australian securities laws and regulations and ASX rules if the Parent Guarantor had equity listed on the ASX, within the time periods specified therein.

The Parent Guarantor need not provide those annual or interim reports to the Trustee and each Holder of the Notes if and to the extent that the Parent Guarantor files or furnishes those reports with the ASX and those reports are publicly available on the ASX website within the time periods referred to in clauses (i), (ii) and (iii) above.

(b) All financial statements shall be prepared in accordance with Australian Accounting Standards and International Financial Reporting Standards, each as then in effect. Except as provided for above, no report need include separate financial statements for the Subsidiaries of the Parent Guarantor.

(c) If the Parent Guarantor no longer has equity listed on the ASX, contemporaneously with the furnishing of each such report discussed under Section 4.16(a), the Parent Guarantor will also (a) file a press release with the appropriate internationally recognized wire services in connection with such report and (b) post such report on the Parent Guarantor’s website. The Parent Guarantor shall also post this Indenture, any supplemental indentures and the Amended Security Trust Deed on its website. The website which contains such annual, semi-annual and quarterly reports described under clauses (i), (ii) and (iii) of Section 4.16(a) of this covenant and the documents referred to in the immediately preceding sentence shall be made available to the public and shall not be password protected.

(d) If the Parent Guarantor no longer has equity listed on the ASX, so long as any Notes are outstanding, the Parent Guarantor will also:

(i) as soon as practicable, but in any event, no later than 20 Business Days, after furnishing to the Trustee the annual and semi-annual reports required by clauses (i) and (ii) of Section 4.16(a), hold a conference call to discuss such reports and the results of operations for the relevant reporting period; and

(ii) issue a press release to an internationally recognized wire service no fewer than five Business Days prior to the date of the conference call required by the foregoing clause (i) of this paragraph, announcing the time and date of such conference call and either including all information necessary to access the call or directing Holders of the Notes, prospective investors, broker dealers and securities analysts to contact the appropriate person at the Parent Guarantor to obtain this information.

(e) The Issuer shall deliver to the Trustee, within 120 days after the end of each Fiscal Year, an Officer’s Certificate that complies with Section 314(a)(4) of the Trust Indenture Act stating that in the course of the performance by the signer of its duties as an officer of the Issuer he would normally have knowledge of any Default and whether or not the signer knows of any Default that occurred during such period and if any specifying such Default, its status and what action the Issuer is taking or proposed to take with respect thereto. For purposes of this Section 4.16(e), such compliance shall be determined without regard to any period of grace or requirement of notice under this Indenture.

(f) The Parent Guarantor shall deliver written notice to a Responsible Officer of the Trustee within 30 days after an Officer becoming aware of the occurrence of a Default or an Event of Default.

(g) In the event that the Parent Guarantor is neither subject to Section 13 or 15(d) of the Exchange Act, nor exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act, the Parent Guarantor will also, for so long as any Notes remain “restricted securities” under Rule 144(a)(3) under the Securities Act, furnish or cause to be furnished to the Holders, beneficial owners of the Notes, securities analysts and prospective investors upon request the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(h) The Issuer and the Parent Guarantor shall (i) deliver to a Responsible Officer of the Trustee, within 15 days after the Issuer or the Parent Guarantor, as the case may be, is required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports, if any (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which the Issuer or the Parent Guarantor may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if the Issuer or the Parent Guarantor is not required to file information, documents or reports pursuant to either of said sections, then it shall deliver to a Responsible Officer of the Trustee and file with the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations; (ii) deliver to a Responsible Officer of the Trustee and file with the SEC, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided in such Trust Indenture Act; and (iii) transmit by mail to all Holders, as their names and addresses appear in the Security Register, within 30 days after the delivery thereof to the Trustee, such summaries of any information, documents and reports required to be filed by the Issuer or the Parent Guarantor, as the case may be, pursuant to subparts (i) and (ii) of this Section 4.16(h) as may be required by rules and regulations prescribed from time to time by the SEC.

(i) Delivery of any reports, information and documents to the Trustee pursuant to Section 4.16(a), Section 4.16(c), Section 4.16(d) and Section 4.16(h) is for informational purposes and the purposes set forth in Section 4.16(a), Section 4.16(c), Section 4.16(d) and Section 4.16(e), and the Trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including compliance with any of the covenants of the Company and the Note Guarantors hereunder.

Section 4.17 Additional Amounts. (a) All payments made or deemed to be made by the Issuer, any Note Guarantor as well as all payments made or deemed to be made by the Trustee pursuant to the provisions of Sections 8.01 and 8.06 under or with respect to the Notes or with respect to any Note Guarantee, will be made free and clear of and without withholding or deduction for, or on account of, any present or future taxes, levies, imposts, duties, assessments or other governmental charges of whatever nature, including related penalties, interest and other liabilities (“Taxes”) imposed or levied by or on behalf of (i) any jurisdiction in which the Issuer (including any Successor Issuer) is then incorporated, organized or resident for tax purposes or any political subdivision thereof or therein (a “Relevant Tax Jurisdiction”), (ii) any jurisdiction in which any Note Guarantor is then incorporated, organized or resident for tax purposes or any political subdivision thereof or therein (including any Successor Note Guarantor), or (iii) any jurisdiction from or through which payment is made by or on behalf of the Issuer or any Note Guarantor (including, without limitation, the jurisdiction of any Paying and Transfer Agent) or any political subdivision thereof or therein (each of (i), (ii) and (iii), a “Tax Jurisdiction”), unless the withholding or deduction of such Taxes is then required by law or the interpretation or administration thereof.

(b) If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of any Tax Jurisdiction will at any time be required to be made from any payments made or deemed to be made under or with respect to the Notes or with respect to any Note Guarantee, including, without limitation, payments of principal, redemption price, purchase price, interest or premium, the Issuer, the relevant Note Guarantor or other payor, as applicable, will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each Holder (including Additional Amounts) after such withholding, deduction or imposition of Taxes will equal the respective amounts that would have been received in respect of such payments or deemed payments in the absence of such withholding or deduction of Taxes; provided, however, that no Additional Amounts will be payable with respect to:

(1) any Taxes that would not have been imposed but for the Holder of a Note or the beneficial owner of a Note being a citizen or resident or national of, incorporated in or maintaining a permanent establishment or physical presence in, the relevant Tax Jurisdiction in which such Taxes are imposed, or carrying on a business or having any other present or former connection with the relevant Tax Jurisdiction other than as a result of the mere acquisition, holding, enforcement or receipt of payment in respect of such Note or any Note Guarantee;

(2) any Taxes that are imposed or withheld as a result of the failure of the Holder or beneficial owner of a Note to comply with any timely reasonable written request, made to that Holder or beneficial owner, by the Issuer or any of the Note Guarantors to provide timely and accurate information concerning the nationality, residence or identity of such Holder or beneficial owner or an appropriate tax file number, Australian Business Number, or other number or exemption details or to make any valid and timely declaration or similar claim or satisfy any certification, information or other reporting requirement, which is required or imposed by a statute, treaty, regulation or administrative practice of the relevant Tax Jurisdiction as a precondition to any exemption from or reduction in all or part of such Taxes to which such Holder or beneficial owner is entitled;

(3) any Note presented for payment (where Notes are in the form of definitive registered Notes and presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period);

(4) any payment of principal or interest on a Note made to any Holder who is a fiduciary or partnership or any person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual Holder of such Note;

(5) any estate, inheritance, gift, sales, excise, transfer, personal property or similar Taxes (not being a tax on income, profits or gains);

(6) any Taxes imposed or calculated by reference to net income or profits;

(7) any Taxes imposed or withheld by reason of such Holder being an Offshore Associate of the Issuer or any of the Note Guarantors (other than as a result of the transactions contemplated by clause 8 of the Restructuring Support Agreement) or by reason of the Australian Commissioner of Taxation giving a direction to the Issuer or Note Guarantor under section 255 of the Income Tax Assessment Act of 1936 of Australia or section 260-5 of Schedule 1 of the Taxation Administration Act 1953 of Australia; or

(8) any combination of items (1) through (7) above.

In addition, any amounts to be paid on the Notes will be paid net of any deduction or withholding imposed or required pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code, and no additional amounts will be required to be paid on account of any such deduction or withholding.

(c) The Issuer and the Note Guarantors will also pay and indemnify the Holder, the Trustee and the Paying and Transfer Agent for any present or future stamp duty, issue, registration, court or documentary taxes, or any other excise or property taxes, charges or similar Taxes which are levied by any Tax Jurisdiction on the execution, delivery, registration or enforcement of any of the Notes, this Indenture, any Note Guarantee, any Security Document or any other document or instrument referred to therein, including but limited to the attorneys’ fees and costs of defending any claim or bringing any claim to enforce the indemnification or other obligations of the Issuer and the Note Guarantors, but excluding taxes, charges or similar levies imposed by any jurisdiction other than (i) Australia (including States and Territories of Australia), (ii) any jurisdiction in which a Note Guarantor is organized or is otherwise a resident for tax purposes, (iii) the jurisdiction in which any successor of the Issuer or a Note Guarantor is organized or resident for tax purposes, (iv) any jurisdiction in which such taxes are levied due to the Issuer’s, a Note Guarantor’s or a successor’s activities in or connection with such jurisdiction, or (v) any jurisdiction in which a Paying and Transfer Agent is located, and the Issuer will agree to indemnify the Holders, the Trustee and the Paying and Transfer Agent for any such taxes properly paid by the Holders. The Issuer and the Note Guarantors will indemnify and hold harmless each Holder for the amount of (i) any Taxes not withheld or deducted by the Issuer or any Note Guarantor and levied or imposed and paid by such Holder as a result of payments made under or with respect to the Notes, (ii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, and (iii) any Taxes imposed with respect to any reimbursement under clauses (i) or (ii) above.

(d) The Issuer and the Note Guarantors will also pay and indemnify the Holder against, and must pay the Holder on demand an amount equal to, any liability or cost which the Holder determines in good faith will be or has been (directly or indirectly) suffered by the Holder for on account of Tax (excluding any Taxes described in Section 4.17(a)(1) through (8) hereof) that has arisen as a consequence of Taxes which should have been, but were not, withheld or deducted in accordance with this Section 4.17.

(e) If the Issuer or any Note Guarantor, as the case may be, becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or any Note Guarantee, the Issuer or the relevant Note Guarantor, as the case may be, will deliver to the Trustee on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that Payment Date, in which case the Issuer or the relevant Note Guarantor shall notify the Trustee promptly thereafter) an Officers’ Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The Officers’ Certificate must also set forth any other information reasonably necessary to enable the Paying and Transfer Agent to pay Additional Amounts to Holders on the relevant Payment Date. The Trustee shall be entitled to rely solely on such Officers’ Certificate as conclusive proof that such payments are necessary. The Issuer or the relevant Note Guarantor will provide the Trustee with documentation satisfactory to the Trustee evidencing the payment of Additional Amounts and the Trustee will make such documentation available to Holders.

(f) The Issuer, or the Paying and Transfer Agent on its behalf, or the relevant Note Guarantor will make all withholdings and deductions required by law and will remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable law. Upon request, the Issuer or the relevant Note Guarantor will provide to the Trustee an official receipt or, if official receipts are not obtainable, other documentation satisfactory to the Trustee evidencing the payment of any Taxes so deducted or withheld within 30 days after the date the payment of any Taxes is due. The Issuer or the relevant Note Guarantor (as the case may be) will attach to each certified copy or other document a certificate stating the amount of such Taxes paid per US$1,000 principal amount of the Notes then outstanding. Upon request, copies of those receipts or other documentation, as the case may be, will be made available by the Trustee to the Holders.

(g) Whenever in this Indenture there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or of any other amount payable under, or with respect to, any of the Notes or Note Guarantee (as the case may be), such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

(h) The above obligations will survive termination, defeasance or discharge of this Indenture and any transfer by a Holder or beneficial owner of its Notes and will apply mutatis mutandis to any jurisdiction in which any successor person to the Issuer or any Note Guarantor is incorporated, organized or resident for tax purposes or any jurisdiction from or through which such person makes any payment on the Notes (or any Note Guarantee) and any political subdivision thereof or therein.

Section 4.18 Ratings. The Issuer shall use commercially reasonable efforts to obtain a credit rating (but not any particular rating) of the Notes by any two Rating Agencies as soon as reasonably practical and in any event not later than the date that is 120 days after the Issue Date, and to maintain a rating (but not any particular rating) by any two Rating Agencies until the Final Maturity Date.

Section 4.19 Payments for Consent. (a) The Parent Guarantor will not, and will not cause or permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

(b) Notwithstanding Section 4.19(a), in any offer or payment of consideration for, or as an inducement to, any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes in connection with an exchange offer, the Parent Guarantor and any Subsidiary may exclude (i) Holders or beneficial owners of the Notes that are not institutional “accredited investors” as defined in subparagraphs (a)(1), (2), (3) or (7) of Rule 501 under the Securities Act, and (ii) Holders or beneficial owners of the Notes in any jurisdiction where the inclusion of such Holders or beneficial owners would require the Parent Guarantor or any Subsidiary to comply with the registration requirements or other similar requirements under any securities laws of such jurisdiction, or the solicitation of such consent, waiver or amendment from, or the granting of such consent or waiver, or the approval of such amendment by, Holders or beneficial owners in such jurisdiction would be unlawful, in each case as determined by the Parent Guarantor in its sole discretion.

Section 4.20 Currency Indemnity. (a) The U.S. dollar is the sole currency of account and payment for all sums payable by the Issuer and the Note Guarantors under the Notes and the Note Guarantees (the “Contractual Currency”). Any amount received or recovered in currency other than the Contractual Currency in respect of the Notes or the Note Guarantees (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding up, liquidation or dissolution of the Parent Guarantor, any Subsidiary or otherwise) by the Trustee or a Holder in respect of any sum expressed to be due to it from the Issuer or a Note Guarantor shall constitute a discharge of the Issuer or the Note Guarantor, as the case may be, only to the extent of the Contractual Currency amount which the recipient is able to purchase with the amount so received or recovered in other currency on the date of that receipt or recovery (or, if it is not possible to make that purchase on that date, on the first date on which it is possible to do so). If that purchased amount is less than the Contractual Currency amount expressed to be due to the recipient under any Note, the Issuer and the Note Guarantors shall indemnify the recipient against any loss sustained by it as a result. For the purposes of this indemnity, it will be sufficient for the Trustee or a Holder to certify (indicating the sources of information used) that it would have suffered a loss had the actual purchase of Contractual Currency been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of Contractual Currency on such date had not been possible, on the first date on which it would have been possible).

(b) Each of the above indemnities will, to the extent permitted by law:

(i) constitute a separate and independent obligation from the other obligations of the Issuer or the Note Guarantors;

(ii) give rise to a separate and independent cause of action;

(iii) apply irrespective of any waiver granted by any Holder;

(iv) continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note or any other judgment or order;

(v) include attorneys’ fees and costs of enforcement; and

(vi) survive the termination of the Indenture and the resignation or removal of the parties.

The Issuer and the Note Guarantors agree to pay amounts under this indemnity on demand from the Trustee or a Holder. Neither the Trustee or any Holder has any obligation to investigate whether the conversion rate offered to it at the time of conversion is the best market rate and will have no liability whatsoever in connection with the conversion.

Section 4.21 Further Assurances. (a) The Issuer and each Note Guarantor shall, at its own expense, execute and do all such acts and things and provide such assurances to the Security Trustee as may reasonably be necessary to enable the Security Trustee (i) to register and perfect (in each jurisdiction where applicable) the security intended to be afforded by such Security Documents; and (ii) if such Security Documents have become enforceable, for facilitating the realization of all or any part of the assets which are subject to such Security Documents and for facilitating the exercise of all powers, authorities and discretion vested in the Security Trustee or in any receiver of all or any part of those assets. The Issuer and each Note Guarantor shall execute and provide all documents (including certificates of title) that the Security Trustee may reasonably request to give effect to the Security Documents.

(b) The Issuer and each Note Guarantor shall, at its own expense, do all acts which may be reasonably necessary to enable the Security Trustee to confirm that it holds, for the benefit of the beneficiaries under the Amended Security Trust Deed (which includes the Trustee on behalf of the holders of the Notes) and the Trustee, duly created, enforceable and perfected (where applicable) Liens and security interests in the Collateral (subject to Permitted Collateral Liens) to the extent required by this Indenture and the Security Documents.

(c) As necessary, the Issuer and each Note Guarantor shall, at its sole expense, execute, acknowledge and deliver such documents and instruments and take such other actions, which may be necessary, to enable the Security Trustee to register and perfect (in each jurisdiction where applicable) the Liens created or intended to be created by the Security Documents, including with respect to after-acquired Collateral, to the extent required thereunder. Without limiting the foregoing, within 20 Business Days of the dissolution of Emeco (UK) Ltd, the Parent Guarantor shall enter into a Security Document to create a Lien over all of its shares of Emeco Equipment (USA) LLC and shall take such steps as are reasonably requested by the Security Trustee to perfect such Lien.

(d) The Trustee shall, upon request and at the expense of the Issuer or the relevant Note Guarantors, promptly execute, acknowledge and deliver such documents and instruments (or to otherwise authorize the filing of such documents as the Issuer or the relevant Note Guarantor shall reasonably request) and take such other actions (or to enable the Security Trustee to take such action) which may be reasonably necessary to release, discharge or terminate any Lien (including, without limitation, to release, discharge or terminate any notice, filing or registration of such Lien) as required or permitted to be released, discharged or terminated pursuant to this Indenture and the Security Documents.

Section 4.22 ANZ/CAT Transactions.

(a) The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, amend the HG Receivables Agreement in any manner that is adverse to the Parent Guarantor and its Restricted Subsidiaries in any material respect.

(b) The Issuer shall not transfer any ANZ/CAT Notes other than pursuant to the HG Receivables Agreement or clause 8.26 of the Restructuring Support Agreement. All ANZ/CAT Notes that are not delivered (or are not now, nor will at any time in the future be required to be delivered) to ANZ pursuant to the HG Receivables Agreement or to ANZ or CAT pursuant to clause 8.26 of the Restructuring Support Agreement shall be promptly cancelled by the Issuer.

Section 4.23 Insurance. The Parent Guarantor shall maintain, and shall cause the Restricted Subsidiaries to maintain, insurance with carriers believed by the Parent Guarantor to be responsible, against such risks and in such amounts, and with such deductibles, retentions, self-insured amounts and coinsurance provisions, as the Parent Guarantor believes are customarily carried by businesses similarly situated and owning like properties, including as appropriate general liability, property and casualty loss and interruption of business insurance.

Section 4.24 Payment of Taxes and Other Claims. The Parent Guarantor shall pay or discharge and shall cause each of its Subsidiaries to pay or discharge, or cause to be paid or discharged, before the same shall become delinquent (a) all material taxes, assessments and governmental charges levied or imposed upon (i) the Parent Guarantor or any Restricted Subsidiary, (ii) the income or profits of any Restricted Subsidiary which is a corporation or (iii) the property of the Parent Guarantor or any Restricted Subsidiary and (b) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon the property of the Parent Guarantor or any Restricted Subsidiary; provided that the Parent Guarantor and its Subsidiaries shall not be required to pay or discharge, or cause to be paid or discharged, any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings or for which adequate reserves have been established.

Section 4.25 Valid Formation of The Tax Consolidated Group. The Parent Guarantor will ensure that the Tax Consolidated Group remains validly existing as a consolidated group under Division 703 of the Tax Act at all times.

Section 4.26 Valid Tax Agreements. Within 30 days of the Issue Date, the Tax Consolidated Group will ensure all Note Guarantors become a party to:

(a) a valid tax sharing agreement that covers each group liability (as defined in section 721-10 of the Tax Act) of the Tax Consolidated Group for the purposes of section 721-25 of the Tax Act; and

(b) a valid tax funding agreement that provides for:

(i) reasonably appropriate arrangements for the funding of tax and compensation payments by the head company of the Tax Consolidated Group having regard to the position of each member of the Tax Consolidated Group which do not materially and adversely affect the rights of the Holders; and

(ii) an undertaking from each member of the Tax Consolidated Group to compensate each other member adequately (and not more than adequately) for loss of tax attributes (included tax losses and tax offsets) as a result of being a member of the Tax Consolidated Group.

Section 4.27 Tax Obligations of the Parent Guarantor. The Parent Guarantor must:

(a) ensure that any group liability (as defined in section 721-10 of the Tax Act) of the Tax Consolidated Group is covered by a tax sharing agreement for the purposes of section 721-25 of the Tax Act;

(b) ensure that the head company (as defined in section 995-1 of the Tax Act) of the Tax Consolidated Group will give the Commissioner of Taxation of the Commonwealth of Australia a copy of any such tax sharing agreement in the approved form within 14 days of the head company receiving written notice to do so under section 721-25(3) of the Tax Act;

(c) ensure that each member of the Tax Consolidated Group is a party to a tax funding agreement at all times they are members of the Tax Consolidated Group that provides for:

(i) reasonably appropriate arrangements for the funding of tax and compensation payments by the head company of the Tax Consolidated Group having regard to the position of each member of the Tax Consolidated Group which do not materially and adversely affect the rights of the Holders;

(ii) an undertaking from each member of the Tax Consolidated Group to compensate each other member adequately (and not more than adequately) for loss of tax attributes (included tax losses and tax offsets) as a result of being a member of the Tax Consolidated Group;

(d) not without the prior written consent of the Trustee (acting at the direction of the Majority Holders, which direction shall not to be unreasonably withheld), amend, vary or replace the Tax Sharing Agreement or the Tax Funding Agreement, except where the amendment or variation relates to (i) the accession of a new party to the Tax Sharing Agreement or Tax Funding Agreement upon such party joining the Tax Consolidated Group or (ii) the release of a party from the Tax Sharing Agreement or Tax Funding Agreement upon such party ceasing to be a member of the Tax Consolidated Group.

The Parent Guarantor shall not join any consolidated group or multiple entry consolidated group (each as defined in the Tax Act) other than the Tax Consolidated Group.

Section 4.28 Obligation to Cancel Notes.

The Parent Guarantor shall ensure that any Notes that are purchased by it or any of its Subsidiaries are cancelled promptly after the purchase thereof.

ARTICLE V

MERGER AND CONSOLIDATION

Section 5.01 Merger and Consolidation. (a) The Parent Guarantor will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all of its assets to, any Person, unless:

(1) either (i) the Parent Guarantor is the surviving or continuing Person or (ii) the resulting, surviving or transferee Person, if not the Parent Guarantor (the “Successor Parent Guarantor”), shall be organized or existing under the laws of Australia or any State thereof, the United States, any State thereof or the District of Columbia, and the Successor Parent Guarantor (if not the Parent Guarantor) shall own, directly or indirectly, all of the outstanding Capital Stock of the Issuer and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in a form reasonably satisfactory to the Trustee, all the obligations of the Parent Guarantor under the Notes, its Note Guarantee, this Indenture and the Security Documents, and the Successor Parent Guarantor shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral for the benefit of the Notes owned by or transferred to such Successor Parent Guarantor;

(2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Parent Guarantor or any Subsidiary as a result of such transaction as having been Incurred by such Successor Parent Guarantor or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving pro forma effect to such transaction, either (i) the Consolidated Coverage Ratio of the Successor Parent Guarantor would be at least 2.0 to 1.0 or (ii) the Successor Parent Guarantor would have a Consolidated Coverage Ratio not less than the Consolidated Coverage Ratio immediately prior to such transaction; and

(4) the Parent Guarantor shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture and that all conditions precedent to such consolidation, merger or transfer have been met;

provided, however, that clause (3) of this paragraph (a) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Parent Guarantor or (B) the Parent Guarantor merging with an Affiliate of the Parent Guarantor solely for the purpose and with the sole effect of reincorporating the Parent Guarantor in another jurisdiction.

For purposes of this Article 5, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Parent Guarantor (either alone or together with assets held by the Parent Guarantor), which properties and assets, if held by the Parent Guarantor instead of such Subsidiaries (together with such assets held by the Parent Guarantor), would constitute all or substantially all of the properties and assets of the Parent Guarantor on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Parent Guarantor.

The Successor Parent Guarantor (if not the Parent Guarantor) will be the successor to the Parent Guarantor and shall succeed to, and be substituted for, and may exercise every right and power of, the Parent Guarantor under this Indenture, the Notes, its Note Guarantee and the Security Documents and the predecessor Parent Guarantor, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

(b) The Issuer will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(i) either (A) the Issuer is the surviving or continuing Person or (B) the resulting, surviving or transferee Person, if not the Issuer (the “Successor Issuer”), shall be organized or existing under the laws of Australia or any State thereof, the United States, any State thereof or the District of Columbia, and the Successor Issuer (if not the Issuer) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in a form reasonably satisfactory to the Trustee, all the obligations of the Issuer under the Notes, the Indenture and the Security Documents, and the Successor Issuer shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral for the benefit of the Notes owned by or transferred to such Successor Issuer;

(ii) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Issuer as a result of such transaction as having been Incurred by such Successor Issuer at the time of such transaction), no Default shall have occurred and be continuing;

(iii) immediately after giving pro forma effect to such transaction, either (i) the Consolidated Coverage Ratio would be at least 2.0 to 1.0 or (ii) the Consolidated Coverage Ratio immediately following such transaction is not less than the Consolidated Coverage Ratio immediately prior to such transaction;

(iv) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture and that all conditions precedent to such consolidation, merger or transfer have been met; and

(v) each Note Guarantor, unless it is party to the transactions described above, shall have by supplemental indenture, confirmed that its Note Guarantee shall apply to such Person’s obligations under the Indenture and the Notes;

provided, however, that clause (iii) will not be applicable to (A) a Restricted Subsidiary of the Parent Guarantor consolidating with, merging into or transferring all or part of its properties and assets to the Issuer or (B) the Issuer merging with an Affiliate of the Issuer solely for the purpose and with the sole effect of reincorporating the Issuer in another jurisdiction.

The Successor Issuer (if not the Issuer) will be the successor to the Issuer and shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the Indenture, and the Issuer, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

(c) No Note Guarantor (other than the Parent Guarantor) will consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all of its assets to any Person unless:

(1) either (i) such Note Guarantor is the surviving or continuing Person or (ii) the resulting, surviving or transferee Person, if not such Note Guarantor (the “Successor Note Guarantor”), shall be organized or existing under the laws of the jurisdiction under which such Note Guarantor was organized or under the laws of Australia or any State thereof, the United States, any State thereof or the District of Columbia, and such Person (if not such Note Guarantor) shall expressly assume by a Guarantee Agreement all the obligations of such Note Guarantor, if any, under its Note Guarantee and the Security Documents and the Successor Note Guarantor shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral for the benefit of the Notes and Note Guarantee owned by or transferred to such Successor Note Guarantor; provided, however, that the foregoing shall not apply in the case of a Note Guarantor (x) that has been disposed of in its entirety to another Person (other than to the Issuer or an Affiliate of the Issuer), whether through a merger, consolidation or sale or disposition of Equity Interest or a sale of all or substantially all assets or (y) that, as a result of the sale or disposition of all or a portion of its Equity Interests, ceases to be a Subsidiary, in both cases, if in connection therewith the Issuer provides an Officers’ Certificate to the Trustee to the effect that the Issuer will comply with its obligations under Section 4.11 in respect of such disposition;

(2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3) the Issuer delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guarantee Agreement, if any, complies with this Indenture and that all conditions precedent to such consolidation, merger or transfer have been met.

The Successor Note Guarantor (if not the Issuer) will be the successor to such Note Guarantor and shall succeed to, and be substituted for, and may exercise every right and power of, such Note Guarantor and its Note Guarantee, and the predecessor Note Guarantor, except in the case of a lease, shall be released from its obligations under its Note Guarantee and this Indenture. Notwithstanding any other provision of this Section 5.01, other than in relation to the Parent Guarantor (1) a Note Guarantor may merge or consolidate with an Affiliate solely for the purpose and with the sole effect of reincorporating such Note Guarantor in another jurisdiction without regard to compliance with clause (2) above, and (2) a Note Guarantor may merge or consolidate with, or transfer all or part of its properties and assets to, another Note Guarantor or the Issuer.

ARTICLE VI

DEFAULT AND REMEDIES

Section 6.01 Events of Default. Each of the following events is an “Event of Default”:

(1) default in the payment of principal of (or premium, if any, on) the Notes when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

(2) default in the payment of interest or Additional Amounts on any Note when the same becomes due and payable, and such default continues for a period of 30 days;

(3) default in the performance or breach of the provisions of Section 5.01, or the failure by the Issuer to make or consummate an Offer to Purchase in the manner described in this Indenture;

(4) the Parent Guarantor or any Restricted Subsidiary defaults in the performance of or breaches any other covenant or agreement in this Indenture or under the Notes (other than a default specified in Section 6.01(1), (2) or (3) above) or any of the Security Documents and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes;

(5) with respect to (a) any Payment Priority Obligations or (b) any other Indebtedness of the Parent Guarantor or any Restricted Subsidiary having an outstanding principal amount of US$25.0 million or more in the aggregate for all such Indebtedness of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (i) the Parent Guarantor or any of its Restricted Subsidiaries shall default in any payment beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) the Parent Guarantor or any of its

Restricted Subsidiaries shall default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, the effect of which default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its Stated Maturity, provided, however, that it shall not be an Event of Default under this paragraph (5) of this Section 6.01 if a waiver of any of the defaults described in the preceding clauses (i) through (ii) has been obtained;

(6) one or more final judgments or orders for the payment of money are rendered against the Parent Guarantor or any Restricted Subsidiary and are not paid or discharged, that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to either individually or in an aggregate amount, in each case, in excess of US$25.0 million (in excess of amounts which the Parent Guarantor’s or such Restricted Subsidiary’s insurance carriers have agreed in writing to pay under applicable policies) and there is a period of 60 consecutive days following entry of the final judgment or order during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

(7) an involuntary case or other proceeding is commenced against, or an order is made for the judicial management or administration of, the Parent Guarantor, the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) with respect to it or its debts under any applicable bankruptcy, insolvency, winding-up or other similar law now or hereafter in effect seeking the appointment of an administrator, receiver, receiver and manager, liquidator, provisional liquidator, mortgagee in possession, Controller or similar official of the Parent Guarantor, the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) or for any substantial part of the property and assets of the Parent Guarantor, the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) or any action is initiated (including any reference or inquiry) by or before any authority of competent jurisdiction which may result in (a) the suspension or staying of the obligations of any Note Guarantor with respect to such Note Guarantor’s Note Guarantee or (b) the requirement for approval from such authority of competent jurisdiction for enforcement of a Note Guarantee, and such involuntary case or other proceeding or action remains undismissed and unstayed for a period of 60 consecutive days, or an order for relief is entered against the Parent Guarantor, the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) under any applicable bankruptcy, insolvency or other similar law as now or hereafter in effect;

(8) the Parent Guarantor, the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) (a) commences a voluntary case under any applicable bankruptcy, insolvency, winding-up or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (b) consents to the appointment of or taking possession by an administrator, receiver, receiver and manager, liquidator, provisional liquidator, mortgagee in possession, Controller or similar official of the Parent Guarantor, the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) or for all or substantially all of the property and assets of the Parent Guarantor, the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), (c) makes any resolution for winding-up or dissolution effective, or (d) effects any general assignment for the benefit of creditors;

(9) any Note Guarantor denies or disaffirms its obligations under its Note Guarantee or, except as permitted by this Indenture, any Note Guarantee is determined to be unenforceable or invalid or will for any reason cease to be in full force and effect; or

(10) (i) any security interest created by any Security Document ceases to be in full force and effect (except as permitted by the terms of this Indenture, the Amended Security Trust Deed or the other Security Documents) with respect to Collateral having an aggregate Fair Market Value in excess of US$5.0 million, or an assertion by the Parent Guarantor or any of its Restricted Subsidiaries that any Collateral having an aggregate Fair Market Value in excess of US$5.0 million is not subject to a valid, perfected security interest (in each jurisdiction where applicable and except as permitted by the terms of this Indenture, the Amended Security Trust Deed or the other Security Documents) and any such Default continues unremedied for a period of 30 days after the Issuer receives written notice thereof specifying such occurrence from the Trustee or the holders of at least 25% of the outstanding principal amount of the Notes and demanding that such Default be remedied; or (ii) the repudiation by the Parent Guarantor or any of its Restricted Subsidiaries of any of its material obligations under any Security Document.

Section 6.02 Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.01(7) or Section 6.01(8) above) occurs and is continuing under this Indenture, the Trustee, if a Responsible Officer of the Trustee has received written notice of such Event of Default, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Issuer (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the written direction of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued and unpaid interest shall be immediately due and payable. If an Event of Default specified in Section 6.01(7) or Section 6.01(8) above occurs, the principal of, premium, if any, and accrued and unpaid interest on the Notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Trustee will promptly provide the Security Trustee with written notice of any declaration of acceleration.

Section 6.03 Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue, in its own name or as trustee of an express trust, any available remedy by proceeding at law or in equity to collect the payment of principal of and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture. The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.

Section 6.04 Waiver of Past Defaults. The Holders of at least a Majority in aggregate principal amount of the outstanding Notes by written notice to the Issuer and to the Trustee may on behalf of all the Holders waive all past defaults and rescind and annul a declaration of acceleration and its consequences if: (1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived; and (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. Upon such waiver, the Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, but no such waiver will extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority. The Holders of at least a Majority in aggregate principal amount of the outstanding Notes (disregarding any Notes held by the Parent Guarantor or any of its Subsidiaries) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders. In addition, the Trustee will not be required to follow such direction if it does not believe that reimbursement or indemnification satisfactory to it is assured to it.

Section 6.06 Limitation on Suits. A Holder may not institute any proceeding, judicial or otherwise, with respect to this Indenture or the Notes, or for the appointment of a receiver or trustee, or for any other remedy under this Indenture or the Notes unless:

(a) the Holder has previously given the Trustee written notice of a continuing Event of Default;

(b) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder or Holders offer the Trustee security and/or indemnity satisfactory to the Trustee against any costs, liability or expense to be incurred in compliance with such request;

(d) the Trustee does not comply with the request within (x) 60 days after receipt of the written request pursuant to Section 6.06(b) above or (y) 60 days after the receipt of the offer of indemnity pursuant to Section 6.06(c) above, whichever occurs later; and

(e) during such 60-day period, the Holders of a Majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

Section 6.07 Rights of Holders to Receive Payment. Notwithstanding anything to the contrary in this Indenture, the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or any payment under any Note Guarantee, or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Compliance Certificate; Notice of Default. (a) Officers of the Parent Guarantor must certify to a Responsible Officer of the Trustee in writing in compliance with Section 314(a)(4) of the Trust Indenture Act, on or before a date not more than 120 days after the end of each Fiscal Year, that a review has been conducted of the activities of the Parent Guarantor and the Restricted Subsidiaries and the Parent Guarantor’s and the Restricted Subsidiaries’ performance under this Indenture and that the Parent Guarantor and each Restricted Subsidiary have fulfilled all of their respective obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Parent Guarantor shall notify a Responsible Officer of the Trustee in writing upon the occurrence of any Default or Event of Default in accordance with Section 4.16(f).

(a) If any Default occurs and is continuing and has been notified to the Trustee in writing, the Trustee will send notice of the Default to each Holder in the manner provided for in Section 12.01 within 30 days after the Trustee has been notified of such Default, unless the Default has been cured; provided, however, that, except in the case of a default in the payment of the principal of or premium or interest on any Note, the Trustee may withhold such notice of Default if and so long as the board of directors, the executive committee or a trust committee of directors of the Trustee in good faith determine that withholding the notice is in the interest of the Holders.

Section 6.09 Collection Suit by Trustee. If an Event of Default in payment specified in Section 6.01(1) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust for the whole amount remaining unpaid, together with interest on overdue principal or premium and, to the extent lawful, overdue installments of interest, in each case at the rate specified in the Notes, and such further amount as is sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and any other amounts due the Trustee hereunder.

Section 6.10 Trustee May File Proofs of Claim. The Trustee may file proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee hereunder) and the Holders allowed in any judicial proceedings relating to the Issuer or any Note Guarantor or their respective creditors or property, and is entitled and empowered to collect, receive and distribute any money, securities or other property payable or deliverable upon conversion or exchange of the Notes or upon any such claims. Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, if the Trustee consents to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the compensation, expenses, disbursements and advances of the Trustee, its agent and counsel, and any other amounts due the Trustee hereunder. Nothing in this Indenture shall be deemed to empower the Trustee to authorize or consent to, or accept or adopt on behalf of any Holder, any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.11 Priorities. If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First, to the Trustee and the Agents to the extent necessary to reimburse the Trustee or Agents for any expenses or indemnities (including reasonable fees and expenses of its counsel) incurred in connection with the enforcement of any rights or remedies under this Indenture, the Notes or the Security Documents or the collection or distribution of such amounts held or realized and any fees and expenses incurred in connection with carrying out its functions under this Indenture (including properly incurred legal fees and expenses);

Second, to the Trustee for the benefit of Holders for amounts due and unpaid on the Notes for the principal, premium and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and interest; and

Third, any surplus remaining after such payments shall be paid to the Issuer, or the Note Guarantors.

The Trustee, upon written notice to the Issuer, may fix a record date and payment date for any payment to Holders pursuant to this Section 6.11.

Section 6.12 Restoration of Rights and Remedies. If the Trustee or any Holder has instituted a proceeding to enforce any right or remedy under this Indenture and the proceeding has been discontinued or abandoned by the Trustee or such Holder for any reason, or has been determined adversely to the Trustee or to the Holder, then, subject to any determination in the proceeding, the Issuer, any Note Guarantors, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Issuer, any Note Guarantors, the Trustee and the Holders shall continue as though no such proceeding had been instituted.

Section 6.13 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court may require any party litigant in such suit (other than the Trustee) to file an undertaking to pay the costs of the suit, and the court may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant (other than the Trustee) in the suit having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.13 does not apply to a suit by a Holder to enforce payment of principal of or interest on any Note on its Stated Maturity, or a suit by Holders of more than 10% in principal amount of the outstanding Notes or by the Trustee.

Section 6.14 Rights and Remedies Cumulative. No right or remedy conferred or reserved to the Trustee or to the Holders under this Indenture is intended to be exclusive of any other right or remedy, and all such rights and remedies are, to the extent permitted by law, cumulative and in addition to every other right and remedy hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or exercise of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or exercise of any other right or remedy.

Section 6.15 Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.16 Record Date. The Issuer may set a record date, which need not be the date provided in Section 316(c) of the Trust Indenture Act to the extent it would otherwise be applicable, for purposes of determining the Holders entitled to vote on or to consent to any action by vote or consent authorized or permitted by Section 6.04 or 6.05. Unless this Indenture provides otherwise, such record date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee pursuant to Section 2.04 prior to such solicitation.

Section 6.17 Waiver of Stay, Extension or Usury Laws. Each of the Issuer and Note Guarantors covenants, to the extent that it may lawfully do so, that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Issuer or such Note Guarantor, as the case may be, from paying all or any portion of the principal of, or premium or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Indenture. Each of the Issuer and Note Guarantors hereby expressly waives, to the extent that it may lawfully do so, all benefit or advantage of any such law and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE VII

THE TRUSTEE AND THE AGENTS

Section 7.01 General. (a) The duties and responsibilities of the Trustee are as set forth herein. Whether or not expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee is subject to this Article 7.

(b) Except during the continuance of an Event of Default, the Trustee shall perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee. In case an Event of Default has occurred and is continuing, the Trustee shall exercise those rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(c) The Trustee will be permitted to engage in other transactions. However, if the Trustee has or will acquire a “conflicting interest” within the meaning of Section 310(b)(1) of the Trust Indenture Act, the Trustee will either eliminate such interest or resign in the manner provided by the Trust Indenture Act and Section 7.07; provided, however, that such requirements will not apply to any indenture or indentures under which other securities of the Issuer are outstanding if the requirements for such exclusion set forth in Section 310(b)(1) of the Trust Indenture Act are met. The Issuer acknowledges that the Trustee and its affiliates may have interests in, or may be providing or may in the future provide financial or other services to other parties with interests which the Issuer may regard as conflicting with its interests and may possess information (whether or not material to the Issuer), other than as a result of the Trustee acting as Trustee hereunder, that the Trustee may not be entitled to share with the Issuer. Subject to the foregoing, the Issuer agrees that the Trustee may deal (whether for its own or its customers’ account) in, or advise on, securities of any party and that such dealing or giving of advice, will not constitute a conflict of interest for the purposes of this Indenture.

(d) No provision of this Indenture shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except as provided in Section 315(d) of the Trust Indenture Act.

Section 7.02 Certain Rights of Trustee and Agents.

(a) The Trustee may conclusively rely, and shall be protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document (whether in original or facsimile form conforming on their face to the requirements of the Indenture) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but, in the case of any document which is specifically required to be furnished to the Trustee pursuant to any provision hereof, the Trustee shall examine the document to determine whether it conforms on its face to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein). The Trustee, in its discretion, may make further inquiry or investigation into such facts or matters as it sees fit.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel prepared and delivered at the cost of the Issuer conforming to Section 12.02 and Section 12.03 and the Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care by it hereunder. To the extent an agent has been named by the Trustee in connection with this Indenture, the parties hereto shall cooperate to ensure that such agent can perform the duties for which it was appointed. Upon an Event of Default, the Trustee shall be entitled to require all agents to act solely in accordance with its directions.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within its rights or powers conferred upon it by this Indenture or for any action it takes or omits to take in accordance with the direction of the Holders in accordance with Section 6.02 or Section 6.05 or otherwise relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture.

(e) Unless otherwise specifically identified in this Indenture, any demand, request, direction or notice from the Issuer will be sufficient if signed by an Authorized Officer of the Issuer. The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and terms hereafter.

(f) Whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officers’ Certificate.

(g) The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(h) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not assured to it.

(i) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or to institute, conduct or defend any litigation under this Indenture or in relation to this Indenture or the Notes at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security and/or indemnity satisfactory to it in its sole discretion against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

(j) The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and to each agent, custodian and other Person employed to act hereunder.

(k) Anything in this Indenture to the contrary notwithstanding, in no event shall the Trustee be liable under or in connection with this Indenture for indirect, special, punitive or consequential losses or damages of any kind whatsoever, including but not limited to lost profits, whether or not foreseeable, even if the Trustee has been advised of the possibility thereof and regardless of the form of action in which such damages are sought.

(l) The Trustee may request that the Issuer deliver an Officers’ Certificate setting forth the names of individuals, titles of officers and specimen signatures authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(m) The permissive rights of the Trustee enumerated herein shall not be construed as duties.

(n) Delivery of reports and other information to the Trustee shall not constitute actual or constructive knowledge of the contents of such reports or information.

(o) The parties hereto acknowledge and agree that the Trustee shall not be required to act as a “commodity pool operator” or be required to undertake regulatory filings related to this Indenture in connection therewith.

(p) The Trustee will not be deemed to have notice or knowledge of an Event of Default or any other matter under this Indenture unless a Responsible Officer of the Trustee has actual knowledge or has received written notice thereof.

Section 7.03 Individual Rights of Trustee. The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not the Trustee and nothing herein shall obligate the Trustee to account for any profits earned from any business or transactional relationship. Any Agent may do the same with like rights.

Section 7.04 Trustee’s Disclaimer. The Trustee (a) makes no representation as to the validity or adequacy of this Indenture, the Notes, the Note Guarantee of any Note Guarantor, the Collateral or the Security Documents, (b) is not accountable for the Issuer’s use or application of the proceeds from the Notes, (c) is not responsible for any statement in the Notes other than its certificate of authentication and (d) shall not have any responsibility for the Issuer’s or any Holder’s compliance with any state or U.S. federal securities law or any other applicable law in connection with the Notes. This provision shall remain in full force and effect notwithstanding the discharge of the Notes and or the resignation or replacement or removal of the Trustee or Agent.

Section 7.05 Notice of Default. If any Default occurs and is continuing and written notice of such default has been delivered to the Responsible Officer of the Trustee, the Trustee shall send notice of the Default to each Holder within 30 days after the Trustee has been notified of such Default, unless such Default has been cured; provided, however, that, except in the case of a default in the payment of the principal of or premium or interest on any Note, (x) the Trustee shall not be deemed to have actual knowledge of a Default or Event of Default until a Responsible Officer receives written notice thereof and (y) the Trustee may withhold the notice if and so long as the board of directors, the executive committee or a trust committee of directors of the Trustee in good faith determines that withholding the notice is in the interest of the Holders.

Section 7.06 Compensation and Indemnity. (a) Each of the Issuer and the Note Guarantors agrees to be jointly and severally responsible for and shall pay the Trustee compensation as agreed upon in writing for its services. The compensation of the Trustee is not limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee upon request for all out-of-pocket expenses, disbursements and advances (including costs of collection) incurred or made by the Trustee, including the compensation, expenses and disbursements of the Trustee’s agents and counsel and other Persons not regularly within its employ.

(b) Each of the Issuer and the Note Guarantors agrees to jointly and severally indemnify the Trustee or any predecessor Trustee and their respective agents, employees, officers and directors for, and hold it harmless against, any obligations, taxes, judgments, suits, loss, action, proceeding, claim, penalty, damages, cost, disbursement, liability or expense incurred by it without negligence or willful misconduct on its part arising out of or in connection with the acceptance or administration of this Indenture and its duties under this Indenture and the Notes and with respect to the Security Documents, including (i) the costs and expenses of defending itself against any claim or liability and of complying with any process served upon it or any of its officers in connection with the exercise or performance of any of its powers or duties under this Indenture, the Notes or the Amended Security Trust Deed and (ii) the compensation, expenses and disbursements of the Trustee’s agents and counsel and other Persons not regularly within the Trustee’s employ.

(c) To secure the Issuer’s payment obligations in this Section 7.06, the Trustee will have a lien prior to the Notes on all money or property held or collected by the Trustee, in its capacity as Trustee, except money or property held in trust to pay principal of, and interest on particular Notes.

(d) Any indemnification provided for in this Section 7.06 shall include, but not be limited to, the attorneys’ fees and costs of defending any claim or bringing any claim to enforce the indemnification or other obligations of the Issuer and the Note Guarantors.

(e) This Section 7.06 shall survive the redemption or maturity of the Notes, the termination of this Indenture, and the resignation or termination of the appointment of the Trustee.

Section 7.07 Replacement of Trustee. (a) The Trustee may resign at any time by giving 30 days prior written notice to the Issuer.

(i) The Holders of a Majority in principal amount of the outstanding Notes may remove the Trustee by 30 days prior written notice to the Trustee.

(ii) The Issuer may remove the Trustee if: (A) the Trustee is adjudged a bankrupt or an insolvent; (B) a receiver or other public officer takes charge of the Trustee or its property; or (C) the Trustee becomes incapable of acting.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07.

(b) If the Trustee has been removed by the Holders, Holders of a Majority in principal amount of the Notes may appoint a successor Trustee with the consent of the Issuer. Otherwise, if the Trustee resigns or is removed, or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee; provided, however, that, in the case of a resignation of the Trustee in connection with a bankruptcy of the Issuer, the Trustee will have the right to appoint a successor Trustee if no successor Trustee is appointed within 10 Business Days of notice of such resignation. If the successor Trustee does not deliver its written acceptance within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the expense of the Issuer), the Issuer or the Holders may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(c) Upon delivery by the successor Trustee of a written acceptance of its appointment to the retiring Trustee and to the Issuer, (i) the retiring Trustee shall transfer all money or property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.06, (ii) the resignation or removal of the retiring Trustee shall become effective, and (iii) the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. Upon the reasonable request of any successor Trustee, the Issuer and each Note Guarantor shall execute any and all instruments for fully vesting in and confirming to the successor Trustee all such rights, powers and trusts. The Issuer shall give notice of any resignation and any removal of the Trustee and each appointment of a successor Trustee to all Holders, and include in the notice the name of the successor Trustee and the address of its Corporate Trust Office.

(d) Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Issuer’s obligations under Section 7.06 shall continue for the benefit of the retiring Trustee.

Section 7.08 Successor Trustee by Consolidation Merger, Conversion or Transfer. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business or assets (including the administration of the trust created by this Indenture) to, another corporation or national banking association, the resulting, surviving or transferee corporation or national banking association without any further act shall be the successor Trustee with the same effect as if the successor Trustee had been named as the Trustee in this Indenture.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee may authenticate such Notes either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force and effect which is provided in the Notes or in this Indenture.

Section 7.09 Money Held in Trust. The Trustee will not be liable for interest on any money received by it except as it may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law and except for money held in trust under Article 8.

Section 7.10 Appointment of Co-Trustee. The Trustee may, by written notice to the Issuer, appoint anyone to act as an additional trustee (a “Co-Trustee”) jointly with the Trustee:

(a) if the Trustee considers such appointment to be in the interests of the Holders;

(b) to conform with any legal requirement, restriction or condition in a jurisdiction in which a particular act is to be performed; or

(c) to obtain a judgment or to enforce a judgment or any provision of this Indenture in any jurisdiction.

Subject to the provisions of this Indenture, the Trustee may confer on any person so appointed such functions as it thinks fit. The Trustee may by written notice to the Issuer and the person so appointed remove such person. At the Trustee’s request, the Issuer will forthwith do all things as may be required to perfect such appointment or removal and it irrevocably appoints the Trustee to be its attorney in its name and on its behalf to do so. The Trustee shall not be liable or responsible for supervising any such co-trustee or for any act or omission of such co-trustee provided it has exercised reasonable care in selecting such co-trustee.

In the event a Co-Trustee is appointed, the rights, powers, duties, and obligations conferred or imposed upon the Co-Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such Co-Trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed, the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties, and obligations shall be exercised and performed by such Co-Trustee.

Section 7.11 Eligibility; Disqualification. This Indenture shall at all times have a Trustee who satisfies the requirements of Section 310(a)(1) of the Trust Indenture Act. There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or any state or territory thereof or the District of Columbia that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least US$150.0 million as set forth in its most recent published annual report of condition. No obligor upon the Notes or Person directly or indirectly controlling, controlled by, or under common control with, such obligor shall serve as trustee upon the Notes.

Section 7.12 Preferential Collection of Claims Against Issuer. The Trustee shall comply with Section 311(a) of the Trust Indenture Act, excluding any creditor relationship listed in Section 311(b) of the Trust Indenture Act. A Trustee who has resigned or been removed shall be subject to Section 311(a) of the Trust Indenture Act to the extent indicated.

Section 7.13 Reports by Trustee to Holders. To the extent required by Section 313(a) of the Trust Indenture Act, within 60 days after January 1 of each year commencing with January 1, 2017 and for as long as there are Notes outstanding under this Indenture, the Trustee shall mail to each Holder the Trustee’s report dated as of such date that complies with Section 313(a) of the Trust Indenture Act. The Trustee shall also comply with Sections 313(b), 313(c) and 313(d) of the Trust Indenture Act. A copy of each such report at the time of its mailing to Holders shall be filed with the SEC, if required, and each securities exchange, if any, on which the Notes are listed.

ARTICLE VIII

DEFEASANCE AND DISCHARGE AND SATISFACTION AND DISCHARGE

Section 8.01 Defeasance and Discharge of Indenture. The Issuer will be deemed to have paid and will be discharged from any and all obligations in respect of the Notes on the 183rd day after the deposit referred to in Section 8.01(a) below, and the provisions of this Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies, to indemnify the Trustee, to hold monies for payment in trust and the obligations in Section 4.17 hereof) if, among other things:

(a) the Issuer (A) has deposited with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, U.S. Government Obligations or a combination thereof that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity or on the applicable redemption date, as the case may be, of such payments in accordance with the terms of this Indenture and the Notes and (B) delivers to the Trustee an Opinion of Counsel or a certificate of an internationally recognized firm of independent accountants to the effect that the amount deposited by the Issuer is sufficient to provide payment for the principal of, premium, if any, and accrued interest on, the Notes on the Stated Maturity or on a particular redemption date of such payment in accordance with the terms of this Indenture and an Opinion of Counsel to the effect that the Holders have a valid, perfected (where applicable), exclusive Lien over such trust;

(b) the Issuer has delivered to the Trustee (A) either (1) an Opinion of Counsel of recognized standing with respect to U.S. federal income tax matters that is based on a change in applicable U.S. federal income tax law occurring after the Issue Date to the effect that beneficial owners will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Issuer’s exercise of its option under this Section 8.01 and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same time as would have been the case if such deposit, defeasance and discharge had not occurred or (2) a ruling directed to the Issuer or the Trustee received from the U.S. Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (B) an Opinion of Counsel of recognized international standing to the effect that the creation of the defeasance trust does not violate the

U.S. Investment Company Act of 1940, as amended, and after the passage of 183 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

(c) the Issuer has delivered to the Trustee (A) either (1) an Opinion of Counsel of recognized standing with respect to Australian income tax matters that is based on a change in applicable Australian income tax law occurring after the Issue Date to the effect that beneficial owners will not recognize income, gain or loss for Australian income tax purposes as a result of the Issuer’s exercise of its option under this Section 8.01 and will be subject to Australian income tax on the same amount and in the same manner and at the same time as would have been the case if such deposit, defeasance and discharge had not occurred or (2) a ruling directed to the Issuer or the Trustee received from the Commissioner of Taxation of the Commonwealth of Australia to the same effect as the aforementioned Opinion of Counsel; and

(d) the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by it with the intent of preferring the Holders over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other of its creditors or others; and

(e) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 183rd day after the date of such deposit, and such defeasance shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Parent Guarantor or any of the Restricted Subsidiaries is a party or by which the Parent Guarantor or any of the Restricted Subsidiaries is bound.

Section 8.02 Covenant Defeasance. The Issuer and the Note Guarantors may terminate their obligations under, and this Indenture will no longer be in effect with respect to, (i) the covenants set forth in Article 4 (other than Section 4.01, Section 4.02, Section 4.17 and Section 4.20), Section 5.01(a)(3) and Section 5.01(b)(3) and (ii) the operation of Section 6.01(3) (as to the covenants so terminated) and Section 6.01(4) (with respect to the events described in Section 6.01(5), Section 6.01(6), Section 6.01(7) and Section 6.01(8)), which provisions shall be deemed not to be Events of Default; provided, in each case, that:

(a) The Issuer has deposited with the Trustee, in trust, of cash in U.S. dollars, U.S. Government Obligations or a combination thereof that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity or the applicable redemption date, as the case may be, of such payments in accordance with the terms of this Indenture and the Notes;

(b) The Issuer has delivered to the Trustee an Opinion of Counsel of recognized international standing to the effect that the creation of the defeasance trust does not violate the U.S. Investment Company Act of 1940, as amended, and after the passage of 183 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

(c) The Issuer has delivered to the Trustee an Opinion of Counsel of recognized standing with respect to U.S. federal income tax matters to the effect that the beneficial owners will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same time as would have been the case if such deposit and defeasance had not occurred; and

(d) The Issuer has delivered to the Trustee an Opinion of Counsel of recognized standing with respect to Australian income tax matters to the effect that the beneficial owners will not recognize income, gain or loss for Australian income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to Australian income tax on the same amount and in the same manner and at the same time as would have been the case if such deposit and defeasance had not occurred.

Section 8.03 Application of Trust Money. Subject to Section 8.04, the Trustee shall hold in trust the money or U.S. Government Obligations deposited with it pursuant to Section 8.01 or Section 8.02, and apply the deposited money and the proceeds from deposited U.S. Government Obligations to the payment of principal of and premium or interest on the Notes in accordance with the Notes and this Indenture. Such money and U.S. Government Obligations shall be segregated from other funds.

Section 8.04 Repayment to Issuer. Subject to Section 6.11, Section 7.06, Section 8.01 and Section 8.02, the Trustee shall promptly pay to the Issuer upon written request by the Issuer in the form of an Officers’ Certificate any excess money held by the Trustee at any time and thereupon be relieved from all liability with respect to such money. The Trustee shall pay to the Issuer upon written request by the Issuer in the form of an Officers’ Certificate any money held for payment with respect to the Notes that remains unclaimed for two years, provided, however, that before making such payment the Trustee may at the expense of the Issuer publish once in a newspaper of general circulation in New York City, or send to each Holder entitled to such money, notice that the money remains unclaimed and that after a date specified in the notice (at least 30 days after the date of the publication or notice) any remaining unclaimed balance of money shall be repaid to the Issuer. After payment to the Issuer, Holders entitled to such money must look solely to the Issuer for payment, unless applicable law designates another Person, and all liability of the Trustee with respect to such money shall cease.

Section 8.05 Reinstatement. If and for so long as the Trustee is unable to apply any money or U.S. Government Obligations held in trust pursuant to Section 8.01 or Section 8.02 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s obligations under this Indenture and the Notes shall be reinstated as though no such deposit in trust had been made. If the Issuer makes any payment of principal of or interest on any Notes because of the reinstatement of its obligations, it shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held in trust.

Section 8.06 Satisfaction and Discharge. This Indenture will be discharged and will cease to be of further effect as to all Notes (except as to such matters which are to survive the termination of this Indenture as expressly set forth in Section 4.17(h) and Section 7.06), when:

(a) the Issuer has paid or caused to be paid all sums payable by it under this Indenture, including all amounts owing to the Trustee;

(b) either: (i) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuer, have been delivered to the Trustee for cancellation, or (ii) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Note Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely (A) for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination of cash in U.S. dollars and non-callable U.S. Government Obligations or a combination thereof, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(c) in respect of Section 8.06(b)(ii), the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Note Guarantor is a party or by which the Issuer or any Note Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings); and

(d) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

The Issuer must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

ARTICLE IX

AMENDMENTS, SUPPLEMENTS AND WAIVERS

Section 9.01 Amendments without Consent of Holders. (a) The Issuer, the Note Guarantors and the Trustee may amend, supplement or otherwise modify this Indenture, the Notes (including, for the avoidance of doubt, the terms of the Note Guarantees), the Amended Security Trust Deed and the other Security Documents without the consent of any Holder, to:

(i) cure any ambiguity, defect, omission or inconsistency;

(ii) comply with Article 5;

(iii) evidence and provide for the acceptance of appointment by a successor Trustee;

(iv) provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture;

(v) in any other case where a supplemental indenture to this Indenture is required or permitted to be entered into pursuant to the provisions of this Indenture without the consent of any Holder;

(vi) effect any changes to this Indenture in a manner necessary to comply with the procedures of the relevant clearing system;

(vii) add any Note Guarantor or any Note Guarantee or release any Note Guarantor from any Note Guarantee as provided or permitted by the terms of this Indenture and the Amended Security Trust Deed;

(viii) enter into additional or supplemental Security Documents and to release Collateral in accordance with this Indenture and the Security Documents;

(ix) add to the covenants of the Issuer or any Note Guarantor for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Issuer or any Note Guarantor;

(x) make any change that would provide any additional rights or benefits to the Holders of the Notes;

(xi) make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes or, if Incurred in compliance with this Indenture, Additional Notes; provided, however, that (A) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities laws and regulations and (B) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(xii) add additional parties to the Amended Security Trust Deed or any other Security Document to the extent permitted by this Indenture, the Amended Security Trust Deed and the other Security Documents:

(xiii) to comply with any requirements by the SEC or any successor in connection with qualifying this Indenture under the Trust Indenture Act;

(xiv) mortgage, pledge, hypothecate or grant any other Lien in favor of the Security Trustee for its benefit and the benefit of the Trustee, the Holders of the Notes and any holders of Pari Passu Debt or Payment Priority Obligations, as additional security for the payment and performance of all or any portion of the obligations under the Notes, the Note Guarantees and this Indenture or any Pari Passu Debt or Payment

Priority Obligations subject to the Security Documents, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Security Trustee pursuant to this Indenture, any of the Security Documents or otherwise, in each case as certified in an Officers’ Certificate;

(xv) provide for the succession of parties (other than the Issuer and the Note Guarantors) to the Amended Security Trust Deed and the other Security Documents, and other changes that are ministerial and administrative in nature, in connection with any refinancing, amendment, renewal, extension, substitution, restructuring, replacement, supplement or other modification of any agreement governing Pari Passu Debt or Payment Priority Obligations and to which such parties are bound, in each case solely to the extent not prohibited by this Indenture; or

(xvi) make any other change that does not adversely affect the rights of any Holder.

Section 9.02 Amendments with Consent of Holders. (a) Amendments, supplements or other modifications of this Indenture or the Notes (including, for the avoidance of doubt, the terms of the Note Guarantees), the Amended Security Trust Deed or the other Security Documents may be made by the Issuer, the Note Guarantors and the Trustee with the consent of the Holders of not less than a Majority in aggregate principal amount of the outstanding Notes voting as a single class, and the Holders of a Majority in principal amount of the outstanding Notes voting as a single class may waive future compliance by the Issuer and the Note Guarantors with any provision of this Indenture, the Notes, the Note Guarantees, the Amended Security Trust Deed or the other Security Documents; provided, however, that no such amendment, supplement, modification or waiver may, without the consent of each Holder affected thereby:

(i) change the Stated Maturity of the principal of, or any installment of interest on, any Note;

(ii) reduce the principal amount of, or premium, if any, or interest on, any Note;

(iii) change the place, currency or time of payment of principal of, or premium, if any, or interest on, any Note;

(iv) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the redemption date) of any Note or any Note Guarantee;

(v) reduce the above-stated percentage of outstanding Notes the consent of whose Holders is necessary to modify or amend this Indenture;

(vi) waive a default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a Majority in aggregate principal amount of the then outstanding Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(vii) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of this Indenture or for waiver of certain defaults;

(viii) release any Note Guarantor from its Note Guarantee, except as provided in this Indenture and the Amended Security Trust Deed;

(ix) amend, change or modify any Note Guarantee in a manner that adversely affects the Holders;

(x) reduce the amount payable upon an Offer to Purchase or change the time or manner by which an Offer to Purchase may be made or by which the Notes must be repurchased pursuant to a an Offer to Purchase, in each case after such Change of Control has occurred or such obligation to make a Proceeds Offer or an Excess Cash Offer has arisen;

(xi) amend, change or modify any provision which affects the ranking of the Notes or the Note Guarantee or the ranking of the Lien securing the Collateral in a manner which adversely affects Holders;

(xii) change the redemption date or the redemption price of the Notes from that stated in Section 3.01 or Section 3.02;

(xiii) amend, change or modify any provision (including Section 4.22) in a manner that adversely affects the entitlement of ANZ or CAT to any ANZ/CAT Notes; or

(xiv) amend, change or modify the obligation of the Issuer or any Note Guarantor to pay Additional Amounts.

(b) It is not necessary for Holders to approve the particular form of any proposed amendment, supplement or waiver, but is sufficient if their consent approves the substance thereof.

(c) An amendment, supplement or waiver under this Section 9.02 shall become effective on receipt by the Trustee of written consents from the Holders of the requisite percentage in principal amount of the outstanding Notes. After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall send to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. The Issuer shall send supplemental indentures to Holders upon request. Any failure of the Issuer to send such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture or waiver.

(d) Without the consent of the Holders of at least 66 2⁄3% in principal amount of Notes then outstanding, no amendment, supplement or waiver may (i) release all or substantially all of the Collateral from the Liens of the Security Documents (except as permitted by the terms of this Indenture and the Security Documents) or (ii) make any change in this Indenture, the Amended Security Trust Deed or any other Security Document that has the effect of altering the priority of the liens or the application of proceeds of the Collateral in a manner that would adversely affect the Holders in any material respect.

(e) A consent to any amendment, supplement or waiver of this Indenture, the Notes, the Note Guarantee, the Amended Security Trust Deed or any other Security Document with a tender of such Holder’s Notes will not be rendered invalid by such tender.

Section 9.03 Effect of Consent. (a) After an amendment, supplement or waiver becomes effective, it shall bind every Holder unless it is of the type requiring the consent of each Holder affected. If the amendment, supplement or waiver is of the type requiring the consent of each Holder affected, the amendment, supplement or waiver shall bind each Holder that has consented to it and every subsequent Holder of a Note that evidences the same debt as the Note of the consenting Holder.

(b) If an amendment, supplement or waiver changes the terms of a Note, the Trustee may require the Holder to deliver it to the Trustee so that the Trustee may place an appropriate notation of the changed terms on the Note and return it to the Holder, or exchange it for a new Note that reflects the changed terms. The Trustee may also place an appropriate notation on any Note thereafter authenticated. However, the effectiveness of the amendment, supplement or waiver is not affected by any failure to annotate or exchange Notes in this fashion.

Section 9.04 Trustee’s and Agents’ Rights and Obligations. Each of the Trustee and the Agents is entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article 9 is authorized or permitted by this Indenture and that such amendment, supplement or waiver constitutes the legal, valid and binding obligations of the party or parties executing such amendment, supplement or waiver, and an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent have been complied with. If the Trustee or the Agents, as the case may be, has received such Officers’ Certificate and Opinion of Counsel and such other documents and indemnities that the Trustee or the Agents may request or otherwise be entitled to, it shall sign the amendment, supplement or waiver so long as the same does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Agents, as the case may be. Each of the Trustee and the Agents may, but is not obligated to, execute any amendment, supplement or waiver that affects the Trustee’s or the Agents’ own rights, duties or immunities under this Indenture.

Section 9.05 Compliance with Trust Indenture Act. Every amendment to this Indenture or the Notes shall comply with the provisions of the Trust Indenture Act as then in effect.

ARTICLE X

NOTE GUARANTEES

Section 10.01 The Note Guarantees. Subject to the limitations set forth in this Article 10, each of the Note Guarantors (whether an Initial Note Guarantor originally a signatory hereto or a Restricted Subsidiary that became a Note Guarantor subsequent to the Issue Date pursuant to a Guarantee Agreement as set forth in Section 4.09) hereby, jointly and severally, guarantees as principal obligor to each Holder of a Note authenticated by the Trustee or the Authenticating Agent and to the Trustee and its successors and assigns (a) the full and punctual payment of the principal of, premium, if any, and interest on, and all other amounts payable under, the Notes and this Indenture and (b) the full and punctual performance of all other obligations of the Issuer under this Indenture and the Notes (including any amounts and indemnities due to the Trustee), in each case subject to applicable grace periods (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Note Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Note Guarantor and that such Note Guarantor will remain bound under this Article 10 in accordance with the terms of such extension or renewal of any Guaranteed Obligation. Each Note Guarantor agrees that its Note Guarantee herein constitutes a Guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.

Section 10.02 Guarantee Unconditional. The obligations of each Note Guarantor hereunder are unconditional and absolute and, without limiting the generality of the foregoing, except as set forth in Sections 10.07, 10.11 and 10.12, shall not be released, discharged, reduced, limited, impaired, terminated or otherwise affected by:

(a) any extension, renewal, settlement, compromise, rescission, amendment, modification, waiver or release in respect of any obligation of the Issuer under this Indenture or any Note, by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Indenture or any Note;

(c) any change in the corporate existence, structure or ownership of the Issuer, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Issuer or its assets or any resulting release or discharge of any obligation of the Issuer contained in this Indenture or any Note;

(d) the existence of any claim of waiver, release, surrender, alteration or compromise or other rights which the Note Guarantor may have at any time against the Issuer, the Trustee or any other Person, or any defence of set-off, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise, whether in connection with this Indenture or any unrelated transactions; provided, however, that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

(e) any invalidity, irregularity, or unenforceability relating to or against the Issuer or any other Note Guarantor for any reason of this Indenture or any Note;

(f) except as set forth in Section 10.12, any change in ownership of such Note Guarantor; or

(g) any other act or omission to act or delay of any kind by the Issuer, the Trustee, any Holder or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 10.02, constitute a legal or equitable discharge of or defense to such Note Guarantor’s obligations hereunder.

Section 10.03 Discharge; Reinstatement. Each Note Guarantor’s obligations hereunder shall remain in full force and effect until the principal of, premium, if any, and interest on the Notes and all other amounts payable by the Issuer under this Indenture have been paid in full. If at any time any payment of the principal of, premium, if any, or interest on any Note or any other amount payable by the Issuer under this Indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Issuer or otherwise, each Note Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time. All payments under the Note Guarantees shall be made in U.S. dollars.

Section 10.04 Waiver by Each Note Guarantor. Each Note Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Issuer or any other Person. In particular, each Note Guarantor irrevocably waives its right to require the Trustee to pursue or exhaust the Trustee’s legal or equitable remedies against the Issuer prior to exercising the Trustee’s rights under the Note Guarantee.

Section 10.05 Subrogation and Contribution. Upon making any payment with respect to any obligation of the Issuer under this Article 10, the Note Guarantor making such payment shall be subrogated to the rights of the payee against the Issuer with respect to such obligation; provided, however, that the Note Guarantor may not enforce either any right of subrogation or any right to receive payment in the nature of contribution, or otherwise, from any other Note Guarantor, with respect to such payment so long as any amount payable by the Issuer hereunder or under the Notes remains unpaid.

Section 10.06 Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Issuer under this Indenture or the Notes is stayed upon the insolvency, bankruptcy or reorganization of the Issuer, all such amounts otherwise subject to acceleration under the terms of this Indenture are nonetheless payable by the Note Guarantors hereunder forthwith on demand by the Trustee or the Holders.

Section 10.07 Limitation on Amount of Note Guarantees. Notwithstanding anything to the contrary in this Article, each Note Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Note Guarantor not constitute a fraudulent conveyance under applicable fraudulent conveyance provisions of the United States Bankruptcy Code or any comparable law of any other jurisdiction. To effectuate that intention, the Trustee, the Holders and the Note Guarantors hereby irrevocably agree that the obligations of each Note Guarantor under its Note Guarantee are limited in an amount not to exceed the maximum amount that can be guaranteed by the applicable Note Guarantor without rendering the Note Guarantee, as it relates to such Note Guarantor, voidable under applicable law relating to fraudulent conveyance or transfer, unfair preference, financial assistance, absence or inadequacy of corporate benefit or similar laws affecting the rights of creditors generally. Further, the Holders and the Note Guarantors hereby irrevocably agree that the obligations of each Note Guarantor under its Note Guarantee shall be limited or restricted by other provisions of applicable law.

Section 10.08 Ranking of Note Guarantees. The Note Guarantee of each Note Guarantor is a general unsecured unsubordinated obligation of such Note Guarantor.

Section 10.09 Delivery of Note Guarantees. The execution by each Note Guarantor of this Indenture (or a Guarantee Agreement) evidences the Note Guarantee of such Note Guarantor, whether or not the person signing as an officer of the Note Guarantor still holds that office at the time of authentication of any Notes. The delivery of any Note by the Trustee after authentication in accordance with this Indenture constitutes due delivery of the Note Guarantee set forth in this Indenture or any Guarantee Agreement on behalf of each Note Guarantor.

Section 10.10 No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 10 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 10 at law, in equity, by statute or otherwise.

Section 10.11 Modification. No modification, amendment or waiver of any provision of this Article 10, nor the consent to any departure by any Note Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee upon the consent of the Holders pursuant to Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Note Guarantor in any case shall entitle such Note Guarantor to any other or further notice or demand in the same, similar or other circumstances.

Section 10.12 Release of the Note Guarantees. (a) Subject to Section 10.03, a Note Guarantee given by a Note Guarantor shall automatically and unconditionally be released:

(i) upon repayment in full of the Notes;

(ii) in connection with any sale or other disposition (including by merger or otherwise) of the Capital Stock of the Note Guarantor (other than the Parent) after which such Note Guarantor is no longer a Restricted Subsidiary, if the sale of such Capital Stock complies with the applicable provisions of this Indenture;

(iii) upon the designation of such Note Guarantor as an Unrestricted Subsidiary to the extent permitted by this Indenture;

(iv) if the Issuer exercises its Legal Defeasance option or its Covenant Defeasance option as described under Section 8.01 or if its obligations under this Indenture are discharged in accordance with the terms of this Indenture; or

(v) other than the Parent Guarantor, in the event that the continued obligations of such Note Guarantor could reasonably be expected to rise or result in (now or in the future): (a) any violation of applicable law (including, without limitation, the U.S. Investment Company Act of 1940, as amended), or (b) any personal liability for the officers, directors or indirect shareholders of such Note Guarantors, which in each case of (a) or (b) cannot be avoided or otherwise prevented through measures reasonably available to the Issuer and the Note Guarantor.

(b) No release and discharge of the Note Guarantor from its Note Guarantee shall be effective against the Trustee, any Agent or the Holders of Notes (i) if a Default or Event of Default shall have occurred and be continuing under this Indenture as of the time of such proposed release and discharge until such time as such Default or Event of Default is cured or waived and (ii) until the Issuer shall have delivered to the Trustee an Officers’ Certificate upon which the Trustee may conclusively rely, stating that all conditions precedent provided for in this Indenture relating to such release and discharge have been complied with and that such release and discharge is authorized and permitted under this Indenture. At the request of the Issuer, the Trustee shall execute and deliver an instrument evidencing such release and discharge and do all such other acts and things necessary to release the Note Guarantor from its obligations hereunder.

ARTICLE XI

SECURITY

Section 11.01 Security for the Obligations of the Issuer.

(a) The payment of principal of and interest and premium, if any, on the Notes when due, whether at maturity, by acceleration, repurchase, redemption or otherwise and whether by the Issuer pursuant to the Notes or by the Note Guarantors pursuant to the Note Guarantees, the payment of all other Obligations under the Notes and the performance of all other Obligations of the Issuer and the Note Guarantors under this Indenture, the Notes, the Note Guarantees and the Security Documents are secured by the Collateral.

(b) The Parent Guarantor will use commercially reasonable efforts to cause Enduro SpA and Emeco Holdings South America SpA to provide security over their property no later than the date that is 365 days after the Issue Date. Until Enduro SpA or Emeco Holdings South America SpA grants security over its property, none of its property will form part of the Collateral. If after the Issue Date any Person becomes a Note Guarantor as contemplated by this Indenture, the Issuer and/or any Note Guarantor which owns the Equity Interest of such Note Guarantor, as applicable shall cause such Note Guarantor to, and such Note Guarantor will, execute and deliver to the Trustee and the Collateral Agent such amendments to the Security Documents or Additional Security Documents, and take such other actions, as may be necessary to create and perfect (in each applicable jurisdiction or comply with any equivalent requirement)

in favor of the Security Trustee, for the benefit of the beneficiaries under the Amended Security Trust Deed, under the laws of each applicable jurisdiction, (i) a first priority pledge of the Equity Interests of such Note Guarantor owned by the Issuer or such Note Guarantor (subject to Permitted Collateral Liens and the Amended Security Trust Deed) and (ii) a first priority security interest (subject to Permitted Collateral Liens and the Amended Security Trust Deed) in all or substantially all of the assets of such Note Guarantor, in each case except to the extent that such Equity Interests or assets constitute Excluded Property or such Equity Interests or assets have already been pledged to the Security pursuant to the terms of this Indenture, provided, however, that notwithstanding the foregoing, such a Note Guarantor shall not be obligated to grant security to the extent such a grant of such security would reasonably be expected to give rise to or result in a violation of applicable law, regulation or order of a regulator which, in any case, cannot be prevented or otherwise be avoided through measures reasonably available to the relevant Note Guarantor or any liability for the officers, directors or shareholders of the relevant security provider.

(c) The Issuer and the Note Guarantors hereby agree that the Security Trustee shall hold the Collateral on trust for the benefit of all of the beneficiaries under the Amended Security Trust Deed (including the Holders, the Trustee and the holders of Payment Priority Obligations and permitted Pari Passu Debt) pursuant to the terms of the Amended Security Trust Deed and the other Security Documents and the Security Trustee and the Trustee are hereby authorized to execute and deliver the Amended Security Trust Deed and the other Security Documents to which they are a party.

(d) The Issuer and each Note Guarantor shall maintain the Collateral in good condition and repair (wear and tear excepted), pay all applicable taxes and take all reasonable action to preserve and protect the value of the Collateral and shall otherwise comply with all of their obligations under the Amended Security Trust Deed and the other Security Documents.

(e) The Parent Guarantor will not, and will not cause or permit any of its Restricted Subsidiaries that becomes a Note Guarantor to grant to any Person other than the Security Trustee or, if different, the collateral agent under any Payment Priority Obligations or Pari Passu Debt that are subject to the Amended Security Trust Deed, for the benefit of the Trustee and the Holders and the other beneficiaries described in the Security Documents and the Amended Security Trust Deed, and other than with respect to any Permitted Collateral Lien, any interest whatsoever in any of the Collateral, except that the Parent and its Restricted Subsidiaries may Incur Permitted Collateral Liens and the Collateral may be discharged and released in accordance with the Indenture and the Security Documents.

(f) The Issuer and each Note Guarantor shall, at its own expense, do all acts which may be reasonably necessary to enable the Security Trustee to confirm that it holds, for the benefit of the beneficiaries under the Amended Security Trust Deed and the Trustee, duly created, enforceable and perfected (where applicable) Liens and security interests in the Collateral (subject to Permitted Collateral Liens) to the extent required by this Indenture and the Security Documents.

(g) The Trustee shall not be responsible for and makes no representation as to the existence, genuineness, sufficiency, value or protection of any Collateral, for the legality, effectiveness or sufficiency of any Security Document, or for the creation, perfection, priority, sufficiency or protection of any liens securing the Notes.

(h) For the avoidance of doubt, nothing herein shall require the Trustee to file financing statements or continuation statements, or be responsible for maintaining the security interests purported to be created as described herein except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder or under any other Transaction Document and such responsibility shall be solely that of the Issuer.

(i) The Trustee is hereby directed to execute the Amended Security Trust Deed substantially in the form of Exhibit H and any documentation required for the Trustee and the Holders to become beneficiaries under the Amended Security Trust Deed.

Section 11.02 Cooperation with the Security Trustee.

(a) In the event the Trustee receives a written request from the Security Trustee as to the name and address of, and the aggregate principal amount of Notes held by, or other amounts owing to, any Holder of the Notes, the Trustee shall promptly furnish such information to the Security Trustee.

(b) The Trustee will provide to the Security Trustee within a reasonable time upon request, (i) a statement signed by the Trustee setting out the Secured Money (as defined in the Amended Security Trust Deed) owing under this Indenture and the Notes to Holders (including, if applicable, the relevant currency and amounts in which the Secured Money are denominated) as at the date of the statement or as at any other date requested by the Security Trustee; and (ii) any information reasonably requested by the Security Trustee in respect of the calculation of the amounts referred to in clause (i) under this Section 11.02(b).

(c) The Trustee will notify the Security Trustee of the account into which the Security Trustee shall distribute any Secured Money (as defined in the Amended Security Trust Deed) received or recovered for its account by the Security Trustee.

(d) The Trustee shall do all things reasonably requested by the Security Trustee to enable the Security Trustee to carry out its rights and responsibilities with respect to the Trustee and the Noteholders hereunder under the Security Documents.

Section 11.03 Rights of Holders as Beneficiaries under the Amended Security Trust Deed.

(a) The Trustee is aware of, and acknowledges and agrees to the terms of, the Amended Security Trust Deed and acknowledges that it is a Beneficiary under, and as defined in the Amended Security Trust Deed, in its own capacity and in its capacity as trustee on behalf of the Holders.

(b) If the Security Trustee requests that the Trustee provide it with any instruction or direction of the Holders regarding any matter covered by the Amended Security Trust Deed in relation to:

(i) the rights and responsibilities of the Trustee in its capacity as trustee of the Holders under the Amended Security Trust Deed;

(ii) the Exposure (as defined in the Amended Security Trust Deed) of, or Secured Money (as defined in the Amended Security Trust Deed) owing to, the Trustee in its capacity as a Beneficiary on behalf of the Holders under the Amended Security Trust Deed, the Trustee will communicate to the Security Trustee any instructions received in accordance with this Indenture.

(c) Solely for the purposes of determining whether instructions or directions have been obtained by the Security Trustee from the Instructing Group or the Majority Senior Secured Creditors (as each term is defined in the Amended Security Trust Deed) for the purposes of the Amended Security Trust Deed, if

(i) the Security Trustee seeks instructions from the Trustee in the Trustee’s capacity as Trustee on behalf of the Holders under the Amended Security Trust Deed (an “STD Instruction”), and the Trustee requests the Holders to give directions to, or instruct the Trustee on, the STD Instruction that the Trustee should deliver to the Security Trustee in the Trustee’s capacity as Trustee on behalf of the Holders under the Amended Security Trust Deed from time to time (a “Holder Instruction”); and

(ii) if

(1) a threshold is specified in this Indenture in respect of Holder approval of the matter to which the Holder Instruction relates and the Trustee receives votes, notices, directions or instructions from Holders which satisfy that threshold; or

(2) no threshold is specified in this Indenture in respect of Holder approval of the matter to which the Holder Instruction relates and the Trustee receives votes, notices, directions or instructions from the Holders of at least a Majority in aggregate principal amount of the then outstanding Notes,

(the votes, notices, directions or instructions referred to in paragraphs (1) or (2) above being “Passed Instructions”), then, irrespective of the proportion of Holders that vote or give notices, directions or instructions (as applicable) in favour of the Passed Instructions, the Trustee will give the Security Trustee an STD Instruction in accordance with the Passed Instructions and that STD Instruction will be deemed to be made by Beneficiaries (as defined in the Amended Security Trust Deed) whose aggregate Exposures (as defined in the Amended Security Trust Deed) together equal the total of all amounts due for payment, or which will or may become due for payment in connection with Note Documents (as defined in the Amended Security Trust Deed) (including any transactions contemplated by it), to all the Holders.

(d) A Holder may not give an instruction or direction independently to the Security Trustee in respect of the Exposure of the Trustee in its capacity as trustee of the Holders.

Section 11.04 Authorization of Actions To Be Taken.

(a) Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms and conditions of each Security Document, as originally in effect and as amended, restated, amended and restated, renewed, modified, supplemented or replaced from time to time in accordance with its terms or the terms of this Indenture, authorizes and directs the Trustee to authorize the Security Trustee to enter into the Security Documents to which it is a party, authorizes and empowers the Trustee and the Security Trustee to enter into the Amended Security Trust Deed and authorizes and empowers the Trustee and the Security Trustee to bind the Holders of Notes pursuant to the terms of the Amended Security Trust Deed, make the representations of the Holders set forth therein and to perform their respective obligations and exercise their respective rights and powers under the Security Documents.

(b) The Trustee is authorized and empowered to receive for the benefit of the Holders of Notes any funds collected or distributed under the Security Documents to which the Trustee is entitled pursuant to the terms of the Amended Security Trust Deed and to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture.

(c) Subject to the Amended Security Trust Deed, the Trustee is authorized and empowered which authorizations shall not constitute a duty absent direction of the Holders to institute and maintain, or direct the Security Trustee to institute and maintain, such suits and proceedings as it may deem expedient to protect or enforce the Liens of the Security Documents or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of the Security Documents.

Section 11.05 Release of Collateral.

(a) The Issuer and the Note Guarantors will be entitled to the release of the Liens over property and other assets constituting Collateral securing the Notes under any one or more of the following circumstances:

(1) in connection with any sale or other disposition of assets which are subject to such Liens to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary of the Parent Guarantor, if the sale or other disposition does not violate the provisions of this Indenture described under Section 4.11;

(2) in part, if the Parent Guarantor designates any Restricted Subsidiary to be an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture, the release of the Capital Stock of such Unrestricted Subsidiary;

(3) upon repayment in full of the Notes;

(4) upon legal defeasance, covenant defeasance or satisfaction and discharge of this Indenture as provided under Article 8;

(5) in connection with an enforcement sale pursuant to the Security Documents;

(6) as otherwise not prohibited by this Indenture or the Security Documents; or

(7) as described under Article 9.

(b) A release of any portion of the Collateral pursuant to the provisions of this Indenture and the Security Documents shall not be deemed to impair the security interest on the remaining Collateral under this Indenture or the Security Documents.

(c) The Issuer (or relevant Note Guarantor) will furnish to the Trustee (or its agent) and the Security Trustee, prior to each proposed release of such Collateral pursuant to the Security Documents and/or this Indenture, an Officers’ Certificate or an Opinion of Counsel to the effect that all conditions to the release of such Collateral has been complied with, as required; provided, however, in no event (except in the event where an action with respect to such release is required of the Trustee) shall this Indenture or any Security Document require an Officers’ Certificate or an Opinion of Counsel for the release of a Lien on Collateral that is sold or pledged in the ordinary course of business to the extent such sale or pledge is not prohibited by this Indenture or the Security Documents (which Collateral shall be deemed automatically released upon any such sale) and provided further that the Trustee shall not be required to make any inquiries as to compliance with transactions made in accordance with this proviso.

Section 11.06 Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 11 upon the Issuer with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Issuer or of any officer or officers thereof required by the provisions of this Article 11; and if the Trustee or the Security Trustee shall be in the possession of the Collateral under any provision of this Indenture or the Security Documents, then such powers may be exercised by the Trustee or the Security Trustee, as the case may be.

Section 11.07 Amended Security Trust Deed Controls.

Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Security Trustee pursuant to the Security Documents and all rights and obligations of the Trustee hereunder are expressly subject to the Amended Security Trust Deed and (ii) the exercise of any right or remedy by the Trustee hereunder is subject to the limitations and provisions of the Amended Security Trust Deed. In the event of any conflict or inconsistency between the terms of the Amended Security Trust Deed and the terms of this Indenture, the terms of the Amended Security Trust Deed shall govern.

Section 11.08 Recording and Opinions.

Subject to Section 11.04, as required by the provisions of the Security Documents, the Issuer shall take all action required to perfect, maintain, preserve and protect the Lien on and security interest in the Collateral granted by the Security Documents (subject only to Permitted Liens) in such manner and in such places as may be required by law fully to preserve and protect the rights of the Holders and the Trustee under this Indenture and the Security Documents to all property comprising the Collateral. The Issuer shall from time to time promptly pay all financing statement, continuation statement and registration and/or filing fees, charges and taxes relating to this Indenture and the Security Documents, any amendments thereto and any other instruments of further assurance required hereunder or pursuant to the Security Documents. The Trustee shall have no obligation to, nor shall it be responsible for any failure to, so register, file or record.

The Issuer shall comply with Section 314(b) of the Trust Indenture Act and furnish to the Trustee promptly after the execution and delivery of the Indenture and within three months after each anniversary of the Issue Date an Opinion of Counsel, dated as of such date, stating either that (i) in the opinion of such counsel, all action has been taken (and stating what actions, if any, are necessary to be taken within the next calendar year) with respect to the recording, registering, filing, re-recording, re-registering and refiling of this Indenture and the Security Documents, financing statements, continuation statements or other instruments of further assurance as is necessary to maintain the Liens intended to be created by the Security Documents and reciting the details of such action or (ii) in the opinion of such counsel, no such action is necessary to maintain such Liens.

Section 11.09 Certificates of the Issuer.

To the extent applicable, the Issuer shall comply (or cause compliance) with Section 313(b) of the Trust Indenture Act, relating to reports, and Section 314(d) of the Trust Indenture Act, relating to the release of property or securities from the lien and security interests of the Security Documents and relating to the substitution therefor of any property or securities to be subjected to the lien and security interest of the Security Documents.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Notices. (a) All notices or demands required or permitted by the terms of the Notes or this Indenture to be given to or by the Holders are required to be in writing and may be given or served by being sent by prepaid courier or by being deposited, first-class postage prepaid (registered or certified, return receipt requested), in the United States mail, if intended for the Issuer or any Note Guarantor or the Trustee, addressed to the Issuer, such Note Guarantor or the Trustee as the case may be at the address below and, if intended for any Holder, addressed to such Holder at such Holder’s last address as it appears in the Register (or otherwise delivered to such Holders in accordance with applicable DTC, Euroclear or Clearstream procedures). Copies of any notice or communication to a Holder, if given by the Issuer, will be mailed or delivered to the Trustee at the same time. Defect in mailing or delivery of a notice or communication to any particular Holder shall not affect its sufficiency with respect to other Holders. Any reports prepared in accordance with Section 7.13 shall be transmitted in accordance with Section 313(c) of the Trust Indenture Act.

All notices or demands required or permitted by the terms of the Notes or this Indenture to be given by the Issuer, any Note Guarantor or the Trustee to the others are required to be in writing and may be given by being sent by prepaid courier or by first class mail (registered or certified, return receipt requested) or facsimile transmission to the others address:

If to the Issuer or any Note Guarantor:

c/o Emeco Holdings Limited

Level 3, 71 Walters Drive

Osborne Park, Western Australia, 6017, Australia

Attention: Thao Pham

Facsimile Number: +618 9420 0205

If to the Trustee:

101 Barclay Street

Floor 21 West

New York, New York 10286

United States of America

Attention: Corporate Trust Administration

Fax No.: +1 (212) 815-5366

with copies to:

The Bank of New York Mellon

Level 2, 1 Bligh Street

Sydney NSW 2000

Australia

Facsimile: +61 2 9260 6009

Attention: Client Services Group

The Issuer, any Note Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

(b) All notices or demands shall be deemed to have been given at the time delivered by hand, if personally delivered; on the first date of which publication is made, if by publication; if by first-class postage prepaid mail, five Business Days after being deposited in the mail; if by courier, the next Business Day after delivery to the courier, if sent by overnight air courier guaranteeing next Business Day delivery; provided that any notice to the Trustee shall be effective only upon receipt.

(c) Where this Indenture provides for notice, the notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and the waiver shall be the equivalent of the notice. Waivers of notice by Holders must be provided to the Trustee, but providing such waiver to the Trustee is not a condition precedent to the validity of any action taken in reliance upon such waivers.

(d) Notwithstanding any other provision, where this Indenture provides for any notice or demand to any Holder of an interest in a Global Note, such notice or demand shall be deemed to have been sufficiently given or served when delivered to the Depositary in accordance with the applicable procedures of the Depositary.

Section 12.02 Certificate and Opinion as to Conditions Precedent. (a) Upon any request or application by the Issuer to the Trustee to take any action under this Indenture, the Issuer shall furnish to the Trustee at the Trustee’s request:

(i) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been satisfied;

(ii) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been satisfied;

(iii) an incumbency certificate giving the names, titles and specimen signatures of Authorized Officers for any such Authorized Officers who have not previously provided specimen signatures to the Trustee; and

(iv) to the extent required to comply with Section 314(c) of the Trust Indenture Act, a certificate or opinion by an accountant that complies with such section.

(b) In any case where several matters are required to be certified by, or covered by an Opinion of Counsel of, any specified Person, it is not necessary that all such matters be certified by, or covered by the Opinion of Counsel of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an Opinion of Counsel with respect to some matters and one or more such Persons as to other matters, and any such Person may certify or give an Opinion of Counsel as to such matters in one or several documents.

(c) Any Officers’ Certificate of the Issuer or any Note Guarantor may be based, insofar as it relates to legal matters, upon an Opinion of Counsel, unless such Officer knows, or in the exercise of reasonable care should know, that such Opinion of Counsel with respect to the matters upon which his certificate is based are erroneous. Any Opinion of Counsel may be based, and may state that it is so based, insofar as it relates to factual matters, upon a certificate of, or representations by, an officer or officers of the Issuer or a Note Guarantor stating that the information with respect to such factual matters is in the possession of the Issuer or such Note Guarantor, as the case may be, unless such counsel knows, or in the exercise of reasonable care should know, that the certificate or representations with respect to such matters are erroneous.

(d) Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

Section 12.03 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture must include:

(a) a statement that each person signing the certificate or opinion has read the covenant or condition and the related definitions;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statement or opinion contained in the certificate or opinion is based;

(c) a statement that, in the opinion of each such person, that person has made such examination or investigation as is necessary to enable the person to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether or not, in the opinion of each such person, such condition or covenant has been complied with, provided, however, that an Opinion of Counsel may rely on an Officers’ Certificate or certificates of public officials with respect to matters of fact.

Section 12.04 Communication by Holders with Other Holders. Holders may communicate pursuant to Section 312(b) of the Trust Indenture Act with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Registrar and any other Person shall have the protection of Section 312(c) of the Trust Indenture Act.

Section 12.05 Payment Date Other Than a Business Day. If any payment with respect to a payment of any principal of, premium, if any, or interest on any Note (including any payment to be made on any date fixed for redemption or purchase of any Note) is due on a day which is not a Business Day in the relevant place of payment or in the place of business of the Trustee, then the payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such date, and no interest shall accrue for the intervening period.

Section 12.06 Governing Law, Consent to Jurisdiction; Waiver of Jury Trial, Waiver of Immunities. (a) Each of the Notes, the Note Guarantees and this Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) The Issuer and each of the Note Guarantors hereby irrevocably and unconditionally submits to the non-exclusive, personal jurisdiction of any New York state or United States federal court located in the Borough of Manhattan, The City of New York in connection with any suit, action or proceeding arising out of or relating to this Indenture, any Note or any Note Guarantee or any transaction contemplated hereby or thereby. The Issuer and each of the Note Guarantors irrevocably and unconditionally waive, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO, AND EACH HOLDER AND BENEFICIAL OWNER, BY ACCEPTANCE OF THE NOTES, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY. To the extent that the Issuer or any Note Guarantor, as the case may be, has or hereafter may acquire any sovereign or other immunity from jurisdiction of any court or from any legal process with respect to itself or its property, the Issuer or such Note Guarantor, as the case may be, irrevocably waives such immunity in respect of its obligations hereunder or under any Note or any Note Guarantee, as applicable. The Issuer and each of the Note Guarantors agree that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon the Issuer or the Note Guarantor, as the case may be, and, to the extent permitted by applicable law, may be enforced in any court to the jurisdiction of which the Issuer or any of the Note Guarantors, as the case may be, is subject by a suit upon such judgment or in any manner provided by law, provided, however, that service of process is effected upon the Issuer or any of the Note Guarantors, as the case may be, in the manner specified in the following subsection or as otherwise permitted by applicable law.

(c) As long as any of the Notes remain outstanding, the Issuer and each of the Note Guarantors shall at all times have an authorized agent in the City of New York, upon whom process may be served in any legal action or proceeding arising out of or relating to this Indenture, any Note or any Note Guarantee. Service of process upon such agent and written notice of such service mailed or delivered to the Issuer or any Note Guarantor, as the case may be, shall to the fullest extent permitted by applicable law be deemed in every respect effective service of process upon the Issuer or such Note Guarantor, as the case may be, in any such legal action or proceeding. Each of the Issuer and the Note Guarantors hereby appoints National Corporate Research Ltd. as its agent for such purpose, and covenants and agrees that service of process in any suit, action or proceeding may be made upon it at the office of such agent at 10 E. 40th Street, 10th Floor, New York, NY 10016. Notwithstanding the foregoing, the Issuer or any Note Guarantor may, with prior written notice to the Trustee, terminate the appointment of National Corporate Research Ltd. and appoint another agent for the above purposes so that the Issuer and the Note Guarantors shall at all times have an agent for the above purposes in the City of New York. The Issuer and each of the Note Guarantors hereby agree to take any and all action as may be necessary to maintain the designation and appointment of an agent in full force and effect until the Final Maturity Date (or earlier, if the Notes are prepaid in full).

(d) The Issuer and each of the Note Guarantors hereby irrevocably waives, to the fullest extent permitted by applicable law, any requirement or other provision of law, rule, regulation or practice which requires or otherwise establishes as a condition to the institution, prosecution or completion of any suit, action or proceeding (including appeals) arising out of or relating to this Indenture or any Note or any Note Guarantee, the posting of any bond or the furnishing, directly or indirectly, of any other security.

Section 12.07 No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret another indenture or loan or debt agreement of the Issuer or any Subsidiary of the Issuer, and no such indenture or loan or debt agreement may be used to interpret this Indenture. In addition, no other agreement or document may be used to interpret this Indenture with regard to any rights, duties or obligations of the Trustee created hereunder.

Section 12.08 Successors. All agreements of the Issuer and any Note Guarantor in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture and the Notes shall bind its successors.

Section 12.09 Duplicate Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 12.10 Separability. In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.11 Table of Contents and Headings. The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and in no way modify or restrict any of the terms and provisions of this Indenture.

Section 12.12 No Personal Liability of Directors, Officers or Employees. No director, officer, manager or employee of the Issuer or any Note Guarantor will have any liability for any obligations of the Issuer or any Note Guarantor under the Notes, any Note Guarantee or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.13 Force Majeure. Notwithstanding anything to the contrary in this Indenture or in any other transaction document, neither the Trustee nor any Agent shall be liable for any loss or damage, or any failure or delay in the performance of its obligations hereunder if it is prevented from so performing its obligations by any reason which is beyond the control of the Trustee or any Agent, including, but not limited to, any existing or future law or regulation, any existing or future act of governmental authority, “Act of God,” flood, war whether declared or undeclared, terrorism, riot, rebellion, civil commotion, strike, lockout, other industrial action, general failure of electricity or other supply, aircraft collision, technical failure, accidental or mechanical or electrical breakdown, computer failure or failure of any money transmission system.

Section 12.14 USA Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this agreement agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the USA Patriot Act.

Section 12.15 Anti-Money Laundering and Terrorism. Each of the Trustee and the Paying and Transfer Agent may take and instruct any delegate to take any action which they in their discretion (acting properly in accordance with applicable laws and the Trustee’s and the Paying and Transfer Agent’s internal policies and guidelines) consider necessary so as to comply with any applicable law, regulation, request of a public or regulatory authority which relates to the prevention of fraud, money laundering, terrorism or other criminal activities or the provision of financial and other services to sanctioned persons or entities. Such action may include but is not limited to the interception and investigation of transactions on the Issuer’s accounts

(particularly those involving the international transfer of funds) including the source of the intended recipient of funds paid into or out of the Issuer’s accounts. To the extent permitted by applicable law and regulation, the Trustee or the Paying and Transfer Agent, as the case may be, shall notify the Issuer as soon as possible of the existence of any such circumstance prior to taking any action, provided, however, that if it is not possible to provide such notice prior to the taking of such action, such notice shall be provided as soon as possible thereafter.

Section 12.16 FATCA.

Each Holder or holder of an interest in a Note, by acceptance of such Note or such interest therein, agrees that the Trustee has the right to withhold any amounts of interest (properly withholdable under law and without any corresponding gross-up) payable to a Noteholder or holder of an interest in a Note that fails to provide upon written request any the Noteholder Tax Identification Information and, to the extent FATCA Withholding Tax is applicable, the Noteholder FATCA Information.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first written above.

[Remainder of this page is intentionally left blank]

Indenture – Signature Pages

SIGNED for and on behalf of EMECO PTY LIMITED by a duly appointed attorney in the presence of:	) ) ) ) ) ) ) ) )

Signature of witness		Signature of attorney (I have no notice of revocation of the power of attorney under which I sign this document)

Name of witness (block letters)		Name of attorney (please print)

Indenture – Signature Pages

SIGNED for and on behalf of EHL CORPORATE PTY LIMITED by a duly appointed attorney in the presence of:	) ) ) ) ) ) ) ) )

Signature of attorney (I have no notice of revocation of the power of attorney under which I sign this document)
Signature of witness

Name of attorney (please print)
Name of witness (block letters)

Indenture – Signature Pages

SIGNED for and on behalf of EMECO HOLDINGS LIMITED by a duly appointed attorney in the presence of:	) ) ) ) ) ) ) ) )

Signature of witness		Signature of attorney (I have no notice of revocation of the power of attorney under which I sign this document)

Name of attorney (please print)
Name of witness (block letters)

Indenture – Signature Pages

SIGNED for and on behalf of	) ) ) ) ) ) ) ) )
EMECO PARTS PTY LTD by a duly
appointed attorney in the presence of:

Signature of witness		Signature of attorney (I have no notice of
revocation of the power of attorney under which I
sign this document)

Name of witness (block letters)		Name of attorney (please print)

Indenture – Signature Pages

SIGNED for and on behalf of	) ) ) ) ) ) ) ) )
EMECO FINANCE PTY LTD by a
duly appointed attorney in the presence
of:

Signature of attorney (I have no notice of
Signature of witness		revocation of the power of attorney under which I
sign this document)

Name of attorney (please print)
Name of witness (block letters)

Indenture – Signature Pages

EMECO CANADA LIMITED

By:
Name:
Title:

Indenture – Signature Pages

SIGNED for and on behalf of	) ) ) ) ) ) ) ) )
EMECO INTERNATIONAL PTY
LIMITED by a duly appointed attorney
in the presence of:

Signature of attorney (I have no notice of
Signature of witness		revocation of the power of attorney under which I
sign this document)

Name of attorney (please print)
Name of witness (block letters)

Indenture – Signature Pages

Signed Sealed and Delivered for
ENUDRO SPA by its authorized officers

Authorized Officer’s Signature	Authorized Officer’s Signature

Print Name
Print Name

Indenture – Signature Pages

Signed Sealed and Delivered for
EMECO HOLDINGS SOUTH
AMERICA SPA by its authorized officers

Authorized Officer’s Signature
Authorized Officer’s Signature

Print Name	Print Name

Indenture – Signature Pages

EMECO EQUIPMENT (USA) LLC

By:
Name:
Title:

Indenture – Signature Pages

THE BANK OF NEW YORK MELLON, as Trustee

By:
Name:
Title:

Indenture – Signature Pages

SCHEDULE I

Initial Note Guarantors

Note Guarantor	Jurisdiction

Emeco Holdings Limited	Australia

Emeco Canada Limited	Canada

Emeco International Pty Limited	Australia

EHL Corporate Pty Limited	Australia

Emeco Parts Pty Limited	Australia

Emeco Finance Pty Limited	Australia

Enduro SpA	Chile

Emeco Holdings South America SpA	Chile

Emeco Equipment (USA) LLC	Delaware

Sch B-1

SCHEDULE II

Acceding Note Guarantors

Orionstone Holdings Pty Ltd	Australia

Orionstone Pty Ltd	Australia

Ironstone Group Pty Ltd	Australia

Orion (WA) Pty Ltd	Australia

RPO Australia Pty Ltd	Australia

Andy’s Earthmovers (Asia Pacific) Pty Ltd	Australia

Sch B-2

EXHIBIT A

FORM OF FACE OF NOTE

EMECO PTY LIMITED

THIS SECURITY IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

[INCLUDE IF SECURITY IS A RESTRICTED SECURITY (UNLESS, PURSUANT TO SECTION 2.04(d) OF THIS INDENTURE, THE ISSUER DETERMINES AND CERTIFIES TO THE TRUSTEE THAT THE LEGEND MAY BE REMOVED) - NEITHER THIS GLOBAL NOTE NOR ANY BENEFICIAL INTEREST HEREIN HAS BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) TO THE COMPANY, (2) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN ACCOUNT OR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER OR BUYERS IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (3) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (4) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (5) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS.

THE HOLDER HEREOF, BY PURCHASING THIS SECURITY, REPRESENTS AND AGREES FOR THE BENEFIT OF THE COMPANY, THE NOTE GUARANTORS AND THE TRUSTEE THAT IT IS (1) A QUALIFIED INSTITUTIONAL BUYER OR (2) NOT A U.S. PERSON AND IS OUTSIDE THE UNITED STATES WITHIN THE MEANING OF (OR AN ACCOUNT SATISFYING THE REQUIREMENTS OF PARAGRAPH (K)(2) OF RULE 902 UNDER) REGULATION S UNDER THE SECURITIES ACT. IN ANY CASE THE HOLDER HEREOF WILL NOT, DIRECTLY OR INDIRECTLY, ENGAGE IN ANY HEDGING TRANSACTION WITH REGARD TO THIS SECURITY EXCEPT AS PERMITTED BY THE SECURITIES ACT.]

[IF THE SECURITY IS A REGULATION S SECURITY, THEN INSERT - THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED, SOLD OR DELIVERED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON, UNLESS SUCH NOTES ARE REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF IS AVAILABLE. THE FOREGOING SHALL NOT APPLY FOLLOWING THE EXPIRATION OF FORTY DAYS FROM THE LATER OF (I) THE DATE ON WHICH THESE NOTES WERE FIRST OFFERED AND (II) THE DATE OF ISSUANCE OF THESE NOTES.]

[THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”). A HOLDER MAY, UPON REQUEST, OBTAIN FROM THE COMPANY THE NOTE’S ISSUE PRICE, ISSUE DATE, AMOUNT OF OID AND YIELD TO MATURITY BY CONTACTING [ADD].]

EMECO PTY LIMITED

9.25% SENIOR SECURED NOTE DUE 2022

US$

No. [    ]1 [R-    ]2

CUSIP No.:

ISIN No.:

Emeco Pty Limited, a company incorporated under the laws of the Commonwealth of Australia (the “Issuer”), for value received, hereby promises to pay to                      or its registered permitted assigns, upon surrender hereof the principal sum of                      (US$        ) [as revised by the Schedule of Exchanges of Notes attached hereto (which, when taken together with the principal amounts of all other outstanding Notes, shall initially equal US$[●] in the aggregate, provided, however, that the Issuer may from time to time or at any time, without the consent of the Holders of the Notes, issue Additional Notes in accordance with the terms of the Indenture, which Additional Notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the Notes)]3, on [●], 2022.

Interest Rate: 9.25% per annum.

Interest Payment Dates: January 31 and July 31 of each year, commencing July 31, 2017, and the Final Maturity Date.

Interest Record Dates: (i) January 15 and July 15 and (ii) with respect to the Final Maturity Date, the date that is 15 days immediately prior to the Final Maturity Date.

Reference is hereby made to the further provisions set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Note shall not be valid or obligatory until the certificate of authentication hereon shall have been duly signed by the Trustee (or Authenticating Agent) acting under the Indenture.

[1]	Insert for Regulation S Global Notes.
[2]	Insert for Restricted Global Notes.
[3]	Insert for Global Notes.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

Date:

SIGNED for and on behalf of	) ) ) ) ) ) ) ) )
EMECO PTY LIMITED by a duly
appointed attorney in the presence of:

Signature of witness		Signature of attorney (I have no notice of
revocation of the power of attorney under which I
sign this document)

Name of witness (block letters)
Name of attorney (please print)

Certificate of Authentication

This is one of the 9.25% Senior Secured Notes due 2022 described in the Indenture referred to in this Note.

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

FORM OF REVERSE OF NOTE

EMECO PTY LIMITED

9.25% Senior Secured Notes due 2022

1. Principal and Interest.

The Issuer promises to pay the principal of this Note on [●], 2022.

The Issuer promises to pay interest on the principal amount of this Note on each Interest Payment Date, as set forth on the face of this Note, at the rate of 9.25% per annum. The Issuer promises to pay interest on overdue principal at 1% per annum in excess of the above rate and to pay interest on overdue installments of interest at such higher rate to the extent lawful.

Interest (except defaulted interest) will be payable semiannually and at the Final Maturity Date in arrears to the Holder of record of this Note at the close of business on the Interest Record Date immediately preceding each Interest Payment Date.

Interest on this Note will accrue from the most recent date to which interest has been paid on this Note (or, if there is no existing Default in the payment of interest, and if this Note is authenticated between a regular Interest Record Date and the next following Interest Payment Date, from such Interest Payment Date) or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

In any case in which the date of the payment of principal of, premium on or interest on the Notes is not a Business Day in the relevant place of payment or in the place of business of the Paying and Transfer Agent, then payment of such principal, premium or interest need not be made on such date but may be made on the next succeeding Business Day. Any payment made on such Business Day shall have the same force and effect as if made on the date on which such payment is due, and no interest on the Notes shall accrue for the period after such date.

If the Issuer defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate stated herein. The Issuer will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuer will fix or caused to be fixed each such special record date and payment date; provided, however, that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuer (or, upon written request of the Issuer, the Trustee in the name and at the expense of the Issuer) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

2. Indenture; Note Guarantees.

This is one of the Notes issued under the Indenture, dated as of [●], 2017 (as amended, modified and supplemented from time to time, the “Indenture”), among Emeco Pty

Limited, a company incorporated under the laws of the Commonwealth of Australia (the “Issuer”), the Note Guarantors from time to time party thereto (the “Note Guarantors”) and The Bank of New York Mellon, as Trustee. Capitalized terms used herein are used as defined in the Indenture unless otherwise indicated. The Notes are subject to all such terms, and the Holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement of all such terms and those made part of the Indenture by reference to the Trust Indenture Act. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture will control.

The Notes are general obligations of the Issuer. The Indenture provides for the issuance from time to time of Additional Notes, and the Notes issued on the Issue Date and any Additional Notes will, to the extent outstanding on the relevant date, vote together for all purposes as a single class.

The payment by the Issuer of the principal of or interest on this Note is guaranteed by the Note Guarantors as set forth in the Indenture.

3. Redemption for Changes in Taxes.

The Issuer may redeem the Notes, in whole but not in part, at its discretion at any time upon giving not less than 30 nor more than 60 days’ prior notice to the Holders in accordance with Section 3.03(c) of the Indenture (which notice will be irrevocable) at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed by the Issuer for redemption (a “Tax Redemption Date”) and all Additional Amounts (if any) then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of Holders of record on the relevant Interest Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Tax Redemption Date and Additional Amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of the Notes, the Issuer is or would be required to pay Additional Amounts (but, in the case of any Note Guarantors, only if such amount cannot be paid by the Issuer or another Note Guarantor who can pay such amount, through the use of reasonable measures available to it, without the obligation to pay Additional Amounts) and the Issuer or any Note Guarantor cannot avoid any such payment obligation by taking reasonable measures available, and the requirement arises as a result of:

(1) any change in, repeal of or amendment to, the laws (or any regulations, or rulings promulgated thereunder) of the applicable Relevant Tax Jurisdiction (as defined above) affecting taxation which change, repeal of or amendment becomes effective on or after the Issue Date (or, if the applicable Relevant Tax Jurisdiction has changed since the Issue Date, the date on which the then-current Relevant Tax Jurisdiction became the applicable Relevant Tax Jurisdiction under the Indenture); or

(2) any change in, repeal of or amendment to, the existing official position or the introduction of an official position regarding the application, administration or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice), which change, repeal, amendment, application or interpretation becomes effective on or after the Issue Date (or, if the applicable Relevant Tax Jurisdiction has changed since the Issue Date, the date on which the then-current Relevant Tax Jurisdiction became the applicable Relevant Tax Jurisdiction under the Indenture).

The Issuer will not give any such notice of redemption earlier than 60 days prior to the earliest date on which the Issuer or any Note Guarantor would be obligated to make such payment or withholding if a payment in respect of the Notes were then due, and at the time such notice is given, the obligation to pay Additional Amounts must remain in effect. Prior to the publication or, where relevant, delivery of any notice of redemption of the Notes pursuant to the foregoing, the Issuer will deliver the Trustee an opinion of independent tax expert, such tax expert being an internationally recognized law or accounting firm, to the effect that there has been such change, repeal or amendment which would entitle the Issuer to redeem the Notes under the Indenture. Before the Issuer publishes or delivers notice of redemption of the Notes as described above, it will deliver to the Trustee an Officers’ Certificate to the effect that it or the relevant Note Guarantor cannot avoid its obligation to pay Additional Amounts by the Issuer or the relevant Note Guarantor taking reasonable measures available to it.

The Trustee shall accept such Officers’ Certificate and opinion of the tax expert as sufficient evidence of the existence and satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the Holders.

4. Optional Redemption.

Except as set forth herein, the Issuer will not be entitled to redeem the Notes.

On and after March 31, 2020, the Issuer will be entitled at its option to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days’ notice mailed or otherwise delivered to each Holder in accordance with the applicable procedures of DTC, at the redemption prices (expressed in percentages of principal amount thereof on the redemption date) set forth below, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant Interest Record Date falling on or prior to the date of redemption to receive interest due on the relevant Interest Payment Date), if redeemed during the 12-month period commencing on March 31 in the years set forth below:

Year	Redemption Price

2020	104.625%

2021 and thereafter	100.000%

Prior to March 31, 2020, the Issuer will be entitled at its option to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days’ notice delivered to each Holder by mail or in accordance with the applicable procedures of DTC at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the applicable redemption date (subject to the right of Holders on the relevant Interest Record Date to receive interest due on the relevant Interest Payment Date). Notice of such redemption must be mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

Any time prior to March 31, 2020, the Issuer will be entitled at its option on one or more occasions to redeem the Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount thereof on the date of redemption) of 109.250%, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant Interest Record Date to receive interest due on the relevant Interest Payment Date), with the Net Cash Proceeds from one or more Equity Offerings by the Parent Guarantor; provided, however, that:

(1) at least 65% of such aggregate principal amount of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than the Notes held by the Parent Guarantor or its Subsidiaries); and

(2) each such redemption occurs within 90 days after the date of the closing of such Equity Offering.

If the Issuer is redeeming less than all the Notes at any time, the Trustee will select Notes on a pro rata basis unless otherwise required by law or the Depositary. The Issuer will redeem Notes of US$1,000 or less in whole and not in part. The Issuer will cause notices of redemption to be mailed by first-class mail or delivered in accordance with the applicable procedures of the Depositary at least 30 but not more than 60 days before the redemption date to each Holder to be redeemed at its registered address or in accordance with the applicable procedures of DTC. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. The Issuer will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due and payable at the redemption price on the redemption date, and upon surrender of the Notes called for redemption, the Issuer shall redeem such Notes at the redemption price. On and after the redemption date, interest will cease to accrue on the Notes or portions of them called for redemption.

5. Registered Form; Denominations; Transfer; Exchange.

The Notes are in registered form without coupons in denominations of US$1,000 and any greater integral multiple of US$1. A Holder may register the transfer or exchange of any Notes in accordance with the Indenture, and the Issuer or the Registrar, as applicable, may require a Holder to, among other things, furnish appropriate endorsements and transfer documents and pay any taxes, governmental charges and other fees that may be imposed by applicable law in connection with such registration. During certain periods specified in the Indenture, the Issuer or the Registrar, as applicable, are not required to issue or register the transfer or exchange of any Note or portion of the principal amount thereof.

6. Defaults and Remedies.

If an Event of Default (other than an Event of Default relating to certain bankruptcy or insolvency or similar events as specified in Section 6.01(7) or Section 6.01(8) of the Indenture)

occurs and is continuing, the Trustee, if it has received written notice of such Event of Default, or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Issuer (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the written direction of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued and unpaid interest shall be immediately due and payable. If an Event of Default relating to certain bankruptcy or insolvency events as specified in Section 6.01(7) or Section 6.01(8) of the Indenture occurs, the principal of, premium, if any, and accrued and unpaid interest on the Notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require security and/or indemnity satisfactory to it in its sole discretion before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of at least a Majority in aggregate principal amount of the Notes then outstanding may direct the Trustee in its exercise of remedies.

7. Amendment and Waiver.

Subject to certain exceptions, the Indenture and the Notes may be amended, supplemented or modified, and any default of the Issuer or Note Guarantors waived, with the consent of the Holders of not less than a Majority in aggregate principal amount of the outstanding Notes. Without notice to or the consent of any Holder, the Issuer, the Note Guarantors and the Trustee may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency, or make any other change that does not adversely affect the rights of any Holder.

8. Authentication.

This Note is not valid until the Trustee (or Authenticating Agent) signs the certificate of authentication on the other side of this Note.

9. Governing Law.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

10. Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A/ (= Uniform Gifts to Minors Act).

The Issuer will furnish a copy of the Indenture to any Holder upon written request and without charge.

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have the entire aggregate principal amount of this Note purchased by the Issuer pursuant to a Change of Control Offer under Section 4.10 of the Indenture, a Proceeds Offer made under Section 4.11 of the Indenture or an Excess Cash Offer under Section 4.14 of the Indenture, check the box:    ☐

If you wish to have only a portion of the aggregate principal amount of this Note purchased by the Issuer pursuant to a Change of Control Offer under Section 4.10 of the Indenture, a Proceeds Offer under Section 4.11 of the Indenture or an Excess Cash Offer under Section 4.14 of the of the Indenture, state the principal amount to be purchased below:

US$                             .

Wire transfer instructions for delivery of proceeds from the purchase of this Note are as follows:

[                    ]

Date:

Your Signature:

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

(Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar in accordance with Section 17Ad-15 of the Securities

Exchange Act of 1934, as amended.)

1

[SCHEDULE OF EXCHANGES OF NOTES]

The following changes in the aggregate principal amount of this Global Note have been made:

Initial Principal Amount: US$

Date of Decrease/Increase	Amount of decrease in aggregate principal amount of Notes	Amount of increase in aggregate principal amount of Notes	Outstanding Balance	Signature

2

EXHIBIT B

FORM OF TRANSFER NOTICE

FOR VALUE RECEIVED the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

(Please print or type name and address including zip code of assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Note on the books of the Issuer with full power of substitution in the premises.

In connection with any transfer of this Note, the undersigned hereby confirms that this Note is, in accordance with its terms and the terms of the Indenture, being transferred in accordance with all applicable securities laws of the states of the United States and other jurisdictions and:

[Check One]

☐	(a)	to the Issuer;

☐	(b)	to a person pursuant to and in accordance with Rule 144A under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and accordingly to a person whom the undersigned reasonably believes is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act that is purchasing this Note for its own account (or the account or accounts of another qualified institutional buyer or buyers with respect to which such person exercises sole investment discretion in each case in a transaction meeting the requirements of Rule 144A under the Securities Act;

☐	(c)	this Note is being transferred pursuant to and in accordance with Regulation S under the Securities Act and:

		(A)	the offer of this Note was not made to a Person in the United States; and

		(B)	either:

			(i)	at the time the buy order was originated, the transferee was outside the United States or the undersigned and any person acting on its behalf reasonably believed that the transferee was outside the United States, or

			(ii)	the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the undersigned nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States; and

B-1

		(C)	no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S under the Securities Act, as applicable; and

		(D)	the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; or

☐	(d)	this Note is being transferred in a transaction permitted by Rule 144 under the Securities Act and the undersigned has delivered to the Trustee or the Registrar such additional evidence that the Issuer, any Note Guarantor, the Trustee, the Paying and Transfer Agent or the Registrar may require as to compliance with such available exemption.

If none of the foregoing boxes is checked, the Trustee, the Paying and Transfer Agent or the Registrar, as the case may be, shall not be obligated to register this Note in the name of any person other than the registered holder hereof unless and until the conditions to any such transfer or registration set forth herein and in Section 2.06 of the Indenture shall have been satisfied.

Date:

TO BE COMPLETED BY PURCHASER IF (b) ABOVE IS CHECKED.

The undersigned represents and warrants that (i) it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion, (ii) it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, (iii) it is aware that the sale of this Note to it is being made in reliance on Rule 144A under the Securities Act, (iv) it has received such information regarding the Issuer as it has requested pursuant to Rule 144A under the Securities Act or has determined not to request such information and (v) it is aware that the Transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A under the Securities Act.

Dated:

B-2

EXHIBIT C

FORM OF AUTHORIZATION CERTIFICATE

I, [Name], [Title], acting on behalf of Emeco Pty Limited, a company incorporated under the laws of the Commonwealth of Australia (the “Issuer”) hereby certify that:

(A) the persons listed below are (i) Authorized Officers of the Issuer for purposes of the Indenture dated as of [●], 2017 (as amended, modified or supplemented from time to time, the “Indenture”) among the Issuer, the Note Guarantors party thereto and The Bank of New York Mellon, as trustee; and (ii) the persons who executed or will execute the [Indenture]/[Notes issued on the Issue Date][the Additional Notes issued on [date]][the Guarantee Agreement dated as of [date]] by their manual or facsimile signature or signature in scanned format delivered through e-mail, were, at the time of such execution, duly elected or appointed, qualified and acting as the holder of the office set forth opposite their names; and

(B) each signature appearing below is the person’s genuine signature.

Capitalized terms used herein and not defined have the meaning ascribed to them in the Indenture.

Authorized Officers:

Name	Company	Title	Signature

C-1

IN WITNESS WHEREOF, I have hereunto signed my name.

Date:

SIGNED for and on behalf of	)

EMECO PTY LIMITED by a duly appointed attorney in the presence of:	) )
)
)
Signature of witness	) )	Signature of attorney (I have no notice of revocation of the power of attorney under which I sign this document)
)
Name of witness (block letters))		Name of attorney (please print)

C-2

EXHIBIT D

FORM OF CERTIFICATE TO BE DELIVERED

IN CONNECTION WITH TRANSFERS

PURSUANT TO REGULATION S

DURING THE RESTRICTED PERIOD

[Date]

The Bank of New York Mellon

    as Registrar and Paying and Transfer Agent

Re:	Emeco Pty Limited

9.25% Senior Secured Notes due 2022 (the “Notes”)

Dear Sirs:

Reference is hereby made to the Indenture, dated as of [●], 2017 (the “Indenture”), among Emeco Pty Limited, a company incorporated under the laws of the Commonwealth of Australia (the “Issuer”), the Note Guarantors from time to time party thereto (the “Note Guarantors”) and The Bank of New York Mellon, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

This letter relates to US$         principal amount of Notes which are evidenced by one or more Restricted Global Notes (CUSIP No. [●]) and held with the Depositary in the name of [insert name of transferor] (the “Transferor”). The Transferor has requested a transfer of such beneficial interest in the Notes to a Person (the “Transferee”) who will take delivery thereof in the form of an equal principal amount of Notes evidenced by one or more Regulation S Global Notes (CUSIP No. [●]), which amount, immediately after such transfer, is to be held with the Depositary through Euroclear or Clearstream or both (Common Code).

In connection with such proposed transfer, the Transferor hereby confirms that such transfer has been effected in reliance on the exemption from registration provided by either Rule 903 or Rule 904 of Regulation S promulgated under the Securities Act and, accordingly, we represent that:

(1)	the offer of the Notes was not made to a person in the United States;

(2)	either:

(A)	at the time the buy order was originated, the Transferee was outside the United States or we and any person acting on our behalf reasonably believed that the Transferee was outside the United States; or

(B)	the transaction was executed in, on or through the facilities of a designated offshore securities market and neither we nor any person acting on our behalf knows that the transaction was pre-arranged with a buyer in the United States;

(3)	no directed selling efforts have been made by us in the United States in contravention of Rule 903(b) or Rule 904(b) of Regulation S, as applicable;

(4)	the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; and

(5)	immediately upon completion of the transaction, the beneficial interest being transferred as described above is to be held with the Depositary through Euroclear or Clearstream or both (Common Code).

The Transferor, the Issuer, the Transfer Agent, the Registrar and the Note Guarantors are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Very truly yours,
[Name of Transferor]

By:
Authorized Signature

EXHIBIT E

FORM OF CERTIFICATE TO BE DELIVERED

IN CONNECTION WITH TRANSFERS TO QIBs

[Date]

The Bank of New York Mellon,

     as Registrar and Paying and Transfer Agent

Emeco Pty Limited,

    as Issuer

and

The Note Guarantors (as defined below)

Re:	Emeco Pty Limited (the “Issuer”)

9.25% Senior Secured Notes due 2022 (the “Notes”)

Dear Sirs:

Reference is hereby made to the Indenture (as amended, modified or supplemented from time to time, the “Indenture”) dated as of [●], 2017 among Emeco Pty Limited, a private company limited by shares under the laws of the Commonwealth of Australia (the “Issuer”), the Note Guarantors from time to time party thereto (the “Note Guarantors”) and The Bank of New York Mellon, as trustee (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

This letter relates to US$         million principal amount of Notes which are evidenced by one or more Regulation S Global Notes (CUSIP No. [●]; ISIN No. [●]) and held with the Depositary through Euroclear, Clearstream or both in the name of [insert name of transferor] (the “Transferor”). The Transferor has requested a transfer of such beneficial interest in the Notes to a Person (the “Transferee”) who will take delivery thereof in the form of an equal principal amount of Notes evidenced by one or more Restricted Global Notes (CUSIP No. [●]; ISIN No. [●]).

In connection with such proposed transfer, the Transferee does hereby certify that (i) it is a “qualified institutional buyer” as such term is used in Rule 144A under the Securities Act purchasing the Notes for its own account (or for the account of one or more qualified institutional buyers for which account it exercises sole investment discretion) and (ii) the transfer was made in a transaction meeting the requirements of Rule 144A under the Securities Act.

The Transferor, the Issuer, the Transfer Agent, the Registrar and the Note Guarantors are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

E-1

Very truly yours,
[Name of Transferee or Transferor]

[Name of DTC participant holding such position on behalf of beneficial owner]

By:
Authorized Signature

E-2

EXHIBIT F

FORM OF CERTIFICATE TO BE DELIVERED

IN CONNECTION WITH TRANSFERS TO UNRESTRICTED GLOBAL NOTES

[Date]

The Bank of New York Mellon,

    as Registrar and Paying and Transfer Agent

Emeco Pty Limited,

    as Issuer

and

The Note Guarantors (as defined below)

Re:	Emeco Pty Limited (the “Issuer”)

9.25% Senior Secured Notes due 2022 (the “Notes”)

Dear Sirs:

Reference is hereby made to the Indenture (as amended, modified or supplemented from time to time, the “Indenture”) dated as of [●], 2017 among Emeco Pty Limited, a private company limited by shares under the laws of the Commonwealth of Australia (the “Issuer”), the Note Guarantors from time to time party thereto (the “Note Guarantors”) and The Bank of New York Mellon, as trustee (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

This letter relates to US$         million principal amount of Notes which are evidenced by one or more [Restricted Global Notes][Regulation S Global Notes] (CUSIP No. [●]; ISIN No. [●]) and held with the Depositary through Euroclear, Clearstream or both in the name of [insert name of transferor] (the “Transferor”). The Transferor has requested a transfer of such beneficial interest in the Notes to a Person (the “Transferee”) who will take delivery thereof in the form of an equal principal amount of Notes evidenced by one or more Unrestricted Global Notes (CUSIP No. [●]; ISIN No. [●]).

In connection with such request, and in respect of such Note, the Transferor does hereby certify that such Notes are being transferred in accordance with the transfer restrictions set forth in the Notes and that in connection with the transfer of the Transferor’s beneficial interest in a Restricted Global Note or a Regulation S Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Transferor hereby certifies (i) the beneficial interest is being acquired for the Transferor’s own account without transfer, (ii) such transfer has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Global Notes are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

F-1

The Transferor, the Issuer, the Transfer Agent, the Registrar and the Note Guarantors are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

Very truly yours,
[Name of Transferor]

[Name of DTC participant holding such position on behalf of beneficial owner]

By:
Authorized Signature

F-2

EXHIBIT G

EMECO PTY LIMITED

as the Issuer

and

THE ENTITIES LISTED ON SCHEDULE I HERETO

as Note Guarantors

and

THE BANK OF NEW YORK MELLON

as Trustee

Supplemental Indenture

Dated as of [●], 2017

US$[●] 9.250% Senior Secured Notes due 2022

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of             ,     , among Emeco Pty Limited, a company incorporated under the laws of the Commonwealth of Australia (the “Issuer”), the Note Guarantors listed on Schedule I hereto (the “Note Guarantors”), [insert each new Guarantor executing this Supplemental Indenture and its jurisdiction of incorporation] (each an “Undersigned”) and The Bank of New York Mellon, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Issuer, the Note Guarantors party thereto and the Trustee entered into the Indenture, dated as of [●], 2017 (as amended, modified or supplemented from time to time, the “Indenture”), relating to the Issuer’s 9.25% Senior Secured Notes due 2022 (the “Notes”).

WHEREAS, pursuant to Section 4.09 of the Indenture, upon the occurrence of certain events, the Issuer has agreed to cause certain Restricted Subsidiaries to execute and deliver a supplemental indenture guaranteeing the obligations of the Issuer under the Indenture and the Notes.

WHEREAS, pursuant to Section 4.09 of the Indenture, the Issuer has caused the Undersigned to execute and deliver this Indenture.

WHEREAS, by executing and delivering this Supplemental Indenture, the Undersigned will become a Note Guarantor providing a Note Guarantee.

WHEREAS, this Supplemental Indenture does not require the consent of the Holders to become effective in accordance with Section 9.01(a)(vii) of the Indenture.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2. Each Undersigned, by its execution of this Supplemental Indenture, agrees to become a Note Guarantor under the Indenture pursuant to Section 4.09 thereof and to be bound by all the terms of the Indenture applicable to Note Guarantors, including Section 4.09 and Article 10 thereof. [Insert any applicable guarantee limitations and restrictions in accordance with Section 4.09 and Article 10 of the Indenture.]

Section 3. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 4. This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.

Section 5. This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture will henceforth be read together.

Section 6. The recitals contained herein shall be taken as the statements of the Issuer, the Note Guarantors and the Undersigned, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 7. Notwithstanding anything contained herein, nothing in this Supplemental Indenture shall relieve the Issuer, the Note Guarantors or the Trustee of any of their obligations under the Indenture, as amended and supplemented by this Supplemental Indenture, and the Notes. The Trustee shall not be responsible and shall have no liability for the validity or sufficiency of this Supplemental Indenture. The Issuer and the Note Guarantors acknowledge and agree that the indemnification and other provisions of Section 7.06 of the Indenture shall apply to this Supplemental Indenture and the transactions contemplated herein as if set forth herein.

Section 8. Except as modified by this Supplemental Indenture, all of the provisions of the Indenture shall remain in full force and effect as set forth therein.

Section 9. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Supplemental Indenture by the Trust Indenture Act, the provision required by the Trust Indenture Act shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

SIGNED for and on behalf of	)

EMECO PTY LIMITED by a duly appointed attorney in the presence of:	) )
)
)
Signature of witness	) )	Signature of attorney (I have no notice of revocation of the power of attorney under which I sign this document)
)
Name of witness (block letters))		Name of attorney (please print)

[Insert signature blocks for each Note Guarantor]

[NEW GUARANTOR]

By:
Name:
Title:

Very Truly Yours,

THE BANK OF NEW YORK MELLON, as Trustee

By:
Name:
Title:

SCHEDULE I

TO EXHIBIT G

NOTE GUARANTORS

Note Guarantor	Jurisdiction

[●]

[●]

[●]

[insert any additional Note Guarantors]

EXHIBIT H

FORM OF CERTIFICATE TO BE DELIVERED

IN CONNECTION WITH TRANSFERS

UPON AND FOLLOWING EXPIRATION OF THE RESTRICTED PERIOD

[Date]

The Bank of New York Mellon

    as Registrar and Paying Agent and Transfer Agent

Re:	Emeco Pty Limited

9.25% Senior Secured Notes due 2022 (the “Notes”)

Dear Sirs:

Reference is hereby made to the Indenture, dated as of [●], 2017 (the “Indenture”), among Emeco Pty Limited, a company incorporated under the laws of the Commonwealth of Australia (the “Issuer”), the Note Guarantors from time to time party thereto (together with the Issuer, the “Note Guarantors”) and The Bank of New York Mellon, as Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

This letter relates to US$[●] principal amount of Notes which are evidenced by one or more Restricted Global Notes (CUSIP No. [●]) and held with the Depositary in the name of [insert name of transferor] (the “Transferor”). The Transferor has requested a transfer of such beneficial interest in the Notes to a Person (the “Transferee”) who will take delivery thereof in the form of an equal principal amount of Notes evidenced by one or more Regulation S Global Notes (CUSIP No. [●]).

In connection with such transfer of beneficial interest in the Notes, the Transferee does hereby certify that such sale and transfer has been effected (i) in an offshore transaction meeting the requirements of Rule 903 or Rule 904 of the Securities Act or (ii) pursuant to and in accordance with Rule 144 under the Securities Act and accordingly the Transferee hereby certifies that:

(1)	if the transfer has been effected pursuant to Rule 903 or Rule 904:

(A)	the offer of the Notes was not made to a person in the United States;

(B)	either:

(i)	at the time the buy order was originated, the Transferee was outside the United States or we and any Person acting on the Transferor’s behalf reasonably believed that the Transferee was outside the United States, or

(ii)	the transaction was executed in, on or through the facilities of a designated offshore securities market and neither we nor any person acting on our behalf knows that the transaction was pre-arranged with a buyer in the United States;

H-1

(C)	no directed selling efforts have been made by the Transferor in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable; and

(D)	the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; or

(2)	if the transfer has been effected pursuant to Rule 144, the Notes have been transferred in a transaction permitted by Rule 144.

The Transferor, the Issuer, the Transfer Agent and Registrar and the Note Guarantors are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate not defined herein or in the Indenture have the meanings set forth in Regulation S under the Securities Act.

Very truly yours,
[Name of Transferor]

By:
Authorized Signature

H-2

EXHIBIT I

LIST OF TRANSACTION SECURITY

1.	The document entitled “Borrower Deed of Charge (NSW)” originally dated 18 January 2005 between the Issuer (as chargor) and as assigned (or to be assigned) to the Security Trustee (as chargee);

2.	The document entitled “Group Deed of Charge (NSW)” originally dated 7 February 2005 between each of the parties listed in schedule 1 of that document (as chargors) and as assigned (or to be assigned) to the Security Trustee (as chargee);

3.	The document entitled “Borrower Deed of Charge (Queensland)” originally dated 18 January 2005 between the Issuer (as chargor) and as assigned (or to be assigned) to the Security Trustee (as chargee);

4.	The document entitled “Group Deed of Charge (Queensland)” originally dated 7 February 2005 between each of the parties listed in schedule 1 of that document (as chargors) and as assigned (or to be assigned) to the Security Trustee (as chargee);

5.	The document entitled “Borrower Deed of Charge (South Australia)” originally dated 18 January 2005 between the Issuer (as chargor) and as assigned (or to be assigned) to the Security Trustee (as chargee);

6.	The document entitled “Group Deed of Charge (South Australia)” originally dated 7 February 2005 between each party listed in schedule 1 of that document (as chargors) and as assigned (or to be assigned) to the Security Trustee (as chargee);

7.	The document entitled “Borrower Deed of Charge (Western Australia)” originally dated 18 January 2005 between the Issuer (as chargor) and as assigned (or to be assigned) to the Security Trustee (as chargee);

8.	The document entitled “Group Deed of Charge (Western Australia)” originally dated 7 February 2005 between each party listed in schedule 1 of that document (as chargors) and as assigned (or to be assigned) to the Security Trustee (as chargee);

9.	The document entitled “Borrower Deed of Charge (Victoria, ACT, NT and Offshore)” originally dated 18 January 2005 between the Issuer (as chargor) and as assigned (or to be assigned) to the Security Trustee (as chargee);

10.	The document entitled “Group Deed of Charge (Victoria, ACT, NT and Offshore)” originally dated 7 February 2005 between each party listed in schedule 1 of that document (as chargors) and as assigned (or to be assigned) to the Security Trustee (as chargee);

11.	The document entitled “Borrower Deed of Charge (Future Assets)” originally dated 18 January 2005 between the Issuer (as chargor) and as assigned (or to be assigned) to the Security Trustee (as chargee);

12.	The document entitled “Group Deed of Charge (Future Assets)” originally dated 7 February 2005 between each party listed in schedule 1 of that document (as chargors) and as assigned (or to be assigned) to the Security Trustee (as chargee); and

13.	The document entitled “Group Deed of Charge” originally dated 30 June 2009 between each party listed in schedule 1 of that document (as chargors) and as assigned (or to be assigned) to the Security Trustee (as chargee).

14.	The General Security Deed dated 22 May 2012 granted by each obligor listed therein as at the date it was entered into in favour of (or assigned to) the Security Trustee.

15.	The limited recourse share mortgage dated 18 January 2005 between the Parent Guarantor and the Security Trustee, under which the Parent Guarantor mortgages all of the issued shares in the Issuer, as assigned to the Security Trustee.

16.	The Canadian law pledge agreement dated [●] 2017 granted by the Parent Guarantor assigned in favour of the Security Trustee and amended on or about the Issue Date;

17.	The Canadian law pledge agreement dated on or about the Issue Date pursuant to which the Parent Guarantor pledged the shares it holds in Emeco Canada Limited in favour of the Security Trustee.

18.	The New York law pledge agreement dated on or about the Issue Date pursuant to which the Parent Guarantor pledged the shares it holds in Emeco Equipment (USA) LLC in favour of the Security Trustee.

19.	The Canadian law security agreement dated 4 October 2005 granted by Emeco Canada Limited as amended from time to time, assigned in favour of the Security Trustee and amended on or about the Issue Date.

20.	The Canadian law security agreement dated on or about the Issue Date granted by Emeco Canada Limited in favour of the Security Trustee.

21.	The pledge without conveyance (prenda sin desplazamiento sobre un grupo de bienes) granted by Enduro SpA undated but stamped [25 June 2013] (as amended and restated from time to time).

22.	The New York law pledge and security agreement dated on or about the date of the Issue Date granted by Emeco Equipment (USA) LLC in favour of the Security Trustee.

23.	The General Security Deed dated on or about the Issue Date granted by the obligors listed therein in favour of the Security Trustee.